Exhibit 10.10

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

By and Between

REGENERON PHARMACEUTICALS, INC.

and

DECIBEL THERAPEUTICS, INC.

Dated as of November 15, 2017

TABLE OF CONTENTS

Article 1	DEFINITIONS	1

Article 2	RESEARCH PROGRAM	29

2.1	Research Program	29

2.2	Term of the Research Program	31

2.3	Research Plans; Research Plan Activities	31

2.4	Research Plan Performance	32

2.5	Targets	34

2.6	Exchange of Information and Materials	34

2.7	Regeneron Contributed Technology	35

Article 3	RESEARCH PROGRAM GOVERNANCE	35

3.1	The Joint Research Committee	35

3.2	Alliance Management	38

Article 4	EXCLUSIVITY	38

4.1	Exclusivity	38

4.2	Change of Control and Acquired Competing Programs and Products	38

4.3	Regeneron Exceptions	39

Article 5	LICENSES	40

5.1	License Grants	40

5.2	Licenses to Novel Viral Vector Collaboration Know-How and Patent Rights	41

5.3	Freedom to Operate	42

5.4	No Implied License; Retained Rights	42

5.5	Sublicensing	43

Article 6	REGENERON RIGHT OF FIRST NEGOTIATION	44

i

6.1	Regeneron Right of First Negotiation for ROFN Transactions	44

Article 7	REGENERON DESIGNATION OF OPT-OUT PRODUCTS AND POST-POC OPT-OUT PRODUCTS	46

7.1	Opt-Out Products	46

7.2	Post-POC Opt-Out Products	47

7.3	Cost-Share Products	48

7.4	Transitioning a Cost-Share Product to a Post-POC Opt-Out Product After the Final Election Period	49

7.5	Converting Back to a Cost-Share Product	49

Article 8	GOVERNANCE OF COLLABORATION PRODUCTS AFTER THE RESEARCH PROGRAM	49

8.1	Establishment of the Joint Product Committee	49

8.2	General Purpose and Responsibilities	49

8.3	Specific Responsibilities of the Joint Product Committee	49

Article 9	POST-RESEARCH PROGRAM DEVELOPMENT OF COLLABORATION PRODUCTS	53

9.1	Development of Collaboration Products After the Research Program Term	53

9.2	Development Records	53

9.3	Preparation, Updates and Approval of Development Plans	54

9.4	Development Reports	55

9.5	Split-Field Products; Regeneron Contributed Collaboration Products	56

Article 10	COMMERCIALIZATION OF COLLABORATION PRODUCTS	56

10.1	Commercialization of Collaboration Products	56

10.2	Preparation, Updates, Review and Approval of Commercial Plans	56

10.3	Commercial Reports	57

10.4	Split-Field Products	57

Article 11	CLINICAL AND REGULATORY AFFAIRS FOR COLLABORATION PRODUCTS	57

11.1	Regulatory Responsibilities	57

11.2	Regulatory Events	58

11.3	Split-Field Products	58

11.4	Recalls	59

11.5	Global Safety Database	59

Article 12	MANUFACTURING AND SUPPLY	60

12.1	Decibel Responsibility	60

12.2	Regeneron Supplied Product	60

12.3	Manufacturing Know-How	61

Article 13	PAYMENTS	62

13.1	Upfront Payment	62

13.2	Research Program Term Extension Payments	62

13.3	Development Milestone Payments	62

13.4	Shared Development Costs	65

13.5	Net Sales-Based Payments	66

13.6	Third Party Transaction Proceeds	68

13.7	Reports, Invoices and Documentation	69

13.8	Payment Method and Currency	69

13.9	Late Payments	69

13.10	Taxes	69

13.11	Resolution of Payment Disputes	70

Article 14	EQUITY AGREEMENTS	70

14.1	Equity Agreements	70

Article 15	INTELLECTUAL PROPERTY	70

15.1	Ownership of Newly Created Intellectual Property	70

15.2	Prosecution and Maintenance of Patent Rights	71

15.3	Administrative Patent Proceedings	76

15.4	Third Party Infringement Suits	77

15.5	Patent Marking	82

15.6	Third Party Claims	82

15.7	Third Party Vigilance	83

15.8	Infringement of Third Party Patent Rights in the Territory	84

15.9	Declaratory Judgment Actions for Invalidity or Unenforceability	87

15.10	Other Patent Rights	87

15.11	Product Trademarks and Corporate Names	88

15.12	Invention Assignment	88

Article 16	BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS	88

16.1	Books and Records	88

16.2	Audits and Adjustments	88

16.3	GAAP	89

Article 17	REPRESENTATIONS, WARRANTIES AND COVENANTS	89

17.1	Joint Representations and Warranties	89

17.2	Knowledge of Pending or Threatened Litigation	90

17.3	Additional Representations Warranties and Covenants of Decibel	90

17.4	Additional Representations and Warranties of Regeneron	94

17.5	Mutual Covenants	94

17.6	Compliance with Laws	95

17.7	Disclaimer of Warranties	95

Article 18	CONFIDENTIALITY	96

18.1	Confidential Information	96

18.2	Exceptions	97

18.3	Publications	97

18.4	Disclosures Concerning this Agreement	98

18.5	Permitted Disclosures	99

Article 19	INDEMNITY	100

19.1	Indemnity	100

19.2	Indemnity Procedure	101

19.3	Insurance	103

Article 20	FORCE MAJEURE	104

20.1	Force Majeure	104

Article 21	TERM AND TERMINATION	104

21.1	Term	104

21.2	Termination for Material Breach	104

21.3	Termination for Insolvency	105

21.4	Termination for Suspension	106

21.5	Termination for Patent Challenge	106

21.6	Effects of Termination	108

21.7	Survival of Obligations	108

21.8	Return of Confidential Information	110

21.9	Termination of Exclusivity in Lieu of Termination of Agreement	110

Article 22	MISCELLANEOUS	110

22.1	Governing Law; Submission to Jurisdiction	110

v

22.2	Waiver	111

22.3	Notices	112

22.4	Entire Agreement	112

22.5	Amendments	112

22.6	Interpretation	112

22.7	Construction	112

22.8	Severability	113

22.9	Assignment; Change of Control	113

22.10	Successors and Assigns	114

22.11	Performance Standards	114

22.12	Counterparts	115

22.13	Third Party Beneficiaries	115

22.14	Relationship of the Parties	115

22.15	Limitation of Damages	116

22.16	Injunctive or Other Equity Relief	116

22.17	Non-Exclusive Remedies	116

Schedules

Schedule 1	Manufacturing Cost
Schedule 2	Quarterly Shared Development Cost Payment
Schedule 3A	Initial Targets
Schedule 3B	Decibel Additional Targets
Schedule 3C	Regeneron-Covered Cell Line Development Activities
Schedule 4	Notices
Schedule 5	Certain Termination Arrangements
Schedule 6	Certain Termination Arrangements
Schedule 7	Expedited Dispute Resolution
Schedule 8	Initial Collaboration Product Research Plan
Schedule 17.3(a)	Exceptions to Decibel’s Additional Representations and Warranties
Schedule 17.4	Exceptions to Regeneron’s Additional Representations and Warranties

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”), dated as of November 15, 2017 (the “Effective Date”), is by and between REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”), and DECIBEL THERAPEUTICS, INC., a corporation organized under the laws of Delaware and having a place of business at 1325 Boylston Street, Suite 500, Boston, MA 02215 (“Decibel”) (with each of Regeneron and Decibel referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Decibel has scientific expertise and technology that are useful for the discovery and development of products in the Field (as defined below);

WHEREAS, Regeneron has scientific expertise and technology that are useful for the discovery and development of biopharmaceutical products;

WHEREAS, the Parties wish to enter into and collaborate with respect to a research program in which they will research and develop products directed to certain molecular targets selected by the Parties;

WHEREAS, Regeneron wishes to support Decibel’s efforts to discover and develop such products in the Field in exchange for a commensurate share of financial returns for such products;

WHEREAS, simultaneously with entering into this Agreement, Regeneron is making an equity investment in Decibel pursuant to a Series B Preferred Stock Purchase Agreement and related agreements contemplated by such stock purchase agreement (together, the “Equity Agreements”); and

WHEREAS, the Parties wish to grant each other licenses to perform their respective obligations under the Research Program and in connection with the Development, Manufacturing and Commercialization (each, as defined below) of such products in the Field, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:

1.1 “4-Quarter Period” means, with respect to a Quarter, the period of four (4) consecutive Quarters immediately preceding such Quarter (i.e., the 4-Quarter Period for the second Quarter in 2019 will start with the second Quarter of 2018 and end with the first Quarter of 2019). For clarity, a new 4-Quarter Period begins on the first day of each Quarter during the Term.

1.2 “Active Agent” means, with respect to a given Collaboration Product Directed to a Collaboration Target, the molecule, active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence included in such Collaboration Product that is Directed to the Collaboration Target.

1.3 “Adaptive Trial” means a Clinical Trial in the Field that does not meet the criteria for a Registration Enabling Trial at the time such Clinical Trial is Initiated and includes a prospectively planned opportunity for such Clinical Trial to be modified based on interim analyses to change to a Clinical Trial with registrational intent following an analysis of interim data from subjects in such Clinical Trial in a manner that may later enable such Clinical Trial to meet the criteria for a Registration Enabling Trial.

1.4 “Affiliate” means, with respect to any Person, another Person which controls, is controlled by, or is under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall (i) Decibel or any of its Affiliates be deemed an Affiliate of Regeneron or any of its Affiliates, (ii) Regeneron or any of its Affiliates be deemed an Affiliate of Decibel or any of its Affiliates, or (iii) any venture capital fund, private equity fund or other investor that is not itself, and is not controlled by an Affiliate that is, a Person that is primarily an operating biopharmaceutical, pharmaceutical, diagnostics or medical device research and development or marketing company (a “Non-Affiliate Investor”) be deemed an Affiliate of either Party, and any Person that directly or indirectly controls or is controlled by a Non-Affiliate Investor shall not be deemed an Affiliate of a Party solely by reason of being controlled by the same Non-Affiliate Investor.

1.5 “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules.

1.6 “Antibody” means a polyclonal or monoclonal antibody (whether fully human, fully mouse, humanized, phage display, chimeric, polyclonal, polyclonal mixes or any other type of antibody), whether multiple or single chain, recombinant or naturally occurring or a combination of the foregoing in any species, whole or fragment, including any monospecific or any bispecific/multi-specific/multivalent antibody, and any analogs, constructs, conjugates, fusions or chemical or other modifications or attachments thereof or thereto, or any derivative or fragment thereof.

1.7 “Anti-Corruption Laws” means all Applicable Laws regarding public or private-sector corruption, bribery, kickbacks, speed or facilitation payments, ethical business conduct, money laundering, embezzlement, political contributions, gifts, gratuities, expenses, entertainment, hospitalities, agency relationships, commissions, lobbying, books and records, and financial controls, including the FCPA, the UK Bribery Act 2010, the U.S. Travel Act, and other anti-corruption laws.

1.8 “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any Regulatory Authority, which may be in effect from time to time.

1.9 “Approval” means, with respect to a product, any approval (including Marketing Approvals and Pricing Approvals (for purposes of use in this definition, the terms Marketing Approvals and Pricing Approvals shall not be limited to Collaboration Products in the Field)), registration, license or authorization from any Regulatory Authority required for development, manufacture or commercialization of such product in a regulatory jurisdiction in the Territory.

1.10 “Biologic Product” means a Cost-Share Product that is not a Small Molecule Product.

1.11 “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are authorized or required by law to remain closed.

1.12 “Cell Line Development Activities” means, cell line development activities to be performed by Regeneron or one of its Affiliates pursuant to a Research Plan.

1.13 “Cell Line Development Costs” means, with respect to a cell line, the sum of the following items, in each case to the extent directly attributable to Cell Line Development Activities with respect to such cell line in accordance with this Agreement: (a) Out-of-Pocket Costs (including fees and expenses) incurred in performing any Cell Line Development Activities, and (b) Cell Line Development FTE Costs.

1.14 “Cell Line Development FTE Cost” means the product of (a) the number of FTEs performing Cell Line Development Activities under a Research Plan and (b) the applicable FTE Rate for such FTEs.

1.15 “Cell Line Development Payment Report” means, with respect to a Quarter, the Quarterly report prepared by Regeneron in accordance with Section 2.4(c) that sets forth in reasonable detail the Cell Line Development Costs incurred by Regeneron for such Quarter.

1.16 “Change of Control” means, with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s (or its ultimate parent’s) business to which the subject matter of this Agreement relates; provided that, with respect to the foregoing clauses (a)—(c), any transaction between a Party and a Third Party that is a Non-Affiliate Investor shall not be considered a “Change of Control” for purposes of this Agreement.

1.17 “Clinical Trial” means any research study in which one or more human subjects are assigned to one or more interventions (which may include placebo or other control), including any Phase I Trial, Phase II Trial, Phase III Trial or Registration Enabling Trial, in each case, including an equivalent human clinical trial conducted in a country other than the United States.

1.18 “CMC Data” means the chemistry, manufacturing and controls data for a Collaboration Product required by Applicable Law to be included or referenced in, or that otherwise supports, an IND or Marketing Approval.

1.19 “Collaboration Product” means any product that is Developed, Commercialized or otherwise exploited by or on behalf of Decibel or any of its Affiliates or its or their respective licensees or sublicensees under this Agreement that is Directed to a Collaboration Target, including ROFN Products, Regeneron Contributed Collaboration Products, Decibel Split-Field Collaboration Products, and Regeneron Vector Collaboration Products, but excluding any Terminated Product. Each Collaboration Product shall constitute either a Cost-Share Product, Opt-Out Product, or Post-POC Opt-Out Product.

1.20 “Collaboration Targets” means (a) the Initial Targets, and (b) any Additional Targets; provided that if at any time all the Collaboration Products Directed to a particular Collaboration Target being Developed or Commercialized by or on behalf of Decibel under this Agreement have become Terminated Products, such Collaboration Target shall no longer constitute a Collaboration Target. “Collaboration Target” means any of the Collaboration Targets.

1.21 “Commercial Plan” means, with respect to a Collaboration Product, a [**] rolling plan, which shall describe the significant Commercialization activities (including significant pre-launch and launch activities) planned to be undertaken by Decibel for such Collaboration Product in the Field, including [**]. In the case of a Cost-Share Product, such plan shall also (i) describe anticipated [**].

1.22 “Commercialization” means any activities directed to marketing, promoting, distributing, importing, offering to sell and selling a Collaboration Product, including activities necessary or useful to obtain a Pricing Approval or reimbursement (other than a Required Pricing Approval) or listing on health care providers’ and payers’ formularies. For clarity, “Commercialize” and “Commercializing” and “Commercialized” shall have a meaning consistent with this definition.

1.23 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliates with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as commonly used by a company in the biopharmaceutical industry in pursuing the discovery, development, manufacturing and commercialization of products at a similar stage as the Collaboration Targets and Collaboration Products. “Commercially Reasonable Efforts” shall be determined on a Collaboration Product-by-Collaboration Product basis, without regard to any payments owed by the Parties under this Agreement or other product opportunities of a Party, but, notwithstanding the foregoing, taking into account the competitiveness of the marketplace, the proprietary position with respect to such Collaboration Target or Collaboration Product, the likelihood of success of commercialization, and applicable regulatory circumstances.

1.24 “Competing Product” means any product that is not a Collaboration Product that is Directed to a Collaboration Target, other than a Terminated Product.

1.25 “Contract Year” means the period beginning on the Effective Date and ending on December 31, 2017, and each succeeding twelve (12) month period thereafter during the Term (except that the last Contract Year shall end on the effective date of any termination or expiration of the Term).

1.26 “Converted Trial” means an Adaptive Trial that is modified to meet and otherwise satisfies the criteria for a Registration Enabling Trial based on pre-specified analyses following an analysis of interim data from subjects in such Adaptive Trial after the Adaptive Trial Interim Point for such Adaptive Trial. For clarity, an Adaptive Trial shall only constitute a Converted Trial from and after the date following such modification that such Adaptive Trial meets the criteria for a Registration Enabling Trial (such date with respect to such Converted Trial, the “Conversion Date”).

1.27 “Control” means, with respect to any Material, Confidential Information, Know-How, Patent Right, Trademark, or other Intellectual Property, that a Party (a) owns such Material, Confidential Information, Know-How, Patent Right, Trademark, or other Intellectual Property, or (b) has a license or right to use (other than as a (sub)licensee of the other Party pursuant to this Agreement) such Material, Confidential Information, Know-How, Patent Right, Trademark, or other Intellectual Property, in each case of (a) or (b), with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Material, Confidential Information, Know-How, Patent Right, Trademark, or other Intellectual Property, on the terms and conditions set forth herein, without violating the terms of any agreement with or obligation to any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

1.28 “Cost-Share Product” means (a) a Collaboration Product that Regeneron has not designated to be an Opt-Out Product pursuant to Section 7.1 or a Post-POC Opt-Out Product pursuant to Section 7.2, or (b) a Collaboration Product that has been converted from an Opt-Out Product to a Cost-Share Product pursuant to Section 9.3(a)(iii) or from a Post-POC Opt-Out Product to a Cost-Share Product pursuant to Section 9.3(b)(iv).

1.29 “Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, in the absence of ownership of, or authorization from the owner of, a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (if in a Patent, or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue without modification).

1.30 “CPI” means the Consumer Price Index – All Urban Consumers for the applicable country in which the personnel are located published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), or an equivalent index in a foreign country applicable to FTEs in such country, accounting if possible for the area in such country where the personnel are located.

1.31 “CPI Adjustment” means the percentage increase or decrease, if any, in the CPI applicable to such personnel for the twelve (12) months ending June 30 of the Contract Year prior to the Contract Year for which the adjustment is being made.

1.32 “Data Package” means any Initial Data Package, Final Data Package or ROFN Data Package.

1.33 “Data Package Date” means, with respect to each Data Package, the date that such Data Package is received by Regeneron.

1.34 “Data Package Schedule Update” means, with respect to each Data Package, any supplement or amendment to Schedule 17.3(b) with respect to any matter existing as of the applicable Data Package Date and not known as of any prior Data Package Date that, if known as of any prior Data Package Date, would have been required to be set forth or described in Schedule 17.3(b) or a previous Data Package Schedule Update or that is otherwise necessary to correct any information in the then-current Schedule 17.3(b) that has been rendered inaccurate by such matter and that is specific to the Collaboration Product that is the subject of such Data Package.

1.35 “Decibel Background IP” means all Know-How and Patent Rights that are Controlled by Decibel or its Affiliates as of the Effective Date or thereafter during the Term, excluding Decibel Collaboration IP, Regeneron IP, and Novel Viral Vector Collaboration IP.

1.36 “Decibel Collaboration IP” means the Decibel Collaboration Know-How and Decibel Collaboration Patent Rights.

1.37 “Decibel Collaboration Know-How” means any and all Know-How that is Invented by either or both Parties, their Affiliates, or its or their licensees, sublicensees or subcontractors (whether solely, jointly or otherwise), as applicable, in the performance of their respective Designated Activities under this Agreement, but excluding any and all (a) Regeneron Collaboration Know-How, (b) Regeneron Contributed Know-How, (c) Know-How that is Invented by Regeneron, its Affiliates, or its or their licensees, sublicensees or subcontractors that constitutes developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of, or other discoveries or inventions directly related to Know-How that is Controlled by Regeneron or one of its Affiliates and used by or on behalf of Regeneron or one of its Affiliates in the performance of Regeneron Designated Activities (which shall be considered Regeneron Collaboration Know-How), and (d) Novel Viral Vector Collaboration Know-How.

1.38 “Decibel Collaboration Patent Rights” means any and all Patent Rights that claim Decibel Collaboration Know-How.

1.39 “Decibel Designated Activities” means any Research Plan Activities and any other activities undertaken by or on behalf of Decibel, its Affiliates or its or their licensees, sublicensees or subcontractors under this Agreement, including in the Development, Manufacture and Commercialization of Collaboration Products in the Field and the performance of any Research Plan, Development Plan, or Commercial Plan.

1.40 “Decibel Ex-Field Product” means any product (other than a Collaboration Product) that (a) is developed, commercialized or otherwise exploited by or on behalf of Decibel or any of its Affiliates or its or their respective licensees or sublicensees outside the Field at any time during the Term, (b) includes an Active Agent included in a Collaboration Product at any time during the Term and (c) has received Approval only for use outside the Field. For clarity, any product that includes an Active Agent and has received Approval for use in the Field (even if it has also received Approval for use outside the Field) shall be a Collaboration Product.

1.41 “Decibel Split-Field Collaboration Product” means any Collaboration Product that includes an Active Agent that is included in a Regeneron Split-Field Product.

1.42 “Designated Activities” means the Regeneron Designated Activities or the Decibel Designated Activities, as the context requires.

1.43 “Develop” or “Development” means, (a) activities directly and specifically relating to research, pre-clinical and clinical development of a Collaboration Product in the Field, including test method development, assay development, toxicology, pharmacology, formulation, statistical analysis, pharmacokinetic studies, data collection and management, Clinical Trials (including research to design Clinical Trials), regulatory affairs, project management, drug safety surveillance activities related to Clinical Trials, the preparation, submission and obtaining of Regulatory Filings and other Regulatory Documentation (including Clinical Trials imposed by applicable Law or as required by a Regulatory Authority (other than Non-Approval Studies)) and activities necessary or useful to obtain a Required Pricing Approval, and (b) any other development activities directly and specifically relating to a Collaboration Product in the Field, including activities to support new product formulations, delivery technologies or new indications in the Field for a specific Collaboration Product either before or after the First Commercial Sale of such Collaboration Product. For clarity, “Developing” and “Developed” shall have a meaning consistent with this definition.

1.44 “Development Plan” means, with respect to a Collaboration Product, the Initial Operational Development Plan or Post-POC Operational Development Plan, as applicable, with respect to such Collaboration Product.

1.45 “Directed to” means, with respect to a Collaboration Target and a biopharmaceutical product, that such biopharmaceutical product (a) binds, inhibits, activates, or otherwise modulates the biological function or expression of such Collaboration Target as its primary intended mechanism of action, (b) is, or is a component of, the gene product of such Collaboration Target or (c) expresses (i) the gene product of such Collaboration Target or (ii) a molecule, active pharmaceutical ingredient, Antibody, recombinant protein or nucleic acid sequence that binds, inhibits, activates, or otherwise modulates the biological function or expression of such Collaboration Target as its primary intended mechanism of action.

1.46 “EMA” means the European Medicines Agency or any successor agency thereto.

1.47 “EU Patent Election” means the opt-out of a Patent or Patent Application from the exclusive competence of the Unified Patent Court under Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).

1.48 “EU Patent Withdrawal” means the withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the EU Patent Election of a Patent or Patent Application.

1.49 “European Union” or “EU” means the organization of member states of the European Union, as it may be constituted from time to time; provided that for the purposes of this Agreement the United Kingdom and any other country that is a member of the European Union on the Effective Date, shall be deemed to be a member of the European Union even if such country ceases to be a member of the European Union during the term of this Agreement.

1.50 “Ex-Field Indication” means, with respect to a Collaboration Product in a country, any indication outside the Field for which such Collaboration Product has received Approval in such country.

1.51 “Executive Officers” means the [**] of Regeneron and the Chief Executive Officer of Decibel, or their respective designees with equivalent decision-making authority with respect to matters under this Agreement.

1.52 “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) as amended.

1.53 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.54 “Field” means the treatment, prevention, diagnosis or amelioration of any disease, disorder or condition involving the impairment or loss of hearing function or balance, in each case, due to inner ear dysfunction or central nervous system sound perception or processing dysfunction (for example, tinnitus); provided that the Field does not include the [**].

1.55 “Final Data Package” means, with respect to a particular Cost-Share Product, [**], (b) to the extent in the possession or Control of Decibel or its Affiliates as of the time of Decibel’s delivery of such Final Data Package, [**].

1.56 “Final Data Package Delivery Date” means, with respect to a Cost-Share Product, the date that such Final Data Package is received by Regeneron.

1.57 “Financial Dispute” means any dispute related to (a) Shared Development Costs (which shall not include a dispute with respect to approval of any amendment to the Shared Development Cost Budget or Shared Development Overrun, such disputes being a Deadlocked JPC Dispute or a dispute for which Decibel has final decision-making authority pursuant to Section 8.3(e)(iv)(1), as applicable), (b) the form, format and level of detail for Shared Development Payment Reports and other financial reports pursuant to Section 13.4, Section 13.5 and Section 13.6 and documentation relating to any payment obligations pursuant to Section 13.7(b), (c) any payment obligations or reports under Article 13 (which shall not include a dispute as to whether a Pre-IND Milestone Event or Early Clinical Development Milestone Event has been achieved, such dispute being a Technical Dispute), (d) the results of any audit conducted pursuant to Section 16.2, (e) the fair market value of any non-cash form of consideration paid to, or received by or otherwise recognized by Decibel or its Affiliates by or from a Third Party in connection with a Net Sale or a Third Party Transaction, or (f) the allocation of non-sales based obligations for Third Party License Payments due under Third Party Licenses entered into pursuant to Section 15.7(a).

1.58 “First Commercial Sale” means, with respect to a Collaboration Product for use in the Field in a country in the Territory, the first commercial sale of such Collaboration Product to a Third Party (other than a licensee or sublicensee that is not itself a customer) for use in the Field in such country following receipt of Marketing Approval. Sales for Clinical Trial purposes or compassionate or similar use shall not constitute a First Commercial Sale.

1.59 “FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by (a) Decibel (or its Affiliate) who performs work on Shared Development Activities directly attributable to a Cost-Share Product or (b) Regeneron (or its Affiliate) who performs work on Cell Line Development Activities, in each case ((a) and (b)), with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [**] hours per year.

1.60 “FTE Costs and Expenses” means the sum of (a) all costs and expenses for the employee performing the Shared Development Activities or the Cell Line Development Activities, as applicable, including salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants, FICA costs and other similar ex-U.S. costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the Shared Development Activities or the Cell Line Development Activities, as applicable, (b) a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance and (c) other overhead, including costs and expense for information technology, human resources, finance and legal, in any case ((a), (b) or (c)), whether internal costs and expenses or amounts paid to Third Parties.

1.61 “FTE Rate” means, with respect to the United States, $[**] per FTE per Contract Year and with respect to any country outside the United States, such other amount as may be mutually agreed by the Parties, such amounts to be adjusted annually (initially effective as of [**] and each subsequent Contract Year thereafter, but such adjustment determined no later than the preceding [**]) with respect to the FTEs in a particular location, by the applicable CPI Adjustment, which represents the fully burdened rate for such FTE and includes all FTE Costs and Expenses for such FTE.

1.62 “GAAP” means generally accepted accounting principles as applicable in the United States.

1.63 “GLP Toxicology Studies” means, with respect to a Collaboration Product, animal studies conducted in accordance with GLP that are suitable and intended to support an IND for such Collaboration Product.

1.64 “Good Practices” means compliance with the applicable standards contained in then-current “Good Laboratory Practices,” or “GLP”, “Good Manufacturing Practices” or “GMP” or “Good Clinical Practices,” or “GCP” as promulgated by the FDA and all analogous guidelines promulgated by the EMA or the ICH, as applicable.

1.65 “Governmental Authority” means any court, agency, authority, department, regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member. For clarity, national and regional health technology assessment and reimbursement determination authorities such as the British NICE and NHS, the German IQWIG, G-BA, and HASHI, and the French CEM, HAS, TC, and Ministry of Health, and Regulatory Authorities, are all Governmental Authorities.

1.66 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.67 “ICH” means the Internal Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.68 “IND” means, with respect to each Collaboration Product, an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. § 312 before the commencement of Clinical Trials involving such Collaboration Product, including all amendments and supplements to such application, or any equivalent filing with any Regulatory Authority outside the United States.

1.69 “IND Acceptance” means, with respect to a particular Collaboration Product, that the first IND for such Collaboration Product was accepted by the relevant Regulatory Authority, as evidenced by no objection by such Regulatory Authority (e.g., a clinical hold) within [**] after the date of the IND submission.

1.70 “Initial Data Package” means, with respect to a particular Collaboration Product, [**], (b) to the extent in the possession or Control of Decibel or its Affiliates as of the time of Decibel’s delivery of such Initial Data Package, [**].

1.71 “Initial Data Package Delivery Date” means, with respect to a Collaboration Product, the date such Initial Data Package is received by Regeneron.

1.72 “Initial Long-Term Development Plan” means, with respect to a Collaboration Product, the comprehensive plan for the Development of such Collaboration Product for Commercialization in the Initial Major Market Countries (and any other countries in which Decibel is then planning to Commercialize such Collaboration Product) in the Field that is developed and delivered by Decibel in connection with the Initial Election Period for such Collaboration Product, which shall include the following:

[**].

1.73 “Initial Major Market Country” means each of [**].

1.74 “Initial Operational Development Plan” means, with respect to a Collaboration Product, during the period of [**] with respect to such Collaboration Product up to, but not including, the [**], the [**] rolling plan for the Development of such Collaboration Product for Commercialization in the Initial Major Market Countries in the Field (and any other countries in which Decibel is then planning to Commercialize such Collaboration Product), which shall include the [**].

In addition, with respect to Cost-Share Products and Regeneron Contributed Collaboration Products (whether or not Cost-Share Products), such Initial Operational Development Plan shall also include:

[**].

1.75 “Initial Payment Rate” means, with respect to Net Sales of

(a) each (i) Cost-Share Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Cost-Share Product for use in the Field, [**] percent ([**]%),

(b) each (i) Post-POC Opt-Out Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Post-POC Opt-Out Product for use in the Field, [**] percent ([**]%), and

(c) each (i) Opt-Out Product for all uses, (ii) Decibel Ex-Field Product that contains the same Active Agent as an Opt-Out Product for all uses, (iii) Decibel Ex-Field Product for use outside the Field and (iv) Cost-Share Product and Post-POC Opt-Out Product for use in an Ex-Field Indication, [**] percent ([**]%).

1.76 “Initial Research Program Term” means the period from the Effective Date until the fifth (5th) anniversary of the Effective Date.

1.77 “Initiation” means, (a) with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial and (b) with respect to a GLP Toxicology Study, the first dosing of the first animal subject in such GLP Toxicology Study. For clarity, “Initiated” shall have a meaning consistent with this definition.

1.78 “Intellectual Property” means any intellectual property rights of any kind, including any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) Know-How (including trade secrets), (b) Patent Rights, (c) copyrights, (d) Trademarks and (e) all claims and causes of action, with respect to any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief for past, present and future infringement, misappropriation or other unauthorized use or violation.

1.79 “Invented” means developed, discovered, invented, created, reduced to practice, conceived, generated, or otherwise made (with a correlative meaning for “Invent” and “Invention”).

1.80 “Joint Research Committee” or “JRC” means the Joint Research Committee described in Section 3.1.

1.81 “Know-How” means any and all technical, scientific, or other information, data, Materials, test results, knowledge, techniques, practices, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and documentation related thereto, and other technology, whether or not written or otherwise fixed in any form or medium, regardless of the medium on which contained and whether or not patentable or otherwise protected by trade secret law, in each case that are not in the public domain or otherwise generally known.

1.82 “Knowledge” means (a) with respect to Decibel, the actual knowledge of Decibel’s internal legal department (including such legal department’s intellectual property group), any employees of Decibel who were directly involved in the negotiation of this Agreement, or Decibel’s senior management, in each case, without any duty to conduct any investigation; provided that, until such time as Decibel has internal counsel, with respect to Intellectual Property matters, the Persons identified in this clause (a) shall have a duty to make reasonable inquiry of Decibel’s outside legal counsel with respect to applicable facts and information and (b) with respect to Regeneron, the actual knowledge of Regeneron’s internal legal department (including such legal department’s intellectual property group), without any duty to conduct any investigation.

1.83 “Legal Dispute” means any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement, excluding any (a) Financial Dispute, (b) any Technical Dispute, or (c) any dispute, controversy or claim involving the content of any Research Plans, Development Plans, Commercial Plans, or modifications thereto or the Shared Development Cost Budget.

1.84 “Major Market Country” means each Initial Major Market Country and, with respect to any Collaboration Product in the Territory in a Contract Year, any other country that accounts for [**] percent ([**]%) or more of Net Sales of such Collaboration Product in the Territory during the immediately preceding Contract Year.

1.85 “Manufacture” or “Manufacturing” means activities directed to producing, manufacturing, processing, packaging, labeling, assembly, quality assurance/quality control development, quality assurance testing and release, technology transfer, process development and scale-up, stability testing, shipping or holding of a Collaboration Product, placebo, a comparator agent, as the case may be (including any devices or other delivery technologies that are packaged or distributed with a Collaboration Product).

1.86 “Manufacturing Cost” means, with respect to a Collaboration Product, the fully burdened cost (without mark-up by Decibel) of Manufacturing such Collaboration Product, including any devices and other delivery technologies that are packaged or otherwise distributed with such Collaboration Product, as calculated in accordance with Schedule 1.

1.87 “Marketing Approval” means an approval of the applicable Regulatory Authority necessary for the marketing and sale of a Collaboration Product in the Field in a country in the Territory, but excluding any IND or Pricing Approval.

1.88 “Materials” means chemical, biological or other tangible materials.

1.89 “Net Sales” means, with respect to a Collaboration Product or a Decibel Ex-Field Product (each, a “Net Sales Product”), the gross amount invoiced for bona fide arms’ length sales of such Net Sales Product in the Territory by or on behalf of Decibel or its Affiliates, licensees or sublicensees to Third Parties, less the following deductions determined in accordance with GAAP consistently applied:

(a) normal and customary trade, cash, quantity discounts or free-goods allowances granted and taken directly with respect to sales of such Net Sales Product;

(b) amounts repaid or credited to Third Party customers with respect to such Net Sales Product by reason of defects, rejections, recalls, and actual returns;

(c) Third Party cash rebates and chargebacks solely related to sales of Net Sales Products, to the extent allowed;

(d) [**];

(e) retroactive price reductions that are actually allowed and granted;

(f) sales taxes, excess duties, or other consumption taxes and compulsory payments and rebates directly related to the sale of such Net Sales Product, accrued, paid or deducted pursuant to Governmental Authorities or payor agreements (including managed care agreements) or governmental regulations, which are separately identified on the invoice;

(g) freight, postage, shipment and insurance (but only insurance related to protecting the particular shipment against physical loss or damage) costs and customs duties incurred in delivering such Net Sales Product that are separately identified on the invoice; and

(h) if and to the extent expressly agreed in writing by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Net Sales Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority.

Net Sales in currency other than United States Dollars shall be converted into United States Dollars according to the provisions of Section 13.8.

Sales between Decibel and its licensees or sublicensees and its or their Affiliates of any Net Sales Product shall be disregarded for purposes of calculating Net Sales unless such licensee, sublicensee or Affiliate is an end-user in the course of its commercial activities. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but that are separately charged to and paid by Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

In the case of any sale of a Net Sales Product for consideration other than cash, such as barter or countertrade, then (i) the gross amount invoiced for such Net Sales Product for purposes of calculating Net Sales of such Net Sales Product shall equal the weighted average invoiced sales price of such Net Sales Product sold in the same country during the same reporting period, or (ii) if no such invoiced sales occur in such country in such reporting period, then the Net Sales of such Net Sales Product shall equal the fair market value of the consideration received as reasonably agreed by the Parties; provided that any dispute regarding such fair market value will be a Financial Dispute.

In the case of any sale of a Net Sales Product as part of a Combination Product, where “Combination Product” means a combination of (x) the Active Agent in a Net Sales Product and (y) an active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence that is not an Active Agent (where such active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence is combined with the Active Agent in a single formulation or package, as applicable), the Net Sales from the Combination Product, for the purposes of determining Net Sales-based payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product in a country, during the applicable Net Sales reporting period, by the fraction, A/A+B, where A is the weighted average Net Sales price of the Active Agent when sold separately in finished form in such country, and B is the weighted average net sales (determined in the same manner as “Net Sales” above) price of the other active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Active Agent and the other active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence, as applicable, did not occur in such period in such country, then in the most recent Net Sales reporting period in which sales of both occurred in such country. In the event that such weighted average Net Sales price cannot be determined for the Active Agent or the weighted average net sales price cannot be determined for the other active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence, as applicable, included in such Combination Product, in each case, in a country, the Parties shall reasonably determine, by mutual agreement, the relative value of each component of such Combination Product and the appropriate method for accounting for sales of such Combination Product in such country, and if the Parties are unable to agree upon the relative value contributed by such Active Agent and such other active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence, as applicable, within [**], then such matter shall be resolved pursuant to Schedule 7.

1.90 “Non-Approval Studies” means, with respect to a Cost-Share Product, any post-marketing surveys, registries and Clinical Trials that are not intended to gain Marketing Approval for additional labeled indications, such as registries or Clinical Trials to obtain a Pricing Approval (other than Clinical Trials or registries required by a Governmental Authority to obtain a Required Pricing Approval), reimbursement or listing on healthcare providers’ and payers’ formularies, or open-label extension studies, named patient studies, or early access studies, but excluding any post-first Marketing Approval surveys, registries or Clinical Trials required by Regulatory Authorities to maintain Marketing Approvals of existing labeled indications.

1.91 “Novel Validated Target” means a gene for which it has been demonstrated through the Target Discovery Program that such gene or any composition expressed thereby (e.g., RNA, protein), when bound, inhibited, activated or otherwise modulated, expressed (e.g., via a gene therapy modality), or delivered (e.g., a recombinant protein or nucleic acid), has a desired therapeutic effect relevant to the treatment, prevention or amelioration of a disease, disorder or condition within the Field in a manner meeting the Validation Criteria.

1.92 “Novel Viral Vector Collaboration IP” means the Novel Viral Vector Collaboration Know-How and Novel Viral Vector Collaboration Patent Rights.

1.93 “Novel Viral Vector Collaboration Know-How” means any and all Know-How that is Invented by either or both Parties, their Affiliates, or its or their licensees, sublicensees or subcontractors (whether solely, jointly or otherwise), in the performance of their respective Designated Activities under this Agreement, that relates to the composition of matter or method of making or using a viral vector, specifically excluding Regeneron Collaboration Know-How and Regeneron Contributed Know-How.

1.94 “Novel Viral Vector Collaboration Patent Rights” means any Patent Rights that claim Novel Viral Vector Collaboration Know-How.

1.95 “Opt-Out Product” means any Collaboration Product that Regeneron designates as an Opt-Out Product pursuant to Section 7.1.

1.96 “Opt-Out Product Patent” means, with respect to a Post-POC Opt-Out Product, an Opt-Out Product, or a Decibel Ex-Field Product in a country, any (a) Patent Right Controlled by Regeneron or any of its Affiliates, either solely or jointly with one or more other Persons, including any Regeneron Patent Rights, (b) Patent Right within the Decibel Collaboration Patent Rights or Novel Viral Vector Collaboration Patent Rights that includes a claim for an invention or discovery for which an employee, agent or independent contractor of Regeneron or any of its Affiliates, either solely or jointly with any employee, agent or independent contractor of Decibel or any of its Affiliates, is an inventor or (c) any Decibel Collaboration Patent Rights for which Regeneron assumes responsibility for the filing, prosecution and maintenance thereof in accordance with Section 15.2(d), in each case ((a) - (c)), that Covers the making, using or selling of such Post-POC Opt-Out Product, Opt-Out Product, or Decibel Ex-Field Product, as applicable, in such country. For purposes of determining whether a Person is an inventor for purposes of this definition, inventorship shall be determined in accordance with United States patent laws.

1.97 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP consistently applied) by Regeneron (or its Affiliate) or Decibel (or its Affiliate) directly incurred in the performance of any applicable activities under this Agreement, excluding FTE Costs and Expenses.

1.98 “Patent Application” means any national, regional and international application for a Patent, including any provisional, non-provisional, continuation, continuation-in-part or divisional applications and any PCT international applications or national phase applications.

1.99 “Patent Rights” means Patents and Patent Applications and without limiting the foregoing, the right to claim priority to or the benefit of such Patents and Patent Applications.

1.100 “Patents” means all national, regional and international patents, including utility models, petty patents, innovation patents and design patents and certificates of invention and any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents, and any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patents.

1.101 “Payment Rate” means, with respect to a Net Sales Product, the Initial Payment Rate for such Net Sales Product; provided, that (a) if, with respect to a Quarter, the worldwide Net Sales of such Net Sales Product during the applicable 4-Quarter Period are equal to or greater than $[**] but less than $[**], then the Initial Payment Rate for such Net Sales Product during such Quarter shall be increased to the Second Payment Rate for such Net Sales Product and (b) if, with respect to a Quarter, the worldwide Net Sales of such Net Sales Product during the applicable 4-Quarter Period are equal to or greater than $[**], then the Initial Payment Rate for such Net Sales Product during such Quarter shall be increased to the Third Payment Rate for such Net Sales Product.

1.102 “Person” means an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.

1.103 “Phase I Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(a) (as amended or any replacement thereof) or any equivalent human clinical trial conducted for a country other than the United States.

1.104 “Phase II Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(b) (as amended or any replacement thereof) or any equivalent human clinical trial conducted for a country other than the United States.

1.105 “Phase III Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof) or any equivalent human clinical trial conducted for a country other than the United States.

1.106 “Post-POC Long-Term Development Plan” means, with respect to a Cost-Share Product, the comprehensive plan for the Development of such Cost-Share Product for Commercialization in the Initial Major Market Countries (and any other countries in which Decibel is then planning to Commercialize such Cost-Share Product) in the Field beginning with the [**], which shall include the following:

[**].

1.107 “Post-POC Operational Development Plan” means, with respect to a Collaboration Product, beginning with the [**], the [**] rolling plan for the Development of such Collaboration Product for Commercialization in the Initial Major Market Countries (and any other countries in which Decibel is then planning to Commercialize such Cost-Share Product) in the Field, which shall include the [**].

In addition, with respect to Cost-Share Products and Regeneron Contributed Collaboration Products (whether or not Cost-Share Products), such Post-POC Operational Development Plan shall also include:

[**].

1.108 “Post-POC Opt-Out Product” means any Cost-Share Product that Regeneron designates as a Post-POC Opt-Out Product pursuant to Section 7.2.

1.109 “Pricing Approval” means such approval, agreement, determination or decision establishing prices for a Collaboration Product that can be charged to consumers or will be reimbursed by Governmental Authorities in a country in the Territory where Governmental Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise. The first Pricing Approval that is necessary to sell or, where a Pricing Approval is not necessary to sell but is necessary to continue to sell, the first Pricing Approval that is necessary to continue to sell a Collaboration Product in the Field in a country in the Territory whether occurring at the time of first commercial sale or thereafter (and, for clarity, receipt of Marketing Approval without such Pricing Approval is not sufficient to sell or continue to sell the Collaboration Product) shall be referred to herein as a “Required Pricing Approval”.

1.110 “Promotional Materials” means, (a) with respect to a Decibel Split-Field Collaboration Product, promotional, advertising, communication and educational materials relating to such Decibel Split-Field Collaboration Product for use by or on behalf of Decibel or its Affiliates or its or their (sub)licensees in connection with the marketing, promotion and sale of such Decibel Split-Field Collaboration Product in the Field in the Territory, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways; or (b) with respect to a Regeneron Split-Field Product, promotional, advertising, communication and educational materials relating to such Regeneron Split-Field Product for use by or on behalf of Regeneron or its Affiliates or its or their (sub)licensees in connection with the marketing, promotion and sale of such Regeneron Split-Field Product in the Field in the Territory, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.

1.111 “Prosecuting Party” means the Party prosecuting any Patents or Patent Applications under this Agreement.

1.112 “Public Official or Entity” means (a) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.113 “Quarter” or “Quarterly” shall refer to a calendar quarter, except that the first (1st) Quarter shall commence on the Effective Date and extend to the end of the then-current calendar quarter and the last calendar quarter shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of this Agreement.

1.114 “Regeneron Cell Line Material” means the cell line encoding an Antibody or a recombinant protein, and materials associated with such cell line, for which Regeneron conducts Cell Line Development Activities that is not, or is not incorporated into, a Regeneron Supplied Product.

1.115 “Regeneron Collaboration IP” means the Regeneron Collaboration Know-How and Regeneron Collaboration Patent Rights.

1.116 “Regeneron Collaboration Know-How” means any and all Know-How that is Invented by either or both Parties, their Affiliates, or its or their licensees, sublicensees or subcontractors (whether solely, jointly or otherwise), as applicable, (i) in the performance of their respective Designated Activities under this Agreement or (ii) by or on behalf of Decibel, its Affiliates or its or their licensees, sublicensees or subcontractors (whether or not such practice or use is permitted under this Agreement) in each case ((i) and (ii)) that either:

(a) constitutes developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of, Regeneron Contributed Technology (including viral vectors contributed by Regeneron), Regeneron Contributed Collaboration Products;

(b) arises out of, or is otherwise made during, Cell Line Development Activities or Regeneron Designated Activities related to the Manufacture of Regeneron Supplied Products;

(c) relates to any composition of matter, or method of using or making (i) any Antibody or (ii) viral vector that incorporates an Antibody, in each case ((i) and (ii)), to redirect or target a specific cell type, including inventions, discoveries, developments, enhancements, modifications, or improvements thereto, or fragments and derivatives thereof; provided, however, that for purposes of clause (ii) of this definition, this clause (c) shall be limited to such compositions of matter and methods of using or making that are made by or on behalf of Decibel, its Affiliates or its or their licensees, sublicensees or subcontractors in connection with any use or practice of Regeneron Contributed Technology or Regeneron Contributed Collaboration Products or any previously Invented Regeneron Collaboration Know-How; or

(d) constitutes Intellectual Property described in Section 1.37(c);

but for the sake of clarity, excluding in each case ((a), (b), (c) and (d)) any and all Regeneron Contributed Know-How.

1.117 “Regeneron Collaboration Patent Rights” means any Patent Rights that claim Regeneron Collaboration Know-How.

1.118 “Regeneron Contributed Collaboration Product” means a Collaboration Product that (a) is contributed by Regeneron to a Research Program as of the Effective Date as set forth in an Initial Research Plan, (b) is contributed by or on behalf of Regeneron to a Research Program pursuant to Section 2.7 or produced or generated by or on behalf of Regeneron pursuant to a Research Plan using any technology, including compositions of, methods of making, or methods of using Active Agents (including Antibodies), viral vectors or animal models (including Regeneron Mice), owned or otherwise controlled by Regeneron or its Affiliates (but excluding Novel Viral Vector Collaboration IP), or (c) is produced, generated, delivered or expressed using a viral vector included under this Agreement as Regeneron Contributed Technology or Regeneron Collaboration Know-How (a Collaboration Product described in clause (c), a “Regeneron Vector Collaboration Product”).

1.119 “Regeneron Contributed IP” means the Regeneron Contributed Know-How and Regeneron Contributed Patent Rights.

1.120 “Regeneron Contributed Know-How” means any and all Know-How Controlled by Regeneron or any of its Affiliates as of the Effective Date or during the Research Program Term that is included within the Regeneron Contributed Technology.

1.121 “Regeneron Contributed Patent Rights” means Patent Rights Controlled by Regeneron or its Affiliates as of the Effective Date or during the Term that during the Research Program Term claim any Regeneron Contributed Technology and, thereafter, claim any Regeneron Contributed Technology that is included in or used to generate or produce a Collaboration Product.

1.122 “Regeneron Contributed Technology” means technology, including compositions of, methods of making, or methods of using Active Agents (including Antibodies), viral vectors or animal models (including Regeneron Mice), Controlled by Regeneron or its Affiliates that Regeneron contributes to a Research Program pursuant to or in furtherance of a Research Plan, for the performance of one or both Parties’ respective Designated Activities under a Research Plan (a) as set forth in an Initial Research Plan or (b) as set forth in an Additional Product Research Plan or Target Discovery Plan pursuant to Section 2.7, and in either case ((a) and (b)), all Know-How with respect thereto. For clarity, “Regeneron Contributed Technology” excludes (i) any Regeneron Collaboration IP and (ii) any Know-How or methods used or practiced by or on behalf of Regeneron or one of its Affiliates in generating or otherwise making any technology, including compositions of, methods of making, or methods of using Active Agents (including Antibodies), viral vectors or animal models (including Regeneron Mice) that Regeneron contributes to a Research Program pursuant to or in furtherance of a Research Plan unless such Know-How or methods are specifically identified in a Research Plan as technology being contributed by Regeneron.

1.123 “Regeneron Designated Activities” means Research Plan Activities assigned to Regeneron in a Research Plan, including, if applicable, performing Cell Line Development Activities and Manufacturing Regeneron Supplied Products.

1.124 “Regeneron IP” means the Regeneron Contributed IP and Regeneron Collaboration IP.

1.125 “Regeneron Manufacturing Know-How” means all Know-How that is used by or on behalf of Regeneron or one of its Affiliates to perform Cell Line Development Activities or to Manufacture Regeneron Supplied Products (or any component or intermediate or process step thereof), including the CMC Data.

1.126 “Regeneron Manufacturing IP” means any Know-How (including Regeneron Manufacturing Know-How) or Patent Rights Controlled by Regeneron or its Affiliates related to the Manufacture of any Collaboration Product, excluding any Patent Rights that claim the sequence of the Antibody or the structure of a small molecule that is incorporated into a Collaboration Product.

1.127 “Regeneron Mice” means Regeneron’s proprietary, genetically engineered mice to the extent that Regeneron elects to contribute such mice to the Research Program pursuant to Section 2.7 and such mice are specified in a Research Plan, and any progeny of such mice (including cross-bred progeny resulting from producing a genetically engineered mouse by breeding or by using any portion of any of Regeneron’s proprietary genetically engineered mice) or other mice derived therefrom.

1.128 “Regeneron Patent Rights” means the Regeneron Contributed Patent Rights and Regeneron Collaboration Patent Rights.

1.129 “Regeneron Split-Field Product” means any product that is Directed to a Collaboration Target that (a) is developed, commercialized or otherwise exploited by or on behalf of Regeneron or any of its Affiliates or its or their respective licensees or sublicensees outside the Field at any time during the Term and (b) includes an Active Agent included in a Regeneron Contributed Collaboration Product.

1.130 “Regeneron Vector Collaboration Product” has the meaning set forth in the definition of “Regeneron Contributed Collaboration Product.”

1.131 “Registration Enabling Trial” means a Clinical Trial (whether or not designated a Phase III Trial) for a product in the Field (a) the results of which, together with prior data and information concerning such product, are intended at the time such Clinical Trial is Initiated to establish that such product is safe and effective for its intended use; and (b) that forms the primary basis (alone or with one or more additional Registration Enabling Trials) of an effectiveness claim in support of a Marketing Approval for such product, in each case ((a) and (b)), as acknowledged in writing by the Regulatory Authority in an Initial Major Market Country for any Clinical Trial that does not meet the criteria for a Phase III Trial (or the equivalent under the rules of any such Regulatory Authority) at the time such Clinical Trial is Initiated. For clarity, a Clinical Trial that does not meet the criteria for a Registration Enabling Trial at the time such Clinical Trial is Initiated shall not constitute a Registration Enabling Trial even if it later meets the criteria set forth above for a Registration Enabling Trial, except in the case of a Converted Trial, which such Converted Trial shall for purposes of this Agreement be deemed to be a Registration Enabling Trial as of the Conversion Date for such Converted Trial.

1.132 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of Collaboration Products in the Field under this Agreement. The term “Regulatory Authority” includes the FDA and the EMA.

1.133 “Regulatory Documentation” means: all (a) Regulatory Filings and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, in each case ((a) and (b)), relating to a Collaboration Product in the Field.

1.134 “Regulatory Filings” means regulatory applications, submissions, dossiers, notifications, registrations, licenses, Approvals, or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Collaboration Product in the Field in a particular country or regulatory jurisdiction, including any IND or application for Marketing Approval, any application for Pricing Approval or otherwise related to reimbursement by any Governmental Authority.

1.135 “Research Plan” means a Collaboration Product Research Plan or Target Discovery Plan, as the context requires.

1.136 “Research Program” means the Development activities to be performed under this Agreement during the Research Program Term and as set forth in an applicable Research Plan, which shall include [**].

1.137 “ROFN Data Package” means, with respect to a particular ROFN Product, (a) [**], (b) to the extent in the possession or Control of Decibel or its Affiliates as of the time of Decibel’s delivery of such ROFN Data Package, [**].

1.138 “Second Payment Rate” means, with respect to Net Sales of

(a) each (i) Cost-Share Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Cost-Share Product for use in the Field, [**] percent ([**]%),

(b) each (i) Post-POC Opt-Out Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Post-POC Opt-Out Product for use in the Field, [**] percent ([**]%) and

(c) each (i) Opt-Out Product for all uses, (ii) Decibel Ex-Field Product that contains the same Active Agent as an Opt-Out Product for all uses, (iii) Decibel Ex-Field Product for use outside the Field and (iv) Cost-Share Product and Post-POC Opt-Out Product for use in an Ex-Field Indication, [**] percent ([**]%).

1.139 “Securities Act” means the Securities Act of 1933, as amended.

1.140 “Shared Development Activities” means, with respect to a Cost-Share Product, the following Clinical Trials, in each case to the extent undertaken after the expiration of the Final Election Period with respect to such Cost-Share Product (except as otherwise set forth in clause (e) below) and in accordance with the applicable Post-POC Operational Development Plan (including the corresponding Shared Development Cost Budget) or, with respect to cause (e) below, the applicable Initial Operational Development Plan (including the corresponding Adaptive Trial Budget) with respect to such Cost-Share Product:

[**].

This shall include, in each case ((a)—(e)), any collection and management of clinical data, regulatory affairs, Clinical Trial safety surveillance activities, and the preparation and submission of Regulatory Filings in the Territory in support of Marketing Approvals and Clinical Trials conducted pursuant to clause (d) above, Required Pricing Approvals in the Territory. For clarity, Shared Development Activities do not include Non-Approval Studies.

1.141 “Shared Development Costs” means, with respect to each Cost-Share Product, the sum of the following items, in each case to the extent incurred by Decibel or any of its Affiliates and directly attributable to Shared Development Activities with respect to such Cost-Share Product in accordance with this Agreement and the Post-POC Operational Development Plan (including the Shared Development Cost Budget) or, with respect to the conduct of an Adaptive Trial that Regeneron has elected to include in Shared Development Activities pursuant to Section 13.3(b)(ii) prior to the Adaptive Trial Interim Point for such Adaptive Trial, the Initial Operational Development Plan (including the Adaptive Trial Budget), if applicable, for such Cost-Share Product and to the extent that such items do not include any costs related to any Development activities other than Shared Development Activities:

(a) Out-of-Pocket Costs (including fees and expenses) incurred in performing any Shared Development Activities;

(b) Shared Development FTE Costs;

(c) license fees and payments associated with an in-license for Regeneron Contributed Technology included in a Cost-Share Product that is a Regeneron Contributed Collaboration Product in a country, but only if such fees and payments are incurred after the Final Election Period with respect to such Regeneron Contributed Collaboration Product under any in-license of Intellectual Property that the Parties (and their respective Intellectual Property counsel, or in the event of a dispute, the Technical Expert(s)) determine is required for the Development, Manufacture, use, offer for sale, sale or importation of the Regeneron Contributed Technology included in such Regeneron Contributed Collaboration Product in accordance with the licenses in Section 5.1(a)(ii) with respect to such Regeneron Contributed Collaboration Product, to the extent it does not relate to (i) any active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence included in or combined with such Regeneron Contributed Collaboration Product that is not an Active Agent contributed by Regeneron for such Regeneron Contributed Collaboration Product or (ii) any specific formulation(s) that are not contributed by Regeneron for such Regeneron Contributed Collaboration Product (e.g., to the extent specific to such Regeneron Contributed Technology included in such Regeneron Contributed Collaboration Product), but, for clarity, (A) not including payments based on Net Sales of such Regeneron Contributed Collaboration Product (which are subject to the provisions of Section 13.5(f)) and (B) only for so long as such Regeneron Contributed Collaboration Product remains a Cost-Share Product; and

(d) the Manufacturing Cost for the quantities of such Cost-Share Product actually used to perform the Shared Development Activities for such Cost-Share Product under this Agreement (including reasonable quantities not actually used by patients but needed for adequate clinical supply chain) in accordance with the applicable Post-POC Operational Development Plan.

In the event that any of the foregoing costs benefit both Cost-Share Product(s) and other products or activities, then such costs shall be apportioned in a manner that fairly reflects the benefit to the Cost-Share Products and the other products or activities. Decibel shall disclose both the total costs incurred and its proposed apportionment in the information reported under Section 13.4(d). At the request of Regeneron, Decibel shall provide additional reasonable supporting documentation with respect to any apportionment and make its personnel reasonably available to answer questions regarding any apportionment. Any dispute regarding an apportionment will be a Financial Dispute. In no event shall the same costs be included more than once in Shared Development Costs under this Agreement, even if such costs are of benefit to multiple Cost-Share Products.

Furthermore, in the event that under Section 1.141(c) a portion of license fees and payments constitute Shared Development Costs and a portion fall within the exceptions set forth in clauses (i) and (ii) of Section 1.141(c), then such license fees and payments shall be apportioned in a manner that fairly reflects the provisions of Section 1.141(c). Decibel shall disclose both the total license fees and payments and its proposed apportionment to Regeneron. At the request of Regeneron, Decibel shall provide additional reasonable supporting documentation with respect to any apportionment and make its personnel reasonably available to answer questions regarding any apportionment. Any dispute regarding an apportionment will be subject to resolution under Schedule 7.

1.142 “Shared Development FTE Cost” means the product of (a) the number of FTEs performing Shared Development Activities under a Post-POC Operational Development Plan and (b) the applicable FTE Rate for such FTEs.

1.143 “Shared Development Payment Report” means, with respect to a Quarter, the Quarterly report prepared by Decibel in accordance with Section 13.4(d) which sets forth in reasonable detail, for each Cost-Share Product individually, and in the aggregate for all Cost-Share Products, (a) the Shared Development Costs incurred by Decibel for such Quarter and (b) the Quarterly Development Payment calculated in accordance with Schedule 2.

1.144 “Small Molecule Product” means a Cost-Share Product that is less than one thousand (1,000) daltons and is manufactured through chemical synthesis.

1.145 “Split-Field Product” means a Decibel Split-Field Collaboration Product or a Regeneron Split-Field Product, as applicable.

1.146 “Target” means a gene that, when such gene or any composition expressed thereby (e.g., RNA, protein) is bound to, activated, inhibited (or otherwise modulated or delivered through gene therapy), has the potential to treat, prevent or ameliorate a disease, disorder or condition within the Field.

1.147 “Technical Dispute” means any (a) Validation Criteria Dispute, (b) dispute between the Parties (or their respective Intellectual Property counsel) related to whether the Intellectual Property of a Third Party is required for the Development, Manufacture or Commercialization of a Cost-Share Product that is a Regeneron Contributed Collaboration Product, (c) dispute as to whether a Pre-IND Milestone Event or Early Clinical Development Milestone Event has been achieved, and (d) dispute as to whether (x) the Initial Operational Development Plan for an Opt-Out Product, including any alternate version, or any updated version thereof is materially inconsistent with the Initial Long-Term Development Plan for such Opt-Out Product provided by Decibel to Regeneron pursuant to Section 7.1(a)(i), triggering Regeneron’s right to convert such Opt-Out Product to a Cost-Share Product pursuant to Section 9.3(a)(iii) or (y) the Post-POC Operational Development Plan for a Post-POC Opt-Out Product or any updated version thereof is materially inconsistent with the Post-POC Long-Term Development Plan for such Post-POC Opt-Out Product provided by Decibel to Regeneron pursuant to Section 7.2(a)(i), including any alternate version, triggering Regeneron’s right to convert such Post-POC Opt-Out Product into a Cost-Share Product pursuant to Section 9.3(b)(iv).

1.148 “Terminated Product” means any Collaboration Product with respect to which this Agreement is terminated or all Collaboration Products if this Agreement is terminated in its entirety.

1.149 “Territory” means all the countries and territories of the world.

1.150 “Third Party” means any Person other than Decibel or Regeneron or any Affiliate of either Party.

1.151 “Third Party License” means any agreement between a Party and a Third Party pursuant to which such Third Party grants a license to such Party with respect to Patent Rights, Know-How or other Intellectual Property of such Third Party that, with respect to a Patent Right, Covers a Collaboration Product or, with respect to any other Intellectual Property, is otherwise necessary or useful for the Development, Manufacture or Commercialization of Collaboration Product in the Field under this Agreement.

1.152 “Third Party License Payment” means any payment due to any Third Party under any Third Party License, including royalties, milestone payments and any other payments.

1.153 “Third Party Transaction” means any transaction to license, sell or otherwise grant or transfer, including by option, rights in or to, including any rights to further Develop or Commercialize one or more Net Sales Products to any Third Party in any country in the Territory.

1.154 “Third Party Transaction Proceeds” means, with respect to a Third Party Transaction, any and all proceeds received by Decibel or any of its Affiliates from Third Parties in respect of such Third Party Transaction that are fairly and reasonably allocable to Net Sales Products, including [**]; provided that any dispute regarding such fair market value will be a Financial Dispute. In the event that a Third Party Transaction includes products or Intellectual Property other than Net Sales Products or Intellectual Property Covering Net Sales Products or, the Parties shall mutually agree upon a fair and reasonable allocation of the Third Party Transaction Proceeds. If the Parties are unable to agree in good faith as to such allocation, then such matter shall be resolved pursuant to Schedule 7.

1.155 “Third Party Transaction Proceeds Percentage” means, (a) with respect to an Opt-Out Product or Decibel Ex-Field Product that contains the same Active Agent as an Opt-Out Product, [**] percent ([**]%), (b) with respect to a Post-POC Opt-Out Product or Decibel Ex-Field Product that contains the same Active Agent as a Post-POC Opt-Out Product, [**] percent ([**]%) and (c) with respect to a Cost-Share Product or Decibel Ex-Field Product that contains the same Active Agent as a Cost-Share Product, [**] percent ([**]%).

1.156 “Third Payment Rate” means, with respect to Net Sales of

(a) each (i) Cost-Share Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Cost-Share Product for use in the Field, [**] percent ([**]%),

(b) each (i) Post-POC Opt-Out Product for all uses other than for an Ex-Field Indication and (ii) Decibel Ex-Field Product that contains the same Active Agent as a Post-POC Opt-Out Product for use in the Field, [**] percent ([**]%) and

(c) each (i) Opt-Out Product for all uses, (ii) Decibel Ex-Field Product that contains the same Active Agent as an Opt-Out Product for all uses, (iii) Decibel Ex-Field Product for use outside the Field and (iv) Cost-Share Product and Post-POC Opt-Out Product for use in an Ex-Field Indication, [**] percent ([**]%).

1.157 “Trademarks” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

1.158 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.159 “U.S. Export Control Laws” means all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

1.160 “Valid Claim” means either (a) a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and that has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a pending claim of a Patent Application that was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling.

1.161 “Validation Criteria” means, with respect to a Target, the predetermined criteria mutually agreed by the JRC that must be satisfied to demonstrate that a Target shows scientific promise for use as a Collaboration Target and set forth in a given Target Discovery Plan.

1.162 “Validation Criteria Dispute” means a dispute related to whether a Target has satisfied the Validation Criteria to become a Novel Validated Target.

The remaining capitalized terms used in this Agreement shall have the meanings set forth in the applicable Sections indicated below:

AAA	Schedule 7
Acquired Party	4.2(a)
Acquiring Party	4.2(a)
Acquisition Product	4.2(a)
Adaptive Trial Budget	1.74(c)
Adaptive Trial Interim Point	8.3(a)(x)
Additional Product Research Plan	2.3(c)
Additional Target and Additional Targets	2.5(c)
Agreement	Preamble
Alliance Manager and Alliance Managers	3.2

Audited Party	16.2(a)
Auditing Party	16.2(a)
Biosimilar Infringement	15.4(a)
CDA	18.1
Challenge	21.5(c)
Challenged Decibel Patent Right	21.5(a)
Challenged Regeneron Patent Right	21.5(b)
Collaboration Product Research Plan	2.3(a)
Collaboration Product Research Program	1.136
Combination Product	1.89
Combined Patent Rights Infringement	15.4(d)(i)
Common Interest Agreement	15.6(a)
Competing Program	4.2(a)
Confidential Information	18.1
Conversion Date	1.26
CREATE Act	15.2(h)
Creditable Infringement Claim	19.4(a)
Damages	19.1(a)
Data Package Date In-License Agreements	17.3(b)(iii)
Deadlocked JPC Dispute	8.3(e)(iv)(3)
Decibel	Preamble
Decibel Additional Target	2.5(b)
Decibel Indemnitees	19.1(b)
Decibel Post-Termination Payments	Schedule 6
Decibel Post-Termination Product	21.6(b)
Decibel Product Patent Rights	15.2(c)
Decibel Termination Know-How	Schedule 5
Decibel Termination Patent Rights	Schedule 5
Default Interest Rate	13.9
Direct Costs	Schedule 1
Disclosing Party	18.1
Divestment Period	4.2(b)
Early Clinical Development Milestone Event	13.3(b)
Early Clinical Development Milestone Payment	13.3(b)
Effective Date	Preamble
Effective Date In-License Agreements	17.3(a)(iii)
Equity Agreements	Preamble
Exclusive Negotiation Period	6.1(d)
Existing Collaboration Product Patent Rights	17.3(b)(i)
Existing Decibel Product Patent Rights	17.3(a)(i)
Facility	Schedule 1
Final Development Proposal	7.2(a)(i)
Final Election Period	7.2(b)
Financial Expert	22.1(b)
Force Majeure	20.1
Good Reason	21.4

Human Materials	2.4(f)
Indemnified Party	19.2(a)
Indemnifying Party	19.2(a)
Indirect Costs	Schedule 1
Initial Development Proposal	7.1(a)(i)
Initial Election Period	7.1(b)
Initial Research Plan	2.3(c)
Initial Targets	2.5(a)
JPC	8.1
Manufacturing Cost	Schedule 1
Modified Clause	22.8(a)
Mutually Agreed Additional Target	2.5(c)
Net Sales Product	1.89
Non-Acquiring Party	4.2(a)
Non-Affiliate Investor	1.4
Novel Viral Vector Collaboration Patent Rights Infringement	15.4(d)
Parties	Preamble
Party	Preamble
Payment Matter	22.8(b)
Permitted Shared Development Overrun	13.4(c)
Post-Termination FTO	Schedule 6
Post-Termination Payment	Schedule 7
Pre-IND Milestone Event	13.3(a)
Pre-IND Milestone Payment	13.3(a)
Product Infringement	15.4(a)
Proposal	Schedule 7
Providers	2.4(f)
Quarterly Shared Development Cost Payment	Schedule 2
Receiving Party	18.1
Redacted Version	18.4(c)
Regeneron	Preamble
Regeneron Controlled JPC Dispute	8.3(e)(iv)(2)
Regeneron Controlled JRC Dispute	3.1(d)(iv)(2)
Regeneron Indemnitees	19.1(a)
Regeneron Post-Termination Payments	Schedule 5
Regeneron Product Patent Rights	15.2(a)
Regeneron Supplied Product	12.2
Regeneron Termination Know-How	Schedule 6
Regeneron Termination Patent Rights	Schedule 6
Regeneron Vector Collaboration Product	1.118
Renewal Research Payment	13.2
Renewal Research Program Term	2.2(b)
Required Pricing Approval	1.109
Research Plan Activities	2.3(d)
Research Program Term	2.2(a)
ROFN	6.1(b)

ROFN Exercise Notice	6.1(c)
ROFN Notice	6.1(b)
ROFN Product	6.1(b)
ROFN Territory	6.1(b)
ROFN Transaction	6.1(b)
ROFN Transaction Agreement	6.1(c)
ROFN Transaction Negotiations	6.1(b)
Royalty Threshold	13.5(f)
Royalty Threshold Excess	19.4(b)
Rules	Schedule 7
Schedule 7 Matter	Schedule 7
Section 19.4 Damages	19.4(a)
Shared Development Cost Budget	1.107
Shared Development Overrun	13.4(c)
Split-Field Global Safety Database	11.5(b)
Supply Agreement	12.2
Suspension Period	21.4
Target Discovery Plan	2.3(b)
Target Discovery Program	1.136
Technical Expert	22.1(c)
Term	21.1
Third Party Acquisition	4.2(a)
Third Party Claim	19.1(a)
Third Party Infringement Claim	15.8(a)
Up-Front Payment	13.1
Working Group	8.1

ARTICLE 2

RESEARCH PROGRAM

2.1 Research Program. The Collaboration Product Research Program shall be conducted in accordance with one or more Collaboration Product Research Plans and the Target Discovery Program shall be conducted in accordance with one or more Target Discovery Plans, each as set forth in Section 2.3, and subject entirely to the applicable Research Plan, the Parties generally anticipate that, as part of the Research Program, the Parties will collaborate to: (x) designate Additional Targets as set forth in Section 2.5, (y) generate Collaboration Products directed to each Collaboration Target, conduct research to evaluate such Collaboration Products and conduct preclinical development and Manufacturing to support IND filing and IND Acceptance of such Collaboration Products for further Development and Commercialization in the Field, and (z) conduct research to discover and validate new Targets for potential inclusion as Additional Targets.

(a) To the extent set forth in a Collaboration Product Research Plan, Regeneron shall be primarily responsible for:

(i) Providing to Decibel the Regeneron Contributed Technology that (A) is specifically identified in (1) an applicable Initial Research Plan or (2) any mutually-agreed modification of any applicable Initial Research Plan, or (B) Regeneron agrees to provide for an Additional Product Research Plan or Target Discovery Plan pursuant to Section 2.7;

(ii) Conducting human genetics analyses aimed at further validation of Collaboration Targets or as part of the Target Discovery Program, or identification of optimal patient populations or treatment strategies for the future clinical development of Collaboration Products in the Field;

(iii) Conducting cell-line development of Collaboration Products; provided that Decibel shall reimburse Regeneron for its Cell Line Development Costs incurred by Regeneron for such activities pursuant to Section 2.4(c); and

(iv) Supporting Decibel’s preclinical GLP Toxicology Studies and other preclinical studies required to support an IND Acceptance for Collaboration Products through consultation and information exchange.

(b) Decibel shall be primarily responsible for the conduct of the Research Program (except for the Regeneron Designated Activities), including:

(i) Discovering and Developing Collaboration Products for use in the Field;

(ii) Evaluating and validating Collaboration Products in order to qualify them as candidates for clinical development;

(iii) Conducting preclinical Manufacturing activities to support GLP Toxicology Studies and IND filing of Collaboration Products, except to the extent Regeneron shall conduct such activities pursuant to a Supply Agreement as set forth in Section 12.2;

(iv) Conducting preclinical GLP Toxicology Studies and other preclinical studies required to support an IND Acceptance for Collaboration Products; and

(v) Preparing draft INDs for Collaboration Products in the Field in consultation with Regeneron and considering in good faith any comments made by Regeneron.

(c) Subject to JRC oversight, unless the Parties otherwise expressly agree in writing, Decibel shall conduct all communications with the applicable Regulatory Authorities for Collaboration Products in the Field prior to IND submission and shall timely copy Regeneron on all such communications.

(d) Notwithstanding anything to the contrary in this Agreement, prior to [**], Regeneron shall have no obligation to, and nothing in the Initial Research Plan shall be construed to obligate Regeneron to, Develop, Manufacture or perform any other activities with respect to any Collaboration Product that is an Antibody pursuant to a Research Plan or otherwise under the terms of this Agreement.

2.2 Term of the Research Program.

(a) The Research Program shall commence on the Effective Date and shall terminate on the later of (i) the end of the Initial Research Program Term or any Renewal Research Program Term, if applicable, and (ii) the completion of all Research Plan Activities under any Research Plan created prior to the end of the later of the end of the Initial Research Program Term or any Renewal Research Program Term, if applicable (the “Research Program Term”).

(b) Regeneron may, by written notice to Decibel extend the term of the Research Program for two (2) additional one (1) year periods of time (each, a “Renewal Research Program Term”) by giving such written notice at any time at least [**] prior to expiration of the Initial Research Program Term or [**] prior to the expiration of the first Renewal Research Program Term, as applicable.

(c) Notwithstanding the provisions of Section 2.2(a)(ii), with respect to any Target for which a development candidate for a Collaboration Product Directed to such Target has not been identified (or, in the case of a biologic, for which Cell Line Development Activities have not commenced) as of the time-based end of the Research Program Term as set forth in Sections 2.2(a) and 2.2(b) above (i.e., five, six or seven years, as applicable) despite Decibel using Commercially Reasonable Efforts to identify a development candidate Directed to such Target (or commence Cell Line Development Activities) prior to such time-based end of the Research Program Term, (i) such Target shall no longer be part of the Research Program, (ii) all license and other rights granted under this Agreement to Decibel by Regeneron with respect to such Target, including under Section 5.1(a), Section 5.2(b)(i), and Section 5.3, shall automatically terminate and revert to Regeneron, and (iii) Decibel shall promptly return to Regeneron or dispose of all related unused Materials included in the Regeneron Contributed Technology with respect to such Target as directed by Regeneron. For purposes of clarity, subject to the license and other rights granted under this Agreement by each Party to the other Party, including under Article 5, Decibel shall retain all rights with respect to such Target included in the Decibel Collaboration IP and Regeneron shall retain all rights with respect to such Target included in the Regeneron Collaboration IP.

2.3 Research Plans; Research Plan Activities.

(a) The Collaboration Product Research Program shall be conducted pursuant to written research plans that set forth the overall strategy, plan, goals, criteria, timelines and activities for each Collaboration Target reasonably necessary to support an IND Acceptance and shall set forth a timeline for each Party’s material activities (each, a “Collaboration Product Research Plan”).

(b) The Target Discovery Program will be conducted during the Initial Research Program Term and any Renewal Research Program Term pursuant to one or more written research plans that set forth the overall strategy, plan, goals, timelines and activities for the discovery and validation of new Targets for potential inclusion as Additional Targets (each, a “Target Discovery Plan”).

(c) An initial Collaboration Product Research Plan for each of the Initial Targets is set forth in Schedule 8 to this Agreement and such Collaboration Product Research Plan (an “Initial Research Plan”) is deemed approved by the JRC as of the Effective Date. The Parties shall jointly prepare and present to the JRC for review and approval an initial Collaboration Product Research Plan for each Additional Target at the next regularly scheduled JRC meeting unless otherwise agreed by the Parties (each, an “Additional Product Research Plan”). Within a timeframe to be mutually agreed by the Parties after the Effective Date, the Parties shall prepare and present to the JRC for review and approval an initial Target Discovery Plan. After an initial Research Plan has been approved, either Party may propose at any meeting of the JRC modifications to such Research Plan; provided, that, at a minimum, no later than [**] prior to the start of a given Contract Year during the Research Program Term (starting in 2018 for Contract Year 2019), the Parties shall update each Research Plan for the upcoming Contract Year for the JRC’s review and approval.

(d) Each Research Plan shall set forth in detail the material activities and responsibilities of each Party under such Research Plan, together with any relevant timelines for such activities and responsibilities (“Research Plan Activities”).

(e) In each Collaboration Product Research Plan, the Parties shall specify the desired properties for the applicable Collaboration Product. In each Target Discovery Plan, the Parties shall specify the Validation Criteria for inclusion of Targets as Novel Validated Targets.

(f) The Initial Research Plan shall specify any Regeneron Contributed Technology that Regeneron will contribute to the Research Program (for use by Regeneron or to be provided to Decibel) as of the Effective Date and each Additional Product Research Plan shall specify any Regeneron Contributed Technology that Regeneron agrees to contribute in its sole discretion pursuant to Section 2.7.

(g) Once a Party has committed to providing resources or technology to the Research Program as set forth in a mutually agreed Research Plan, such Party may not withdraw those resources or technology unless mutually agreed by the Parties.

2.4 Research Plan Performance.

(a) Decibel shall use Commercially Reasonable Efforts to accomplish the objectives of the Research Program within the timelines set forth in the Research Plans, and Decibel and Regeneron each shall use Commercially Reasonable Efforts during the Research Program Term to perform its respective Designated Activities as set forth in the applicable Research Plan.

(b) Subject to Section 2.4(c), each Party shall be responsible for any costs and expenses it incurs in the conduct of the Research Program.

(c) Except with respect to certain cell lines to Targets set forth in Schedule 3C, Decibel shall reimburse Regeneron for [**] percent ([**]%) of the Cell Line Development Costs incurred by Regeneron under the Research Program. Within [**] after the end of each Quarter, Regeneron shall deliver electronically to Decibel a Cell Line Development Payment Report in respect of such Quarter showing the amount payable by Decibel for the Cell Line Development Costs incurred by Regeneron during such Quarter, which Cell Line Development Payment Report shall be in such form, format and of such level of detail as mutually agreed by the Parties; provided, that any dispute regarding such form, format or level of detail shall be resolved as a Financial Dispute. Decibel shall make such payment to Regeneron within [**] after Decibel’s receipt of the applicable Cell Line Development Payment Report (but in any event not earlier than [**] after the end of the applicable Quarter). Notwithstanding the foregoing, if during the Term, Regeneron files an IND for a Regeneron Split-Field Product and the Active Agent included in such Regeneron Split-Field Product is produced by a cell line that was the subject of Cell Line Development Activities and Decibel previously paid to Regeneron the Cell Line Development Costs for such cell line, then Regeneron shall reimburse Decibel [**] percent ([**]%) of such previously paid Cell Line Development Costs within [**] after a request in writing by Decibel. For purposes of the immediately preceding sentence, the definition of “IND” shall apply with respect to such Regeneron Split-Field Product in the same manner it applies to a Collaboration Product.

(d) Each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to the Research Plans in conformity with Applicable Law and standard (bio)pharmaceutical industry practices; provided that in no case shall written documentation be maintained for less than [**] following the Contract Year to which such records pertain. Upon reasonable advance notice, each Party agrees to make the information referred to in the previous sentence available for inspection by the other Party during the Term and the period of [**] following the Term for purposes of ascertaining compliance with this Agreement. Upon reasonable advance notice, at the request of the JRC, each Party agrees to make its employees and consultants reasonably available at their respective places of employment to consult with the other Party on issues arising under the Research Plans. In accordance with the reporting format and schedule approved by the JRC, each Party shall promptly disclose to the other Party in writing all data, including preclinical data, formulation data and Manufacturing data generated by or on behalf of such Party with respect to a Collaboration Product; provided that, for clarity, in no event shall Regeneron or any of its Affiliates be obligated (except as set forth in Section 12.2 or Section 12.3) to disclose or provide any Manufacturing Know-How to Decibel or any of its Affiliates. The Parties acknowledge the importance of ensuring that the Research Plans are undertaken in accordance with the following good data management practices: (i) data shall be generated using sound scientific techniques and processes; (ii) data shall be accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting research hereunder; (iii) data shall be analyzed appropriately without bias in accordance with good scientific practices; (iv) physical embodiments of data from activities under this Agreement (e.g., laboratory notebooks) shall not include data from activities outside the scope of this Agreement; and (v) all data and results shall be stored securely and shall be easily retrievable. The Parties agree that they shall carry out the Research Plans so as to collect and record any data generated therefrom in a manner consistent with the foregoing requirements.

(e) If animals are used in research hereunder, each Party will comply with the Animal Welfare Act and any other Applicable Laws relating to the care and use of laboratory animals. In this regard, each Party shall endeavor to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals that are used in the course of the Research Plan, or products derived from such animals, such as eggs or milk, will not be used for food purposes, nor will such animals be used for commercial breeding purposes.

(f) If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected or used in the Research Plan, each Party represents and warrants (i) that it has complied, or shall comply, with all Applicable Laws relating to the collection or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection or use of such Human Materials. Each Party shall use Commercially Reasonable Efforts to ensure that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

2.5 Targets.

(a) Initial Targets. A list of Targets to be included in the Collaboration Product Research Program as of the Effective Date is set forth on Schedule 3A (the “Initial Targets”).

(b) Decibel Additional Targets. During the period beginning on [**] and ending [**], Decibel may designate one or more of the Targets set forth on Schedule 3B to be included in the Collaboration Product Research Program by providing Regeneron written notice of such designation (each such designated Target, a “Decibel Additional Target”).

(c) Additional Targets. During the Initial Research Program Term or any Renewal Research Program Term, the Parties may mutually agree in writing to designate one or more additional Targets (other than Novel Validated Targets) to be included in the Collaboration Product Research Program (each such Target, a “Mutually Agreed Additional Target”). Additionally, any Novel Validated Targets shall be included in the Collaboration Product Research Program. Each Decibel Additional Target, Mutually Agreed Additional Target and Novel Validated Target is an “Additional Target” and collectively are “Additional Targets”.

2.6 Exchange of Information and Materials. Each Party shall share information with the JRC in a timely manner concerning the progress of the Research Program. Without limiting the foregoing, at least [**] prior to each regular [**] meeting of the JRC, each Party will provide to the JRC a written report (in electronic form) summarizing the material activities undertaken by such Party under the Research Program and the results of such activities since such Party’s most recent report. The other Party shall have the right to reasonably request and to receive in a timely manner clarifications and answers to questions with respect to such reports and any other data and any other information it reasonably requests with respect to the conduct of the Research Program.

2.7 Regeneron Contributed Technology. In connection with the initial preparation of an Additional Product Research Plan or Target Discovery Plan (or the modification by the JRC of a Research Plan) pursuant to Section 2.3(c), the Parties shall discuss whether and the manner in which any technology Controlled by Regeneron or any of its Affiliates would be useful for the conduct of the applicable Research Plan. If the JRC and Regeneron approve the Additional Product Research Plan, Target Discovery Plan, or modification of a Research Plan, as applicable, and the inclusion of such technology and the manner of its use specified therein, then such technology shall be deemed Regeneron Contributed Technology hereunder; provided that it is understood and agreed that Regeneron shall have sole discretion as to whether or not to contribute any technology to any Research Program, and that any Regeneron Contributed Technology shall only be used to perform Designated Activities under and in the manner set forth in such approved Research Plan (or such approved modification of a Research Plan, as applicable) during the Research Program Term. Except to the extent expressly provided in a Research Plan, no other technology shall be considered “Regeneron Contributed Technology.”

ARTICLE 3

RESEARCH PROGRAM GOVERNANCE

3.1 The Joint Research Committee.

(a) Formation, Composition and Membership. Promptly after the Effective Date, the Parties shall establish the JRC, which shall consist of at least [**] senior representatives appointed by each of Regeneron and Decibel, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party that appoints it with respect to the issues falling within the jurisdiction of the JRC. Each Party may replace its JRC members upon written notice to the other Party (which may be via email); provided that such replacement is a senior representative of such Party with requisite experience, or is otherwise reasonably acceptable to the other Party. The JRC will have two (2) co-chairpersons, one designated by each of Regeneron and Decibel.

(b) Meetings of the JRC. The JRC shall meet at least [**] through the duration of the Research Program Term, unless the JRC co-chairpersons otherwise agree. All JRC meetings may be conducted by telephone, video-conference or in person as determined by the JRC co-chairpersons; provided, however, that the JRC shall meet in person at least [**]. Unless otherwise agreed by the Parties, all in-person meetings of the JRC shall be held on an alternating basis between Regeneron’s facilities and Decibel’s facilities. Further, each co-chairperson shall be entitled to call meetings in addition to the regularly scheduled [**] meetings. The co-chairpersons, with the assistance of the Alliance Managers, shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue draft minutes of each meeting within [**] thereafter and final minutes within [**] thereafter. With the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), a reasonable number of other representatives of a Party may attend any JRC meeting as non-voting observers (provided that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party and its Affiliates that are at least as stringent as those set forth in Article 18). Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JRC meetings.

(c) Duties. The JRC shall:

(i) maintain lists of Collaboration Targets and discuss proposed Mutually Agreed Additional Targets;

(ii) prioritize Collaboration Targets and Collaboration Products in the Field;

(iii) approve Additional Product Research Plans and Target Discovery Plans;

(iv) approve any modifications to any previously approved Research Plan;

(v) exchange and review scientific information and data from activities being conducted under, and the then-current progress of, each Research Plan, and establish processes for the exchange of information relating to the progress of the Designated Activities under each Research Plan;

(vi) provide guidance and recommendations on the direction of each Research Plan;

(vii) discuss what technology proposed by Regeneron would be useful to include under an Additional Product Research Plan as Regeneron Contributed Technology pursuant to Section 2.7, and to the extent contributed by Regeneron (in Regeneron’s sole discretion), facilitate the transfer of relevant Know-How or Patent Rights to Decibel;

(viii) make any such decisions as are expressly allocated to the JRC under this Agreement or as otherwise agreed to by the Parties; and

(ix) at the request of either Party’s representatives to the JRC, conduct ad hoc meetings in addition to the quarterly meetings of the JRC as reasonably necessary to coordinate and expedite all decisions made by the JRC.

For clarity, a particular Collaboration Product shall no longer be subject to oversight of the JRC or the subject of the Research Program following IND Acceptance for such Collaboration Product.

(d) Decision Making.

(i) The JRC shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on the JRC are given due consideration. The JRC shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Disputes at the JRC level shall be resolved in accordance with the following provisions of this Section 3.1(d).

(ii) If the JRC, after a period of [**] after the date a matter is submitted to it for decision, is unable to make a decision due to a lack of required consensus, either Party may require that the matter be submitted to the Executive Officers for a joint decision by providing written notice to the other Party formally requesting that the dispute be resolved by the Executive Officers and specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers.

(iii) If the dispute is referred to the Executive Officers, then the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within [**] after receiving such written notification or such longer period of time as the Executive Officers may agree in writing. Any final decision mutually agreed to by the Executive Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties.

(iv) If the Executive Officers cannot resolve such JRC dispute within such [**] or other agreed period, such dispute will be resolved as follows:

(1) for any JRC dispute other than a (w) Regeneron Controlled JRC Dispute, (x) Financial Dispute, (y) Technical Dispute, or (z) Legal Dispute, such dispute shall be resolved by Decibel and Decibel’s determination shall be binding on the Parties; provided that any final determination permitted to be made by Decibel under this Section 3.1(d)(iv)(1) shall: (A) be consistent with the terms of this Agreement; (B) not require Regeneron to conduct any activities unless Regeneron agrees in writing; and (C) not materially reduce or diminish the activities allocated to, or involvement of, Decibel under a Research Plan;

(2) if the dispute is related to (A) the manner in which Regeneron undertakes the Regeneron Designated Activities, (B) whether Decibel may require that Regeneron undertake any activities as Regeneron Designated Activities in Additional Product Research Plans or the Target Discovery Plan or in the course of the modification of any Research Plan, (C) the obligation of Regeneron to include any Regeneron Contributed Technology (or technology that would be included in Regeneron Contributed Technology) or to include a license to any Regeneron Contributed Patent Rights (or Patent Rights that would be included in Regeneron Contributed Patent Rights), (D) the manner of use of any Regeneron Contributed Technology that differs from the use of such Regeneron Contributed Technology as set forth in the last mutually agreed Research Plan (or mutually agreed modification to a Research Plan), (E) a Decibel Split-Field Collaboration Product and Regeneron reasonably believes that the resolution of such dispute in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, or commercialization of the corresponding Regeneron Split-Field Product, or (F) a Regeneron Vector Collaboration Product and Regeneron reasonably believes that the resolution of such dispute in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, commercialization, or use of a vector included therein by Regeneron outside the Field or outside the scope of this Agreement (each of (A)—(F), a “Regeneron Controlled JRC Dispute”), then such Regeneron Controlled JRC Dispute shall be resolved by Regeneron and Regeneron’s determination shall be binding on the Parties; provided that any final determination permitted to be made by Regeneron under this Section 3.1(d)(iv)(2) shall: (x) be consistent with the terms of this Agreement; (y) not require Decibel to conduct any activities unless Decibel agrees in writing; and (z) not materially reduce or diminish the activities allocated to, or involvement of, Regeneron under a Research Plan agreed to by Regeneron; and

(3) if the dispute is related to (A) a Financial Dispute, (B) Technical Dispute, or (C) a Legal Dispute, such dispute shall be resolved pursuant to Section 22.1.

(e) Limited Powers. None of the JRC or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement or to waive compliance with this Agreement, which may only be amended as set forth in Section 22.5 or waived as set forth in Section 22.2.

3.2 Alliance Management. Upon initiation of the Research Program, each of Decibel and Regeneron shall appoint a senior representative who possesses a general understanding of research, clinical, regulatory, manufacturing and marketing issues to act as its alliance manager, and each Party may replace such person upon notice (which may be via email) to the other Party (“Alliance Manager” or “Alliance Managers”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for acting as a single-point of communication for seeking consensus both internally within the respective Party’s organization and with the other Party’s organization, including facilitating review of external corporate communications. The Alliance Managers shall continue to serve in their role after expiration of the Research Program and until no Collaboration Products are being Developed or Commercialized in the Field under this Agreement.

ARTICLE 4

EXCLUSIVITY

4.1 Exclusivity. Subject to Section 4.2 and, with respect to Regeneron, Section 4.3, during the Term, each Party shall not, and shall cause its Affiliates not to, either directly, or with or through any Third Party, develop or commercialize any Competing Product in the Field or manufacture any Competing Product for purposes of development or commercialization in the Field, or license, authorize, appoint or otherwise enable any Third Party to, directly or indirectly, develop or commercialize any Competing Product in the Field or manufacture any Competing Product for purposes of development or commercialization in the Field. [**].

4.2 Change of Control and Acquired Competing Programs and Products.

(a) If, during the Term, (i) there is a Change of Control of a Party (such Party, the “Acquired Party”) and as of the effective date of such Change of Control, a Third Party described in the definition of “Change of Control” is engaged, directly or indirectly, in any activities that, if carried out by the Acquired Party, would be a breach of the exclusivity obligations set forth in Section 4.1 (such activities, a “Competing Program”), or (ii) as the result of an acquisition of a Third Party or the assets of a Third Party by a Party or one or more of its Affiliates (the “Acquiring Party”), the Acquiring Party directly or indirectly acquires rights to a Competing Product in the Field (each such Competing Product, an “Acquisition Product” and each transaction described in subsection (i) or (ii), a “Third Party Acquisition”); then, the Acquired Party or Acquiring Party, as applicable, shall give the other Party (the “Non-Acquiring Party”) express written notice thereof within [**] after the closing of such Third Party Acquisition and furthermore the Acquired Party or Acquiring Party, as applicable, shall in its sole discretion do one of the following after the closing of such Third Party Acquisition: [**]. If the Acquired Party or Acquiring Party fails to comply with one of the foregoing clauses (x), (y) or (z), then, unless the Parties otherwise agree in writing, the Acquired Party or Acquiring Party, as applicable, shall be in breach of Section 4.1.

(b) [**].

4.3 Regeneron Exceptions. Notwithstanding the exclusivity obligation in Section 4.1 or the exclusive license grants in Section 5.1(a)(ii) and Section 5.2(b)(i):

(a) Regeneron reserves the right to grant licenses to Third Parties to use Intellectual Property owned or otherwise controlled by Regeneron or its Affiliates (other than with respect to Intellectual Property controlled by Regeneron as a licensee of Decibel pursuant to this Agreement), including Regeneron Contributed IP, Regeneron’s rights in the Novel Viral Vector Collaboration IP, Regeneron Collaboration IP, and rights to Regeneron Mice, for general discovery purposes that, during the Research Program Term, is not specific to the Field and that, during the Term, is not specific to any particular Collaboration Target for use in the Field or general manufacturing purposes (i.e., that is not specific to the Manufacture of any particular Collaboration Product being developed under this Agreement), which may involve the research or manufacture of Competing Products in the Field, and such grant and any associated disclosure or provision of such Intellectual Property or provision of technical assistance in connection therewith shall not constitute a breach of this Agreement (including Section 4.1); provided that Regeneron and its Affiliates will not otherwise directly engage or actively assist any Third Party (other than through the grant of such license or provision of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 4.1, but, for clarity, may receive license fees, milestones and royalties in connection with exploitation of any Competing Products in the Field generated by such Third Parties.

(b) Regeneron reserves the right to grant licenses to Third Parties to use any clinical, genomic, and molecular data maintained by the Regeneron Genetics Center for any purpose, which may involve activities with respect to Competing Products in the Field, and such grant and any associated disclosure or provision of such data or provision of technical assistance in connection therewith shall not constitute a breach of this Agreement (including Section 4.1); provided that, Regeneron and its Affiliates will not otherwise directly engage or actively assist any Third Party (other than through the grant of such license or provisions of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 4.1 but, for clarity, may receive license fees, milestones and royalties in connection with exploitation of any Competing Products in the Field generated by such Third Parties.

(c) Regeneron reserves the right to grant licenses to academic Third Parties to use the Intellectual Property owned or otherwise controlled by Regeneron or its Affiliates (other than with respect to Intellectual Property controlled by Regeneron as a licensee of Decibel pursuant to this Agreement), including Regeneron Contributed IP, Regeneron’s rights in the Novel Viral Vector Collaboration IP, Regeneron Collaboration IP, and rights to Regeneron Mice, for academic, non-commercial research purposes, which may involve the research of Competing Products in the Field, and such grant and any associated disclosure or provision of Intellectual Property in connection therewith shall not constitute a breach of this Agreement (including Section 4.1).

(d) The Parties acknowledge and agree that nothing in Section 4.1 shall prevent or limit Regeneron’s or its Affiliate’s rights to settle any enforcement action or proceeding (including any counterclaim in any such action or proceeding), declaratory judgment action or similar action or claim, or any other litigation or proceeding involving an allegation of infringement or other violation of intellectual property rights or the invalidity or enforceability of any Patent Right owned or otherwise controlled by Regeneron or any of its Affiliates, including by granting licenses or other rights under any such Patent Right to Third Parties in connection therewith; provided that neither Regeneron nor any of its Affiliates may grant a license or other right under any such Patent Rights to a Third Party to make, have made, use, offer to sell, sell or import (i) a generic or biosimilar version of a Collaboration Product in the Field or (ii) a biopharmaceutical product Directed to the same Collaboration Target as a Collaboration Product using the same therapeutic approach as such Collaboration Product (i.e., active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence), without Decibel’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

ARTICLE 5

LICENSES

5.1 License Grants.

(a) Licenses to Decibel.

(i) Regeneron shall grant and hereby grants to Decibel a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), non-sublicensable (except as permitted under Section 5.5), fully paid-up, worldwide license under the Regeneron Contributed IP and the Regeneron Collaboration IP solely to perform Decibel’s Designated Activities under and in the manner set forth in a Research Plan during the Research Program Term.

(ii) Subject to Section 5.4, Regeneron shall grant and hereby grants to Decibel an exclusive (even as to Regeneron and its Affiliates), non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), license under the (A) Regeneron Contributed IP and (B) Regeneron Collaboration IP, in each case ((A) and (B)), to the extent necessary or reasonably useful to make, have made, use, offer to sell, sell or import Collaboration Products in the Field in the Territory solely to make, have made, use, offer to sell, sell or import Collaboration Products in the Field in the Territory; provided that the foregoing license shall not include any Regeneron Manufacturing IP except as set forth in Section 12.2.

(iii) At any time after a Phase II Trial in the Field is Initiated for a Collaboration Product that is not a Regeneron Contributed Collaboration Product, subject to Section 5.4, Decibel may request in writing, and Regeneron agrees to grant to Decibel, a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), license under the (A) Regeneron Contributed IP and (B) Regeneron Collaboration IP, in each case ((A) and (B)), to the extent necessary or reasonably useful to make, have made, use, offer to sell, sell or import such Collaboration Product or Decibel Ex-Field Products that contain the same Active Agent as such Collaboration Product outside the Field in the Territory; provided that (x) the foregoing license to Decibel shall be effective only upon such Phase II Trial being fully-enrolled (as specified in the trial protocol), (y) Regeneron shall not be obligated to grant the foregoing license to Decibel if (1) the grant of such rights to Decibel would or would reasonably be expected to encumber, diminish, or conflict with rights and licenses granted by Regeneron to a Third Party prior to the time the Phase II Trial is Initiated (as specified in the trial protocol) or (2) Regeneron is then developing a product that would or would reasonably be expected to compete with such Collaboration Product or Decibel Ex-Field Products outside the Field in the Territory, and (z) the foregoing license to Decibel shall not include any Regeneron Manufacturing IP except as set forth in Section 12.2.

(b) Licenses to Regeneron.

(i) Decibel shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), non-sublicensable (except as permitted under Section 5.5), fully paid up, worldwide license under any and all Decibel Background IP and Decibel Collaboration IP solely to perform the Regeneron Designated Activities under and in the manner set forth in a Research Plan during the Research Program Term.

(ii) Decibel shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), fully paid up, perpetual, worldwide license under the Decibel Collaboration IP to make, have made, use, offer to sell, sell or import products outside the Field, but such license shall exclude the right to make, have made, use, offer to sell, sell or import Collaboration Products outside the Field.

(iii) Subject to Section 5.4, Decibel shall grant and hereby grants to Regeneron an exclusive (even as to Decibel and its Affiliates), non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), fully paid up, perpetual, worldwide license under the Decibel Collaboration IP to make, have made, use, offer to sell, sell or import Regeneron Split-Field Products outside the Field;

(iv) Decibel shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), fully paid up perpetual, license and right of access, reference, and use with the right to grant sublicenses and further rights of reference through multiple tiers (in accordance with Section 5.5), under any Regulatory Documentation and Approvals to the extent Controlled by Decibel or any of its Affiliates or its or their sublicensees, which are applicable to make, have made, use, offer to sell, sell or import Regeneron Split-Field Products outside the Field.

5.2 Licenses to Novel Viral Vector Collaboration Know-How and Patent Rights.

(a) Subject to Section 5.4, Decibel shall grant and hereby grants to Regeneron a non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), fully paid up, worldwide license under Decibel’s interest in the Novel Viral Vector Collaboration IP (i) which license shall be exclusive (even as to Decibel and its Affiliates) to make, have made, use, offer to sell, sell or import Regeneron Split-Field Products outside the Field and (ii) which license shall be non-exclusive for all other purposes; and

(b) Subject to Section 5.4, Regeneron shall grant and hereby grants to Decibel a non-transferable (except as permitted by Section 22.9(a)), sublicensable through multiple tiers (in accordance with Section 5.5), fully paid up, worldwide license under Regeneron’s interest in the Novel Viral Vector Collaboration IP (i) which license shall be exclusive (even as to Regeneron and its Affiliates), to make, have made, use, offer to sell, sell or import Collaboration Products in the Field and (ii) which license shall be non-exclusive for all other purposes.

5.3 Freedom to Operate. In the event and to the extent that (a) (i) the practice of the Decibel Designated Activities under the Research Program in accordance with this Agreement would necessarily infringe a Patent Right that is Controlled by Regeneron or one of its Affiliates or (ii) the making, having made, using, offering to sell, selling or importing in accordance with this Agreement by Decibel or its Affiliates, licensees or sublicensees of a Collaboration Product in the Field for which an IND was filed during the Research Program Term (to the extent that such Collaboration Product has not been engineered or modified in any material manner from the form in which it existed at the time of the filing of (and as described in) such IND for such Collaboration Product (including with respect to the formulation and method of Manufacture)) would necessarily infringe a Patent Right that is Controlled by Regeneron or one of its Affiliates, and (b) Regeneron or such Affiliate has the right to enforce such Patent Right, then Regeneron shall not, and shall cause such Affiliate not to, control enforcement of such Patent Right, or assert any claims of infringement under such Patent Right, against Decibel, its Affiliates, or its licensees or sublicensees of such Collaboration Product, with respect to such making, having made, using, offering to sell, selling or importing of such Collaboration Product in such form in the Field. For clarity, Decibel and its Affiliates, licensees and sublicensees shall have no rights under this Section 5.3 with respect to any Collaboration Product to the extent such Collaboration Product has been engineered or modified in any material manner after filing of the IND for such Collaboration Product or to any Patent Rights other than Patent Rights that would be necessarily infringed by such Collaboration Product in the form in which it existed at the time of the filing of (and as described in) such IND.

5.4 No Implied License; Retained Rights.

(a) Except as expressly provided for herein, nothing in this Agreement grants either Party or vests in either Party any right, title or interest in and to the Know-How, Patent Rights, Confidential Information, Trademarks or other Intellectual Property of the other Party (either expressly or by implication or estoppel), other than the license rights expressly granted hereunder and the assignments expressly made hereunder.

(b) Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to Regeneron pursuant to any other term or condition of this Agreement:

(i) Regeneron hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the Regeneron IP to (A) perform its and their obligations under this Agreement, including to perform Cell Line Development Activities and to Manufacture Regeneron Supplied Products pursuant to Section 12.2 and the Supply Agreement and perform any other Regeneron Designated Activities; (B) develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product, other than a Collaboration Product, in any field (including, subject to Article 4, the Field) anywhere in the world; (C) develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any Regeneron Contributed Collaboration Product outside the Field and (D) to conduct non-clinical research with respect to Collaboration Products in the Field in the Territory, and to Manufacture the Collaboration Products, for use in the performance of such research, provided that such research shall be conducted solely by or on behalf of Regeneron or its Affiliates solely for its or their internal research purposes; and

(ii) Regeneron reserves the right to grant the licenses to Third Parties for the purposes described in Section 4.3(a), Section 4.3(b) and Section 4.3(c).

(c) Regeneron shall not be deemed to have breached the terms of the exclusive license granted to Decibel in Section 5.1(a)(ii) or in Section 5.2(b) based on the use of a Collaboration Product in the Field by any end-user of such Collaboration Product if Regeneron and its Affiliates did not, and if Regeneron did not grant a Third Party a (sub)license under any Regeneron Collaboration IP, Regeneron Contributed IP or Regeneron’s interest in the Novel Viral Vector Collaboration IP to, (i) develop or seek Approval of such Collaboration Product in the Field or (ii) promote or market such Collaboration Product for use in the Field.

(d) Decibel shall not be deemed to have breached the terms of the exclusive license granted to Regeneron in Section 5.1(b)(iii) or in Section 5.2(a) based on the use of a Decibel Split-Field Collaboration Product outside the Field by any end-user of such Decibel Split-Field Collaboration Product if Decibel and its Affiliates did not, and if Decibel did not grant a Third Party a (sub)license under any Decibel Collaboration IP or Decibel’s interest in the Novel Viral Vector Collaboration IP to, (i) develop or seek Approval of such Decibel Split-Field Collaboration Product outside the Field or (ii) promote or market such Decibel Split-Field Collaboration Product for use outside the Field.

5.5 Sublicensing.

(a) Subject to Article 6 and Section 22.11(c), Decibel has the right, without the prior written consent of Regeneron, to sublicense (i) any of its rights under the non-exclusive license granted in Section 5.1(a)(i) to any permitted subcontractor; provided that Decibel has fully satisfied all of its obligations pursuant to Section 22.11(b);(ii) any of its rights under the exclusive license granted in Section 5.1(a)(ii) and Section 5.2(b); and (iii) any of its rights under the non-exclusive license granted in Section 5.1(a)(iii); provided, that, in all cases ((i), (ii) or (iii)), Decibel provides Regeneron a complete copy (except for redactions of highly-sensitive technical information that are not necessary to ensure compliance with this Agreement) of each sublicense agreement (and any amendment(s) thereto) with a Third Party sublicensee no later than [**] after the execution of such agreement.

(b) Subject to Section 22.11(c), Regeneron has the right to sublicense any of its rights under the licenses granted in Section 5.1(b) and Section 5.2(a) without the prior written consent of Decibel.

(c) Notwithstanding the foregoing provisions of this Section 5.5, either Party may sublicense any of its rights hereunder without such other Party’s consent, (i) to an Affiliate or (ii) to any permitted subcontractor performing Regeneron Designated Activities or Decibel Designated Activities, as applicable, provided in the case of clause (ii) that the subcontracting Party granting such sublicense has fully satisfied all of its obligations pursuant to Section 5.5 and Section 22.11, including any applicable subcontract consent requirements.

ARTICLE 6

REGENERON RIGHT OF FIRST NEGOTIATION

6.1 Regeneron Right of First Negotiation for ROFN Transactions.

(a) Except in compliance with this Section 6.1, Decibel shall not, and shall cause its Affiliates not to, enter into any ROFN Transaction Negotiations or execute a ROFN Transaction Agreement or otherwise consummate a ROFN Transaction.

(b) Decibel hereby grants to Regeneron a right of first negotiation (each, a “ROFN”), as set forth in this Section 6.1. If Decibel wishes to license, sell or otherwise grant or transfer, including by option, rights in or to, including any rights to further Develop or Commercialize, one or more Collaboration Products (each such Collaboration Product, a “ROFN Product”) in the Field to any Third Party in one or more Major Market Countries or the entire Territory (a “ROFN Territory”) (such transaction, a “ROFN Transaction”), then Decibel must deliver a notice to Regeneron describing the scope of rights (including with respect to the applicable Collaboration Products, territory(ies), indication(s) and transaction structure (e.g., license or acquisition)) that is the subject of such proposed ROFN Transaction in reasonable detail (a “ROFN Notice”) prior to Decibel engaging in any discussions with, accepting any offer from, or entering into any agreement with, any Third Party with respect to such proposed ROFN Transaction for such ROFN Product(s) in such ROFN Territory or providing any confidential information to any Third Party in connection with any proposed ROFN Transaction (collectively, “ROFN Transaction Negotiations”) and provide Regeneron a ROFN Data Package with respect to such ROFN Products in such ROFN Territory. For [**] after the date that Regeneron receives such ROFN Notice and the complete ROFN Data Package, Decibel will permit Regeneron to conduct, and will facilitate Regeneron’s conduct of, technical and legal due diligence, including upon Regeneron’s request, Decibel making its officers, employees and consultants reasonably available to Regeneron to discuss such ROFN Data Package and making available such other material information relating to such ROFN Products in such ROFN Territory as Regeneron may reasonably request in order to make an informed decision regarding whether to exercise its ROFN with respect to such ROFN Products in such ROFN Territory.

(c) If Regeneron wishes to enter into exclusive negotiations with Decibel to obtain the rights that Decibel wishes to grant with respect to such ROFN Product(s) in such ROFN Territory, Regeneron shall provide Decibel with notice thereof (a “ROFN Exercise Notice”) within [**] after receipt of the applicable ROFN Notice and the complete ROFN Data Package. If Regeneron reasonably determines that the data included in the ROFN Data Package furnished by Decibel under Section 6.1(b) is inaccurate or incomplete, Regeneron shall provide written notice thereof to Decibel on or before the [**] after the ROFN Data Package Delivery Date and if Decibel does not provide Regeneron such data within [**] after such request, then the foregoing [**] exercise period shall be extended by a period equal to the delay in Decibel providing such data to Regeneron; provided, however, that the foregoing shall not require Decibel to prepare, obtain or otherwise provide any information, data, or materials other than those that are then in possession or Control of Decibel or its Affiliates. If Regeneron does not deliver a ROFN Exercise Notice within such [**] period or provides written notice that it does not intend to provide a ROFN Exercise Notice, Decibel shall, subject to Section 5.5, thereafter be free to engage in ROFN Transaction Negotiations with Third Parties for, and enter into an agreement with a Third Party with respect to, such proposed ROFN Transaction for such ROFN Products in such ROFN Territory (such agreement, a “ROFN Transaction Agreement”) without further obligations under this Section 6.1; provided that Decibel shall not enter into a ROFN Transaction Agreement for rights (as distinguished from financial terms and provisions) with respect to such ROFN Products in such ROFN Territory that are materially different than those set forth in the applicable ROFN Notice without again complying with this Section 6.1.

(d) If Regeneron timely delivers a ROFN Exercise Notice, the Parties will engage in good faith negotiations for a period of [**] after delivery of such ROFN Notice (an “Exclusive Negotiation Period”) in an attempt to agree upon the terms and conditions pursuant to which Regeneron would receive a license, assignment, option or other grant or transfer of rights in and to, including any rights to further Develop or Commercialize, such ROFN Products in the Field in such ROFN Territory. If the Parties are able to reach mutual agreement on such terms and conditions during such Exclusive Negotiation Period, the Parties shall promptly (but in no event longer than [**]) thereafter enter into a definitive agreement reflecting such terms. If the Parties fail to reach mutual agreement during the Exclusive Negotiation Period on terms and conditions of a license, assignment, option or other grant or transfer of right in and to, including any rights to further Develop or Commercialize, such ROFN Products in the Field in such ROFN Territory, Decibel shall, subject to Section 5.5, thereafter be free to engage in ROFN Transaction Negotiations with Third Parties for, and enter into ROFN Transaction Agreements with Third Parties with respect to, such ROFN Products in the Field in such ROFN Territory; provided that (x) during the first [**] after the end of the Exclusive Negotiation Period, Decibel shall not enter into a ROFN Transaction Agreement for such ROFN Products in the Field in such ROFN Territory on terms and conditions that, taken as a whole, are more favorable to the applicable Third Party than the terms and conditions last proposed by Decibel to Regeneron during the applicable Exclusive Negotiation Period, (y) if Decibel or its Affiliate, as applicable, does not enter into an agreement with a Third Party with respect to such ROFN Products in the Field in such ROFN Territory within [**] after the end of the Exclusive Negotiation Period then Decibel must so notify Regeneron and comply again with all of the terms of this Section 6.1 if Decibel intends to engage in ROFN Transaction Negotiations or enter into a ROFN Transaction Agreement with respect to such ROFN Products in such ROFN Territory in the Field after the end of such [**] period and (z) Decibel shall not enter into a ROFN Transaction Agreement for rights (as distinguished from financial terms and conditions, which are addressed in subsection (x) above) with respect to such ROFN Products in the Field in such ROFN Territory that are materially different than those set forth in the applicable ROFN Notice without again complying with this Section 6.1. Decibel promptly shall provide to Regeneron a complete and accurate copy of any ROFN Transaction Agreement (except for redactions of highly-sensitive technical information).

(e) The provisions of this Section 6.1 shall not apply to (i) the grant of rights to a bona fide distributor of Collaboration Products that Decibel engages in the ordinary course of business, (ii) any subcontracts permitted pursuant to Section 22.11(b), or (iii) a transaction that would constitute a Change of Control pursuant to clause (a) or (b) of the definition thereof or that is a sale or other transfer to a Third Party of all or substantially all of Decibel’s (or its ultimate parent’s) entire business.

ARTICLE 7

REGENERON DESIGNATION OF OPT-OUT PRODUCTS AND POST-POC OPT-OUT PRODUCTS

7.1 Opt-Out Products.

(a) With respect to each Collaboration Product:

(i) at least [**] prior to the anticipated date of IND submission to the FDA for such Collaboration Product, as such date is reasonably determined by the JRC, Decibel shall provide Regeneron with a proposed Initial Long-Term Development Plan for such Collaboration Product (which such proposed Initial Long-Term Development Plan may include an alternate version of such plan that would apply if Regeneron ultimately designates such Collaboration Product as an Opt-Out Product) (an “Initial Development Proposal”) and during the first [**] after Regeneron receives such Initial Development Proposal, the Parties shall review and discuss such Initial Development Proposal and Decibel shall consider in good faith all comments provided by Regeneron regarding such Initial Development Proposal, including those specifically regarding clinical development, process development for Manufacturing, and regulatory activities, and Decibel shall provide Regeneron an updated Initial Long-Term Development Plan for such Collaboration Product (which such updated Initial Long-Term Development Plan may include an alternate version of such plan that would apply if Regeneron ultimately designates such Collaboration Product as an Opt-Out Product) based on the Initial Development Proposal and such discussions and considerations promptly after the conclusion of such discussions; and

(ii) no later than [**] after the date of IND submission to the FDA for such Collaboration Product, Decibel shall provide Regeneron with an updated Initial Data Package for such Collaboration Product. For clarity, Decibel may provide Regeneron the Initial Data Package for a Collaboration Product prior to submitting the IND for such Collaboration Product to the FDA; provided, that [**].

(b) At any time during the period starting on the later of (i) the receipt by Regeneron of the Initial Long-Term Development Plan pursuant to Section 7.1(a)(i) and (ii) the Initial Data Package Delivery Date and ending on (and including) the date that is [**] after the later of the dates in clauses (i) and (ii) (the “Initial Election Period”), Regeneron may provide a written notice to Decibel designating such Collaboration Product as an “Opt-Out Product”. If Regeneron does not provide such notice within such Initial Election Period, such Collaboration Product shall remain a Cost-Share Product hereunder.

(c) If Regeneron reasonably determines that the data included in the Initial Data Package furnished by Decibel under Section 7.1(a)(ii) is inaccurate or incomplete, Regeneron shall provide written notice thereof to Decibel on or before the [**] after the Initial Data Package Delivery Date and Decibel shall use its Commercially Reasonable Efforts to furnish to Regeneron corrected or complete copies of such additional information requested by Regeneron within [**] after such request (and if Decibel does not provide Regeneron such data within such [**] period, then the Initial Election Period shall be extended by a period equal to the delay in Decibel providing such data to Regeneron); provided, however, that the foregoing shall not require Decibel to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the possession or Control of Decibel or its Affiliates. During the Initial Election Period for a Collaboration Product, Decibel will permit Regeneron to conduct, and will facilitate Regeneron’s conduct of, technical and legal due diligence, including upon Regeneron’s request, Decibel making its officers, employees and consultants reasonably available to Regeneron to discuss the Initial Data Package for such Collaboration Product and making available such other material information relating to such Collaboration Product as Regeneron may reasonably request in order to make an informed decision regarding whether to designate such Collaboration Product as an Opt-Out Product, including any information and materials of the type set forth in the definition of Initial Data Package that are generated or otherwise become available to Decibel or its Affiliates after the Initial Data Package is received by Regeneron; provided, however, that the foregoing shall not require Decibel to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the possession or Control of Decibel or its Affiliates.

7.2 Post-POC Opt-Out Products.

(a) With respect to each Cost-Share Product:

(i) at least [**], but no more than [**], prior to the earlier of (A) the expected date of Initiation of the first Registration Enabling Trial in the Field in support of an initial Marketing Approval for such Cost-Share Product in any Initial Major Market Country and (B) the expected date of filing the first application for Marketing Approval for such Cost-Share Product in any Major Market Country, in each case, as such date is reasonably determined by the JPC, or, if an Adaptive Trial for such Cost-Share Product becomes a Converted Trial, then within [**] after the Conversion Date for such Adaptive Trial, Decibel shall provide Regeneron with a proposed Post-POC Long-Term Development Plan for such Cost-Share Product (which such proposed Post-POC Long-Term Development Plan may include an alternate version of such plan that would apply if Regeneron ultimately designates such Cost-Share Product as a Post-POC Opt-Out Product) (a “Final Development Proposal”) and during the first [**] after Regeneron receives such Final Development Proposal, the Parties shall review and discuss such Final Development Proposal and Decibel shall consider in good faith all comments provided by Regeneron regarding such Final Development Proposal, including those specifically regarding clinical development, process development for Manufacturing, and regulatory activities, and Decibel shall provide Regeneron an updated Post-POC Long-Term Development Plan for such Cost-Share Product (which such updated Post-POC Long-Term Development Plan may include an alternate version of such plan that would apply if Regeneron ultimately designates such Cost-Share Product as a Post-POC Opt-Out Product) based on the Final Development Proposal and such discussions and considerations promptly after the conclusion of such discussions; and

(ii) if an Adaptive Trial was conducted for such Cost-Share Product, Decibel shall deliver to Regeneron the key safety and efficacy results of the portion of such Adaptive Trial generated prior to the Adaptive Trial Interim Point for such Adaptive Trial within [**] after such results are made available to Decibel’s senior management;

(iii) at least [**], but no more than [**], prior to the earlier of (A) the expected date of Initiation of the first Registration Enabling Trial in support of an initial Marketing Approval for such Cost-Share Product in the United States (which Clinical Trial may or may not be conducted in the United States) and (B) the expected date of filing the first application for Marketing Approval for such Cost-Share Product in the United States, in each case, as such date is reasonably determined by the JPC, or, if an Adaptive Trial becomes a Converted Trial, then within [**] after the Conversion Date for such Converted Trial, Decibel shall deliver to Regeneron the Final Data Package for such Cost-Share Product.

(b) With respect to each Cost-Share Product, at any time during the period starting on the later of (i) the receipt by Regeneron of the updated Post-POC Long-Term Development Plan for such Cost-Share Product pursuant to Section 7.2(a)(i) and (ii) the Final Data Package Delivery Date for such Cost-Share Product and ending on (and including) the date that is [**] after the later of the dates in clauses (i) and (ii) (the “Final Election Period”), Regeneron may provide a written notice to Decibel designating such Cost-Share Product as a “Post-POC Opt-Out Product”. If Regeneron does not provide such notice within such Final Election Period, such Cost-Share Product shall remain a Cost-Share Product hereunder.

(c) If Regeneron reasonably determines that the data included in the Final Data Package furnished by Decibel under Section 7.2(a)(iii) is inaccurate or incomplete, Regeneron shall provide written notice thereof to Decibel on or before the [**] after the Final Data Package Delivery Date and Decibel shall use its Commercially Reasonable Efforts to furnish to Regeneron corrected or complete copies of such additional information requested by Regeneron within [**] after such request (and if Decibel does not provide Regeneron such data within such [**] period, then the Final Election Period shall be extended by a period equal to the delay in Decibel providing such data to Regeneron); provided, however, that the foregoing shall not require Decibel to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the possession or Control of Decibel or its Affiliates. During the Final Election Period for a Cost-Share Product, Decibel will permit Regeneron to conduct, and will facilitate Regeneron’s conduct of, technical and legal due diligence, including upon Regeneron’s request, Decibel making its officers, employees and consultants reasonably available to Regeneron to discuss the Final Data Package for such Cost-Share Product and making available such other material information relating to such Cost-Share Product as Regeneron may reasonably request in order to make an informed decision regarding whether to designate such Cost-Share Product as a Post-POC Opt-Out Product, including any information and materials of the type set forth in the definition of Final Data Package that are generated or otherwise become available to Decibel or its Affiliates after the Final Data Package is received by Regeneron; provided, however, that the foregoing shall not require Decibel to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the possession or Control of Decibel or its Affiliates.

7.3 Cost-Share Products. Absent the designation by Regeneron of a Cost-Share Product as an Opt-Out Product pursuant to Section 7.1(b) or as a Post-POC Opt-Out Product pursuant to Section 7.2(b), a Collaboration Product will remain a Cost-Share Product and Regeneron will be obligated to share the Shared Development Costs pursuant to Section 13.4 and will be entitled to the Payment Rate for Cost-Share Products.

7.4 Transitioning a Cost-Share Product to a Post-POC Opt-Out Product After the Final Election Period. After the Final Election Period for a Cost-Share Product, Regeneron may designate such Cost-Share Product as a Post-POC Opt-Out Product at any time upon [**] advance written notice to Decibel, in which case Regeneron’s obligations with respect to the Shared Development Costs for such Cost-Share Product shall cease on the day that is [**] after the date on which Regeneron provides Decibel such notice (but, for clarity, shall continue during such [**] period) and thereafter Decibel shall be responsible for all of the costs and expenses incurred by or on behalf of Decibel or any of its Affiliates in connection with the development thereof and such costs shall not be Shared Development Costs, and Regeneron will be entitled to the Payment Rate for Post-POC Opt-Out Products for such Collaboration Product.

7.5 Converting Back to a Cost-Share Product. Notwithstanding the designation by Regeneron of a Cost-Share Product as an Opt-Out Product pursuant to Section 7.1(b) or as a Post-POC Opt-Out Product pursuant to Section 7.2(b), Regeneron has the right to convert such Opt-Out Product or Post-POC Opt-Out Product, as applicable, into a Cost-Share Product pursuant to Section 9.3(a)(iii) or Section 9.3(b)(iv), as applicable.

ARTICLE 8

GOVERNANCE OF COLLABORATION PRODUCTS AFTER THE RESEARCH PROGRAM

8.1 Establishment of the Joint Product Committee. Within [**] after IND Acceptance for the first Collaboration Product, the Parties shall establish, for the purposes and with the responsibilities specified herein, a Joint Product Committee (the “JPC”). From time to time, the JPC may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the JPC determines.

8.2 General Purpose and Responsibilities. The JPC shall have overall responsibility for the review and coordination of the relevant activities of the Parties under this Agreement with respect to each Collaboration Product in the Field after the first IND Acceptance therefor and for Collaboration Products in the Field generally after the expiration of the Research Program Term and shall make certain decisions with respect to Cost-Share Products, all to the extent provided in Section 8.3.

8.3 Specific Responsibilities of the Joint Product Committee.

(a) The JPC shall:

(i) facilitate an exchange between the Parties of data, information, material and results relating to the Development and Commercialization of Collaboration Products in the Field (and, if applicable, the development and commercialization of Regeneron Split-Field Products), including with respect to Cost-Share Products, the scientific and business rationale and supporting evidence for any material amendment to any Initial Operational Development Plan, Post-POC Operational Development Plan (including the Shared Development Cost Budget) or Commercial Plan;

(ii) review the allocation of costs set forth under clause (ii) in Schedule 1 with respect to the Manufacture of any Collaboration Product in connection with the determination of the Manufacturing Costs with respect thereto;

(iii) review (and with respect to each Cost-Share Product, approve) each Initial Operational Development Plan, each Post-POC Operational Development Plan, each Commercial Plan and each updated version with respect to any of the foregoing;

(iv) review Manufacturing activities for clinical supply that are Shared Development Costs;

(v) with respect to each Decibel Split-Field Collaboration Product, review and approve all significant Promotional Materials with respect to such Decibel Split-Field Collaboration Product in any country in the Territory prior to distribution by Decibel or its Affiliates or Third Parties;

(vi) on at least [**] basis, review Decibel’s efforts in performing its Development and Commercialization activities under the then-current Development Plans and Commercial Plans, including product lifecycle management, regulatory activities and strategies, and global commercialization strategies for Cost-Share Products in the Field, including whether to launch outside Major Market Countries;

(vii) provide a single-point of communication for seeking consensus regarding key global strategy and Development Plan and Commercial Plan issues;

(viii) review the actual Shared Development Costs and Shared Development Payment Reports;

(ix) review and approve any Shared Development Overrun for any Cost-Share Product;

(x) if an Initial Operational Development Plan for a Cost-Share Product includes an Adaptive Trial, review and approve the designated point in such Adaptive Trial by which the Parties anticipate that sufficient data should have been generated to enable a decision regarding whether to pursue the applicable modifications of such Adaptive Trial that would enable such Adaptive Trial to meet the criteria for a Registration Enabling Trial (such point with respect to such Adaptive Trial, the “Adaptive Trial Interim Point”);

(xi) establish Working Groups or sub-committees of the JPC, as the JPC deems appropriate;

(xii) resolve Financial Disputes and Technical Disputes; and

(xiii) consider and act upon such other matters as are specifically assigned to the JPC under this Agreement or otherwise agreed by the Parties.

(b) Information Sharing.

(i) Decibel will share information with the JPC in a timely manner concerning the progress of the Development Plans and Commercial Plans and, in any event, at least [**] prior to each regular [**] meeting of the JPC, and in connection therewith, will provide to the JPC a written report (in electronic form) summarizing in reasonable detail the material activities undertaken in connection with such plans since Decibel’s last report.

(ii) At meetings of the JPC, Regeneron will provide to Decibel an update on any current and planned development and commercialization of Regeneron Split-Field Products.

(iii) At meetings of the JPC, Decibel will provide to Regeneron an update on any current and planned development and commercialization of (A) Collaboration Products for use in an Ex-Field Indication and (B) Decibel Ex-Field Products.

(c) Membership. The JPC shall be composed of an equal number of representatives (but at least [**]), appointed by each of Regeneron and Decibel, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party that appoints it with respect to the issues falling within the jurisdiction of the JPC. Each Party may replace its JPC members upon written notice (which may be via email) to the other Party; provided that such replacement is a senior representative of such Party with requisite experience, or is otherwise reasonably acceptable to the other Party. The JPC will have two (2) co-chairpersons, one designated by each of Regeneron and Decibel. Each co-chairperson shall be entitled to call meetings.

(d) Meetings. The JPC shall meet at least [**] unless the JPC co-chairpersons otherwise agree. All JPC meetings may be conducted by telephone, video-conference or in person as determined by the JPC co-chairpersons; provided, however, that the JPC shall meet in person at least [**]. Unless otherwise agreed by the Parties, all in-person meetings of the JPC shall be held on an alternating basis between Regeneron’s facilities and Decibel’s facilities. Further, each co-chairperson shall be entitled to call meetings in addition to the regularly scheduled [**] meetings. The co-chairpersons, with the assistance of the Alliance Managers, shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue draft minutes of each meeting within [**] thereafter and final minutes within [**] thereafter. With the consent of other Party (not to be unreasonably withheld, conditioned or delayed), a reasonable number of other representatives of a Party may attend any JPC meeting as non-voting observers (provided that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party and its Affiliates that are at least as stringent as those set forth in Article 18). Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JRC meetings.

(e) Decision Making.

(i) The JPC shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on the JPC are given due consideration. The JPC shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Disputes at the JPC level shall be resolved in accordance with the following provisions of this Section 8.3(e); provided that, for clarity, for those matters that (A) relate to Opt-Out Products and Post-POC Opt-Out Products and (B) solely require JPC review and not JPC approval, if the JPC is unable to resolve such issue after using good faith efforts and giving full consideration of the views of both Parties, then the Party responsible for such matter under this Agreement may proceed after a period of [**] (or [**] in the event of an urgent matter).

(ii) If the JPC, after a period of [**] after the date a matter is submitted to it for approval, is unable to give such approval due to a lack of required consensus, either Party may require that the matter be submitted to the Executive Officers for a joint decision by providing written notice to the other Party formally requesting that the dispute be resolved by the Executive Officers and specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers.

(iii) If the dispute is referred to the Executive Officers, then the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within [**] after receiving such written notification or such longer period of time as the Executive Officers may agree in writing. Any final decision mutually agreed to by the Executive Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties.

(iv) If the Executive Officers cannot resolve such JPC dispute within such [**] or other agreed period, such dispute will be resolved as follows:

(1) for any dispute other than a (v) Regeneron Controlled JPC Dispute, (w) Deadlocked JPC Dispute, (x) Financial Dispute, (y) Technical Dispute or (z) Legal Dispute, such dispute shall be resolved by Decibel and Decibel’s determination shall be binding on the Parties; provided that any final determination permitted to be made by Decibel under this Section 8.3(e)(iv)(1) shall (A) be consistent with the terms of this Agreement, (B) not require Regeneron to conduct any activities unless Regeneron agrees to do so in writing, or (C) not increase the Shared Development Cost Budget with respect to any Cost-Share Product after Regeneron has designated such Cost-Share Product as a Post-POC Opt-Out Product pursuant to Section 7.2 with respect to the [**] period after such designation;

(2) if the dispute is related to (A) a Decibel Split-Field Collaboration Product, and Regeneron reasonably believes that the resolution of such dispute with respect to such Decibel Split-Field Collaboration Product in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, or commercialization of the corresponding Regeneron Split-Field Product or (B) a Regeneron Vector Collaboration Product, and Regeneron reasonably believes that the resolution of such dispute with respect to such Regeneron Vector Collaboration Product in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, commercialization, or use of a vector included therein by Regeneron outside the Field or outside the scope of this Agreement (each of (A) and (B), a “Regeneron Controlled JPC Dispute”), then such Regeneron Controlled JPC Dispute shall be resolved by Regeneron and Regeneron’s determination shall be binding on the Parties; provided that any final determination shall (x) be consistent with the terms of this Agreement and (y) not require Decibel to conduct any activities unless Decibel agrees to do so in writing;

(3) if the dispute is related to (A) determining the Adaptive Trial Interim Point for any Adaptive Trial, (B) approval of any amendment to a Shared Development Cost Budget (other than in connection with the annual update to each Post-POC Operational Development Plan proposed pursuant to Section 9.3(b)(iii), which shall be governed by subsection (1) above) or (C) approval of a Shared Development Overrun (each of (A), (B), and (C), a “Deadlocked JPC Dispute”), neither Party shall have the right to resolve such Deadlocked JPC Dispute and such Deadlocked JPC Dispute shall remain deadlocked until resolved by mutual agreement of the Parties and, for clarity, the item subject to the Deadlocked JPC Dispute will not be approved until such Deadlocked JPC Dispute is resolved, and with respect to clause (A) the applicable Adaptive Trial would not be conducted (i.e., a Phase II Trial would have to be conducted for the applicable Cost-Share Product) and with respect to clauses (B) and (C), the last-approved item, as applicable, will continue in force and effect until such resolution (e.g., in clause (B) the most recently approved Shared Development Cost Budget would continue to apply, and in clause (C) the Shared Development Overrun would not be approved); and

(4) if the dispute is related to (A) a Financial Dispute, (B) a Technical Dispute or (C) a Legal Dispute, such dispute shall be resolved pursuant to Section 22.1.

(f) Limited Powers. None of the JPC or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement or to waive compliance with this Agreement, which may only be amended as set forth in Section 22.5 or waived as set forth in Section 22.2.

ARTICLE 9

POST-RESEARCH PROGRAM DEVELOPMENT OF COLLABORATION PRODUCTS

9.1 Development of Collaboration Products After the Research Program Term. Decibel shall be solely responsible for Developing Collaboration Products in the Field. Subject to the terms of this Agreement, Decibel shall undertake Development activities with respect to Collaboration Products pursuant to the Development Plans under the oversight of the JPC. Decibel shall (a) use Commercially Reasonable Efforts to (i) Develop the Collaboration Products in the Field on a Collaboration Product-by-Collaboration Product basis and (ii) carry out the Development activities set forth in the Development Plans in a timely manner, and (b) conduct all such activities in compliance with Applicable Laws, including Good Practices.

9.2 Development Records. Decibel shall maintain complete, current and accurate records of all Development activities conducted by it or its Affiliates or on its or its Affiliates’ behalf with respect to Collaboration Products, and all data and other information resulting from such activities. Such records shall (a) be generated using sound scientific techniques and processes; (b) be accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting the Development activities; (c) be analyzed appropriately without bias in accordance with good scientific practices; (d) to the extent in tangible format (e.g., laboratory notebooks) not include records from activities outside the scope of this Agreement; and (e) be stored securely and easily retrievable. Decibel agrees to carry out the Development Plans so as to collect and record any data generated therefrom in a manner consistent with the foregoing requirement. Decibel shall document all non-clinical studies and Clinical Trials in formal written study reports as required by Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

9.3 Preparation, Updates and Approval of Development Plans.

(a) Initial Operational Development Plans.

(i) On a Collaboration Product-by-Collaboration Product basis, for each Collaboration Product, within [**] after the expiration of the Initial Election Period for such Collaboration Product, Decibel shall prepare an Initial Operational Development Plan for such Collaboration Product and present such Initial Operational Development Plan to the JPC [**]. With respect to each Cost-Share Product, Decibel shall consult with Regeneron regarding the preparation of the Initial Operational Development Plan for such Cost-Share Product.

(ii) With respect to each Initial Operational Development Plan, Decibel shall prepare an updated version of such Initial Operational Development Plan and present such updated version to the JPC [**] at least [**] prior to end of each Contract Year until the earlier of (A) [**] and (B) [**], but in no event less than [**] before the JPC meeting scheduled during [**]. With respect to each Cost-Share Product, Decibel shall consult with Regeneron regarding the preparation of each updated version of the Initial Operational Development Plan for such Cost-Share Product.

(iii) If, within twelve (12) months after Regeneron designates a Collaboration Product as an Opt-Out Product, the Initial Operational Development Plan for such Opt-Out Product or any updated version thereof is not materially consistent with the updated Initial Long-Term Development Plan for such Opt-Out Product provided by Decibel to Regeneron pursuant to Section 7.1(a)(i), including any alternate version of such plan included therein, then Regeneron shall have the right to convert such Opt-Out Product into a Cost-Share Product upon written notice to Decibel within [**] after receipt of such Initial Operational Development Plan or updated version thereof. If Regeneron elects to convert such Opt-Out Product into a Cost-Share Product within such twelve (12)-month period, then Regeneron shall pay to Decibel the Early Clinical Development Milestone Payments that would have been due prior to the date of such conversion pursuant to Section 13.3(b) if such Collaboration Product had not been designated as an Opt-Out Product. Notwithstanding the foregoing, if, within such twelve (12)-month period, Decibel delivers a ROFN Notice and ROFN Data Package to Regeneron with respect to an Opt-Out Product, and Regeneron does not exercise its ROFN with respect to the ROFN Transaction described in such ROFN Notice pursuant to Section 6.1(c), then Regeneron shall have no right to convert the applicable Opt-Out Product into a Cost-Share Product pursuant to this Section 9.3(a)(iii).

(b) Post-POC Operational Development Plans.

(i) With respect to each Cost-Share Product, within [**] after the expiration of the Final Election Period for such Cost-Share Product, Decibel, in consultation with Regeneron, shall prepare an initial Post-POC Operational Development Plan for such Cost-Share Product and present such initial Post-POC Operational Development Plan to the JPC for review and approval.

(ii) With respect to each Opt-Out Product and Post-POC Opt-Out Product, at least [**] prior to [**] for such Opt-Out Product or Post-POC Opt-Out Product, as applicable, in any Major Market Country, Decibel shall prepare an initial Post-POC Operational Development Plan for such Opt-Out Product or Post-POC Opt-Out Product, as applicable, and present such initial Post-POC Operational Development Plan to the JPC for review.

(iii) With respect to each Collaboration Product, Decibel shall prepare an updated version of the Post-POC Operational Development Plan for such Collaboration Product and present such updated version to the JPC [**] at least [**] prior to end of each Contract Year until [**], but in no event less than [**] before the JPC meeting scheduled during [**]. With respect to each Cost-Share Product, Decibel shall consult with Regeneron regarding the preparation of any updated version of the Post-POC Operational Development Plan for such Cost-Share Product.

(iv) If, within twelve (12) months after Regeneron designates a Cost-Share Product as a Post-POC Opt-Out Product, the Post-POC Operational Development Plan for a Post-POC Opt-Out Product or any updated version thereof is not materially consistent with the updated Post-POC Long-Term Development Plan for such Post-POC Opt-Out Product provided by Decibel to Regeneron pursuant to Section 7.2(a)(i), including any alternate version of such plan included therein, then Regeneron shall have the right to convert such Post-POC Opt-Out Product into a Cost-Share Product upon written notice to Decibel within [**] after the later of (A) [**] and (B) if requested by Regeneron within [**] after receipt of such Post-POC Operational Development Plan or updated version thereof, a [**]. If Regeneron elects to convert such Post-POC Opt-Out Product into a Cost-Share Product during such twelve (12) month period, then the Parties shall share equally (50%/50%) the Shared Development Costs for such Cost-Share Product, including the Shared Development Costs for such Cost-Share Product incurred by Decibel or any of its Affiliates prior to the date of such conversion pursuant to Section 13.4; provided that Regeneron shall not be obligated to share any Shared Development Costs in excess of the amount of Shared Development Costs set forth in any requested summary with respect thereto. Notwithstanding the foregoing, if, within such twelve (12)-month period, Decibel delivers a ROFN Notice and ROFN Data Package to Regeneron with respect to a Post-POC Opt-Out Product, and Regeneron does not exercise its ROFN with respect to the ROFN Transaction described in such ROFN Notice pursuant to Section 6.1(c), then Regeneron shall have no right to convert the applicable Post-POC Opt-Out Product into a Cost-Share Product pursuant to this Section 9.3(b)(iv).

9.4 Development Reports. Within [**] after the end of each Quarter, Decibel shall provide to Regeneron a written report (in electronic form) summarizing the development activities undertaken and results achieved by or on behalf of Decibel with respect to each Collaboration Product in the Field during such Quarter. All such reports referred to in this Section 9.4 shall be in such form, format and level of detail as reasonably requested by Regeneron.

9.5 Split-Field Products; Regeneron Contributed Collaboration Products.

(a) The Parties shall coordinate their respective activities with respect to Split-Field Products as follows:

(i) If, at the time Regeneron proposes to contribute a Collaboration Product to the Research Program, a product that contains the same Active Agent as such Collaboration Product is already under development by Regeneron, Regeneron shall give notice of such status to Decibel. If, at the time Regeneron proposes to contribute a Collaboration Product to the Research Program, a product that contains the same Active Agent as such Collaboration Product is not already under development by Regeneron, and Regeneron subsequently commences development of a Regeneron Split-Field Product related to such Collaboration Product, Regeneron shall provide written notice to Decibel regarding Regeneron’s plans to develop such Regeneron Split-Field Product, including information regarding timing of Initiation of Clinical Trials, anticipated indications and development timelines.

(ii) Within [**] prior to the anticipated filing by (A) Decibel of the first IND for a Decibel Split-Field Collaboration Product in the Field, or (B) Regeneron of the first IND for a Regeneron Split-Field Product outside the Field, as applicable, the Parties shall discuss any appropriate additional processes to coordinate and share, through the JPC (or the JRC if the JPC has not yet been established), information with respect to the Development of such Decibel Split-Field Collaboration Product and the development of the corresponding Regeneron Split-Field Product.

(b) In addition to the above exchange of information, for each Regeneron Contributed Collaboration Product for which the Parties have agreed that Regeneron shall be the manufacturer, Decibel shall provide to the JPC for review all Regulatory Documentation and CMC Data, to the extent necessary or reasonably useful for Regeneron to Manufacture such Regeneron Contributed Collaboration Product under Section 12.2.

ARTICLE 10

COMMERCIALIZATION OF COLLABORATION PRODUCTS

10.1 Commercialization of Collaboration Products. Decibel shall be solely responsible for Commercializing Collaboration Products in the Field. Subject to the terms of this Agreement, including Section 8.3, Decibel shall use Commercially Reasonable Efforts to Commercialize Collaboration Products in the Field throughout the Territory and shall conduct all such activities in a manner that is materially consistent with the Commercial Plans and in compliance with Applicable Laws. Decibel shall be responsible for handling collection and receivables and recording and booking sales of Collaboration Products in the Field in each country in the Territory.

10.2 Preparation, Updates, Review and Approval of Commercial Plans. On a Major Market Country-by-Major Market Country basis, with respect to each Collaboration Product, Decibel shall prepare and present the initial Commercial Plan to the JPC for such Major Market Country at least [**] before the anticipated First Commercial Sale of such Collaboration Product in the Field in such Major Market Country (or within [**] after the date of such determination if such determination is less than [**] in advance), and the JPC [**] a Commercial Plan for such Collaboration Product within [**] after Decibel presents such Commercial Plan to the JPC. Decibel and the JPC shall consider in good faith comments by Regeneron regarding the Commercial Plan for each Collaboration Product; provided that, in the event of a dispute relating to a Commercial Plan for a Cost-Share Product, Decibel shall resolve such dispute pursuant to the provisions of Section 8.3(e)(iv)(1). An updated Commercial Plan for each Collaboration Product shall be prepared by Decibel and presented to the JPC at least [**] prior to the end of each Contract Year, but in no event later than [**] before the JPC meeting scheduled during [**].

10.3 Commercial Reports. [**], Decibel shall provide to Regeneron a written report (in electronic form) summarizing the Commercialization activities undertaken by or on behalf of Decibel with respect to each Collaboration Product in the Field during such [**] period. All reports referred to in this Section 10.3 shall be in a level of detail that will provide Regeneron with a meaningful update on the progress of the Commercialization activities that are required to be addressed in the Commercial Plan.

10.4 Split-Field Products. The Parties shall discuss any appropriate processes to coordinate and share, through the JPC, information with respect to the Commercialization of any Decibel Split-Field Collaboration Product and the commercialization of the corresponding Regeneron Split-Field Product. In addition, with respect to each Regeneron Split-Field Product, Regeneron shall provide Decibel a copy of significant Promotional Materials in Regeneron’s possession and control and used with respect to such Regeneron Split-Field Product in any country where Decibel or its Affiliates is actually Commercializing the corresponding Decibel Split-Field Collaboration Product and to the extent not in its possession and control, Regeneron shall use commercially reasonable efforts to obtain the right to provide such Promotional Materials to Decibel from any applicable Third Party collaborator.

ARTICLE 11

CLINICAL AND REGULATORY AFFAIRS FOR COLLABORATION PRODUCTS

11.1 Regulatory Responsibilities.

(a) Subject to Section 11.1(d) and Section 11.3, Decibel shall determine and execute the appropriate regulatory strategy with respect to each Collaboration Product in the Field, which execution shall occur under the oversight of the JPC with respect to Cost-Share Products. The regulatory strategy shall be consistent with the overall objective of facilitating Marketing Approval in the Field throughout the Territory in connection with the applicable Development Plan for such Collaboration Product.

(b) Subject to Section 11.1(d), Section 11.3 and Section 12.3, Decibel shall prepare all Regulatory Filings for Collaboration Products in the Field. Decibel shall be responsible for submitting and maintaining all such Regulatory Filings and shall act as the primary point of contact for regulatory communications with each applicable Regulatory Authority with respect to each Collaboration Product. Without limiting the foregoing, Decibel will be responsible for, and will use Commercially Reasonable Efforts in applying for, obtaining and maintaining all Approvals for each Collaboration Product in the Field.

(c) Subject to Section 11.1(d), Section 11.3 and Section 12.3, or unless otherwise agreed to by the Parties, Decibel shall own and hold (i) all Approvals with respect to each Collaboration Product in the Field and (ii) all Regulatory Filings for each Collaboration Product in the Field.

(d) Notwithstanding anything to the contrary in this Agreement, (i) Decibel shall consult with Regeneron regarding the regulatory strategy and approach for Cost-Share Products and Decibel Split-Field Collaboration Products and shall consider in good faith reasonable comments of Regeneron with respect thereto, (ii) Regeneron shall consult with Decibel regarding the regulatory strategy and approach for Regeneron Split-Field Products and shall consider in good faith reasonable comments of Decibel with respect thereto, and (iii) each Party shall consider in good faith any request by the other Party to send one or more representatives of such Party to attend as an observer (and participate as reasonably necessary) in material meetings with the applicable Regulatory Authorities, in the case of (x) Regeneron as the requesting Party, with respect to Cost-Share Products, Decibel Split-Field Collaboration Products, and Opt-Out Products or Post-POC Opt-Out Products that are Regeneron Supplied Products, and (y) in the case of Decibel as the requesting Party, with respect to Regeneron Split-Field Products; provided that in the case of this clause (iii), Decibel shall grant any such request by Regeneron with respect to any Regeneron Supplied Product to the extent such meeting includes (or is reasonably anticipated to include) a discussion of Manufacturing matters.

11.2 Regulatory Events. Each Party shall keep the other Party informed, as soon as possible but no later than [**] after notification (or other time period specified below), of any action by, or notification or other information which it receives (directly or indirectly) from, any Third Party or any Regulatory Authority or other Governmental Authority, which:

(a) raises any material concerns regarding the safety or efficacy of any Collaboration Product or Regeneron Split-Field Product;

(b) indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in connection with the Development, Manufacture or Commercialization of a Collaboration Product or the development or manufacture of a Regeneron Split-Field Product; provided, however, that each Party shall inform the other Party of the foregoing as soon as possible but in no event later than [**] after receipt of a notification referred to in this clause (b); or

(c) is reasonably likely to lead to a recall, market withdrawal or other corrective action with respect to any Collaboration Product in the Field or any Regeneron Split-Field Product outside the Field, in either case, anywhere in the Territory.

11.3 Split-Field Products. Within [**] prior to the anticipated filing (a) by Decibel of the first IND for a Decibel Split-Field Collaboration Product or (b) by Regeneron of the first IND for a Regeneron Split-Field Product, the Parties will discuss and coordinate regulatory and safety related issues at the JPC (or the JRC if the JPC has not yet been established) and implementation of any appropriate additional processes for (i) Regeneron to provide Decibel with information in the possession or Control of Regeneron relating to the regulatory status of any regulatory submissions with respect to any Regeneron Split-Field Product and (ii) Decibel to provide Regeneron with information in the possession or Control of Decibel relating to the regulatory status of any regulatory submissions with respect to any corresponding Decibel Split-Field Collaboration Product. Additionally, if the marketing and sale of a Decibel Split-Field Collaboration Product in the Field and the corresponding Regeneron Split-Field Product outside the Field is subject to the same Marketing Approval(s), Regeneron, in its sole discretion, after discussion and consultation with Decibel, may require Decibel to, and Decibel shall, transfer such Marketing Approvals to Regeneron at Regeneron’s expense, in which case the Parties will enter into a separate agreement regarding each Party’s right and obligations with respect to such Marketing Approval(s) and the regulatory activities with respect thereto.

11.4 Recalls.

(a) If any Regulatory Authority issues or requests a recall, market withdrawal or other corrective action with respect to a Collaboration Product in the Field or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action with respect to a Collaboration Product in the Field, the Party notified of or desiring such recall, market withdrawal or other correction action shall, within [**], advise the other Party thereof and the Parties shall meet to discuss such recall, market withdrawal or other corrective action. Subject to Section 11.4(b) and Section 11.4(d), decisions with respect to any recall, market withdrawal or other corrective action related to any Collaboration Product in the Field in the Territory shall be made by Decibel, except that either Party may unilaterally effect a recall resulting from any breach by Regeneron (or its Affiliate) of the Supply Agreement for such Collaboration Product (if applicable).

(b) Prior to any implementation of any recall, market withdrawal or other corrective action by a Party with respect to a Cost-Share Product in the Field, such Party shall consult with the other Party and shall consider such other Party’s comments in good faith.

(c) The costs and expenses associated with a recall, market withdrawal or other correction action with respect to a Collaboration Product in the Field shall be solely borne by Decibel, except to the extent resulting from a breach by Regeneron (or its Affiliate) of the Supply Agreement for such Collaboration Product (if applicable), in which case, the costs and expenses associated with such recall, market withdrawal or other correction action shall be allocated as provided in such Supply Agreement.

(d) The Parties shall consult with each other prior to any implementation of any recall, market withdrawal or other corrective action with respect to a Split-Field Product. Decibel shall have final decision-making rights with respect to the implementation of any recall, market withdrawal or other corrective action with respect to a Decibel Split-Field Collaboration Product, and Regeneron shall have final decision-making rights with respect to the implementation of any recall, market withdrawal or other corrective action with respect to a Regeneron Split-Field Product; provided that Decibel shall initiate a recall, market withdrawal or other corrective action of a Decibel Split-Field Collaboration Product at Regeneron’s request if Regeneron reasonably believes that the event, incident or circumstances giving rise to the need for such recall, market withdrawal or other corrective active will have, or is reasonably likely to have, an effect that is materially adverse on the corresponding Regeneron Split-Field Product.

11.5 Global Safety Database.

(a) Subject to Section 11.5(b), Decibel shall establish, hold and maintain a global safety database for the Collaboration Products at its sole cost and expense.

(b) If under Applicable Law, the same safety database is required or expected to be required with respect to the use of a Decibel Split-Field Collaboration Product in the Field and the corresponding Regeneron Split-Field Product outside the Field, at any time, the Parties shall enter into an agreement to initiate a process for the exchange of safety data (including post-marketing spontaneous reports received by each Party and its Affiliates) for such Split-Field Product, and the establishment and maintenance of one or more global safety databases for such Split-Field Product, in a mutually agreed format in order to monitor the safety of the Split-Field Product and to meet reporting requirements with any applicable Regulatory Authority. If under Applicable Law, the same safety database is required with respect to the marketing and sale of a Decibel Split-Field Collaboration Product in the Field and the corresponding Regeneron Split-Field Product outside the Field, without limitation of the foregoing, at Regeneron’s option (in its sole discretion after discussion and consultation with Decibel), Regeneron may assume responsibility, at its cost and expense, for maintaining the safety database for such Split-Field Product throughout the Territory in the Field and outside the Field (the “Split-Field Global Safety Database”), which will be used for regulatory reporting, drug safety surveillance and responses to safety queries from Regulatory Authorities by the Parties, their Affiliates and sublicensees. In such case, Decibel shall (and shall cause its Affiliates and sublicensees to) submit any data related to the applicable Decibel Split-Field Collaboration Product safety or adverse events to Regeneron for inclusion in the Split-Field Global Safety Database at Decibel’s (or its Affiliate’s or sublicensee’s) cost and expense.

ARTICLE 12

MANUFACTURING AND SUPPLY

12.1 Decibel Responsibility. Decibel shall be solely responsible for the Manufacture of Collaboration Targets and Collaboration Products except as otherwise provided in this Article 12.

12.2 Regeneron Supplied Product. Prior to the initiation of the first IND-enabling GLP Toxicology studies for any Collaboration Product for which Regeneron performed Cell Line Development Activities, the Parties shall discuss Decibel’s requirements for such Collaboration Product and Regeneron’s interest in entering into a clinical supply agreement or commercial supply agreement (or both) (each, including any quality agreement applicable thereto, a “Supply Agreement”) whereby Regeneron (or one of its Affiliates) would supply up to [**] percent ([**]%) of Decibel’s clinical or commercial supply requirements, as applicable, of such Collaboration Product (a “Regeneron Supplied Product”), at [**]. If the Parties enter into one or more Supply Agreements, then because any such Supply Agreement(s) would require a change to the functions, assets, and risks of the Parties, relative to this Agreement, the Parties agree to consider for use in such Supply Agreement(s) the terms and conditions customarily used by Regeneron in similar agreements with unrelated parties, and in all cases the Supply Agreement(s) shall provide for customary terms and conditions, including forecasting, ordering, delivery, payment, warranties, indemnification and limitations on liability. If the Parties do not ultimately enter into one or more Supply Agreements with respect to a Collaboration Product for which Regeneron performed Cell Line Development Activities, then Regeneron shall: (1) use Commercially Reasonable Efforts to facilitate the transfer of the Manufacture of the Regeneron Cell Line Materials for such Collaboration Product from Regeneron to a qualified contract manufacturer mutually agreed to by the Parties, (2) provide such contract manufacturer a copy of the Regeneron Manufacturing Know-How required for the Manufacture of such Regeneron Cell Line Materials that is in Regeneron’s possession and Control and (3) grant such contract manufacturer a non-exclusive license, without the right to sublicense, under any Regeneron Manufacturing IP solely for the purpose of Manufacturing such Regeneron Cell Line Material for, or for incorporation into, such Collaboration Product for Decibel or any of its Affiliates. Such transfer shall be at Decibel’s sole cost and expense.

12.3 Manufacturing Know-How. Notwithstanding anything in this Agreement to the contrary, including in Article 18, in no event shall Regeneron be obligated to disclose any Manufacturing Know-How to Decibel, except as provided in this Section 12.3. During the Term, to the extent Regeneron has undertaken Manufacture of a Regeneron Supplied Product, Regeneron shall, at Decibel’s sole cost and expense, furnish the following to Decibel:

(a) A right of reference to a Drug Master File, as defined in 21 C.F.R. 314.420, as amended, and the regulations promulgated thereunder (or the equivalent thereto as specified in any succeeding legislation), or any foreign equivalent thereto, containing CMC Data for such Regeneron Supplied Product as is necessary for Decibel to obtain and maintain Approvals in the Field for the Collaboration Product constituting or containing such Regeneron Supplied Product. If a Regulatory Authority in a country or region will not accept a reference to such CMC Data for purposes of granting any IND or other Approval, then the Parties shall determine the appropriate procedure and format for such information to be provided to such Regulatory Authority, which may include Regeneron providing such CMC Data directly to such Regulatory Authority (to the extent permitted by Applicable Law). If a Regulatory Authority in a country or region will not accept a reference to CMC Data or a submission of such CMC Data directly by Regeneron for purposes of granting any IND or other Approval, then Regeneron will seek alternate methods, reasonably acceptable to Regeneron in order to protect the confidentiality of such CMC Data, to provide Decibel with the relevant CMC Data required for Decibel to obtain such IND or other Approval for such Regeneron Supplied Product in the Field; provided that Decibel shall permit Regeneron to seek any and all measures available to protect the confidentiality of and Regeneron’s interests in and to such CMC Data, including, if such information is provided directly to Decibel, restricting access to such CMC Data to specified members of Decibel’s regulatory affairs and quality control department who need to know such CMC Data in order to prepare, submit, obtain, or maintain an IND, application for Approval, or Approval in the Field for the Collaboration Product constituting or containing a Regeneron Supplied Product, and Decibel shall provide full cooperation and assistance to Regeneron in seeking to obtain such protection. The cover letter for any IND or Approval application submitted by Decibel in connection with this Agreement shall instruct the applicable Regulatory Authority to direct any questions with respect to the CMC Data for the applicable Regeneron Supplied Product directly to Regeneron. If, in connection with obtaining or maintaining any IND or other Approval under this Agreement, Decibel receives any question from a Regulatory Authority with respect to the CMC Data for the Regeneron Supplied Product, Decibel shall not answer any such question and shall promptly forward such question to Regeneron and Regeneron shall, where this is permissible, provide the answer to any such question directly to the applicable Regulatory Authority, or at Regeneron’s option, provide reasonable cooperation and assistance to Decibel to enable Decibel to provide such answer.

(b) Information regarding drug substance characterization and specifications reasonably requested by Decibel to undertake otic formulation development under a Research Plan or Development Plan.

(c) Information regarding any modification to the manufacturing process for a Regeneron Supplied Product that could reasonably be expected to materially increase the risk of providing clinical or commercial supply, but which does not disclose Manufacturing Know-How.

ARTICLE 13

PAYMENTS

13.1 Upfront Payment. Within ten (10) days after the Effective Date, Regeneron shall pay Decibel Twenty Five Million Dollars (US$25,000,000) (the “Up-Front Payment”) for the purpose of pursuing the Research Program.

13.2 Research Program Term Extension Payments. If Regeneron elects to extend the term of the Research Program for one or more additional Renewal Research Program Terms pursuant to Section 2.2(b), within [**] after the beginning of any such Renewal Research Program Term, Regeneron shall pay Decibel Ten Million Dollars (US$10,000,000) (each, a “Renewal Research Payment”) for the purpose of continuing the Research Program.

13.3 Development Milestone Payments.

(a) Pre-IND Milestone Payments. With respect to each Cost-Share Product, Decibel shall inform Regeneron in writing within [**] after the first achievement of each Pre-IND Milestone Event by such Cost-Share Product. With respect to each Cost-Share Product, subject to Section 21.6(c), Regeneron shall make a one-time, non-refundable milestone payment to Decibel within [**] after receipt of an invoice from Decibel after the first achievement of each of the following milestone events for such Cost-Share Product (each, a “Pre-IND Milestone Event” and the corresponding payment, a “Pre-IND Milestone Payment”), each for the purpose of pre-IND development activities under the applicable Research Program for such Cost-Share Product:

Pre-IND Milestone Event	Pre-IND Milestone Payment
	If such Cost-Share Product is a Biologic Product	If such Cost-Share Product is a Small Molecule Product
Initiation of Manufacturing of such Cost-Share Product at a scale to produce sufficient quantities to conduct the necessary GLP Toxicology Studies for such Cost-Share Product	$4,400,000	[	**]
[**]	[**]	[	**]

Each Pre-IND Milestone Payment shall be payable on a Cost-Share Product-by-Cost-Share Product basis during the Research Program Term. Each Pre-IND Milestone Payment shall be payable only once with respect to each Cost-Share Product upon the first achievement of such Pre-IND Milestone Event by that Cost-Share Product, and no amounts shall be due for subsequent or repeated achievements of such Pre-IND Milestone Event by such Cost-Share Product. A new formulation of a Cost-Share Product that has already achieved a Pre-IND Milestone Event is not eligible to achieve that same Pre-IND Milestone Event a second (or subsequent) time (and for clarity, Decibel shall not be entitled to any Pre-IND Milestone Payments with respect to such new formulation); provided, however, that the actual costs associated with any additional IND-enabling work resulting in achievement of an event that would be, but for the foregoing clause, a Pre-IND Milestone Event, shall be shared equally (50%/50%) by the Parties up to the amount of the corresponding Pre-IND Milestone Payment (and any excess amounts shall be borne solely by Decibel).

(b) Early Clinical Development Milestone Payments. With respect to each Cost-Share Product, Decibel shall inform Regeneron in writing within [**] after the achievement of each Early Clinical Development Milestone Event by such Cost-Share Product. With respect to each Cost-Share Product, subject to Section 21.6(c) and except as set forth in the first sentence of clause (ii) of this Section 13.3(b), Regeneron shall make a one-time milestone payment to Decibel within [**] after receipt of an invoice from Decibel after the achievement of each of the following milestone events for such Cost-Share Product (each, an “Early Clinical Development Milestone Event” and the corresponding payment, an “Early Clinical Development Milestone Payment”), each for the purpose of [**], as applicable, for the applicable Cost-Share Product:

Early Clinical Development Milestone Event	Early Clinical Development Milestone Payment
[**]	[	**]
Initiation by or on behalf of Decibel of the first Phase II Trial for such Cost-Share Product for use in the Field	[	**]

(i) Notwithstanding the foregoing, if the [**], then no Early Clinical Development Milestone Payment shall be payable with respect to such [**]. Each Early Clinical Development Milestone Payment shall be payable on a Cost-Share Product-by-Cost-Share Product basis based on the achievement of the corresponding Early Clinical Development Milestone Event. Each Early Clinical Development Milestone Payment shall be payable only once with respect to each Cost-Share Product upon the achievement of such Early Clinical Development Milestone Event by such Cost-Share Product, and no amounts shall be due for subsequent or repeated achievements of such Early Clinical Development Milestone Event by such Cost-Share Product. A new formulation of a Cost-Share Product that has already achieved an Early Clinical Development Milestone Event is not eligible to achieve that same Early Clinical Development Milestone Event a second (or subsequent) time (and for clarity, Decibel shall not be entitled to any Early Clinical Development Milestone Payments with respect to such new formulation); provided, however, that the actual costs associated with any additional Early Clinical Development Milestone Event-enabling work that are incurred pursuant to a development plan and budget approved by Regeneron (such approval not to be unreasonably withheld, conditioned or delayed) shall be shared equally (50%/50%) by the Parties; and provided further that if Regeneron reasonably disapproves such a development plan and budget or Decibel does not provide such a development plan and budget to Regeneron for approval, then the actual costs associated with any such additional Early Clinical Development Milestone Event-enabling work shall be shared equally (50%/50%) by the Parties in an amount up to the corresponding Early Clinical Development Milestone Payment (and any excess amounts shall be borne solely by Decibel).

(ii) Notwithstanding the foregoing, with respect to any [**], Regeneron may elect, in its sole discretion, to include such [**] in Shared Development Activities by so notifying Decibel within [**] after Regeneron receives notice from Decibel pursuant to Section 13.3(b) that the applicable Early Clinical Development Milestone Event has been achieved, in which case no Early Clinical Development Milestone Payment would be payable with respect to such [**] and the costs and expenses for such [**] would be shared by the Parties as Shared Development Costs in accordance with Section 13.4(a). For clarity, if during the Final Election Period Regeneron designates a Cost-Share Product that is the subject of a [**] as a Post-POC Opt-Out Product pursuant to Section 7.2, then the costs and expenses incurred by Decibel or any of its Affiliates for such [**] after such designation by Regeneron shall not be shared as Shared Development Costs.

(c) Each Party acknowledges and agrees that Pre-IND Milestone Payments and Early Clinical Development Milestone Payments are intended to approximate an equal (50%/50%) sharing by Regeneron and Decibel of the costs for Development activities for a Cost-Share Product prior to the Initiation of the first Registration Enabling Trial in support of an initial Marketing Approval for such Collaboration Product in the Initial Major Market Countries. If, in connection with a Third Party Transaction, (i) the applicable Third Party conducts pre-Registration Enabling Trial Development activities and bears the costs therefor or (ii) any reimbursement for Development costs incurred by Decibel or its Affiliates with respect to such pre-Registration Enabling Trial Development activities are excluded from Third Party Transaction Proceeds pursuant to the exclusion in clause (c) of the definition thereof, in each case ((i) or (ii)) such that fifty percent (50%) of the actual amount paid by Decibel for the pre-Registration Enabling Trial Development activities applicable to the achievement of any Pre-IND Milestone Event or Early Clinical Development Milestone Event is less than the Pre-IND Milestone Payment or Early Clinical Development Milestone Payment applicable thereto, then the amount of such Pre-IND Milestone Payment or Early Clinical Development Milestone Payment payable by Regeneron to Decibel after the consummation of such Third Party Transaction shall be reduced to approximate an equal (50%/50%) sharing by Regeneron and Decibel of the costs for pre-Registration Enabling Trial Development activities for which Decibel or its Affiliates are actually responsible (i.e., that are not paid for by a Third Party (and such payments are not included in Third Party Transaction Proceeds) or conducted by a Third Party). Decibel shall not, and shall cause its Affiliates not to, structure any Third Party Transaction in a manner designed to reduce or otherwise minimize Decibel’s responsibility for costs for pre-Registration Enabling Trial Development activities such that Regeneron, on the one hand, is responsible for more costs for such Development activities than Decibel, on the other hand.

13.4 Shared Development Costs.

(a) Shared Development Costs. The Parties shall share equally (50%/50%) the Shared Development Costs for each Cost-Share Product; provided, that in no event shall Regeneron’s share of the Shared Development Costs with respect to any Adaptive Trial that Regeneron has elected to include in Shared Development Activities pursuant to Section 13.3(b)(ii), exceed [**] Dollars (US$[**]) for Shared Development Activities conducted prior to the Conversion Date for such Adaptive Trial. For purposes of clarity, the foregoing cap shall not apply to Shared Development Costs incurred for Shared Development Activities conducted after the Conversion Date of an Adaptive Trial. Regeneron shall make Quarterly Shared Development Payments in accordance with Schedule 2. Subject to Section 21.6(c), Regeneron shall make such payment to Decibel within [**] after Regeneron’s receipt of the applicable Shared Development Payment Report pursuant to Section 13.4(d) (but in any event not earlier than [**] after the end of the applicable Quarter). Decibel shall not, and shall cause its Affiliates not to, structure any Third Party Transaction in a manner designed to reduce or otherwise minimize Decibel’s responsibility for the Shared Development Costs such that Regeneron is responsible for more Shared Development Costs than Decibel.

(b) Other Development Costs. Decibel shall be responsible for paying one hundred percent (100%) of all of the costs and expenses incurred by or on behalf of Decibel or any of its Affiliates in connection with the Development of each Collaboration Product that are not Shared Development Costs. For clarity, Decibel shall be responsible for paying one hundred percent (100%) of all of the costs and expenses incurred by or on behalf of Decibel or any of its Affiliates in connection with the development of any Decibel Ex-Field Product.

(c) Overruns. Regeneron shall not be required to pay its share of any Shared Development Costs for a Contract Year with respect to any Shared Development Activity that are in excess of [**] percent ([**]%) of the total amount that are in the Shared Development Cost Budget (or Adaptive Trial Budget, if applicable) for such Shared Development Activity for such Contract Year (“Shared Development Overrun”), unless such Shared Development Overrun (i) has been approved by the JPC and (ii) was not attributable to a failure to use Commercially Reasonable Efforts by Decibel, or did not result from the negligence or willful misconduct of Decibel or any of its Affiliates, licensees, sublicensees or subcontractors (each, a “Permitted Shared Development Overrun”). Otherwise, Decibel shall be responsible for bearing [**] percent ([**]%) of the costs and expenses of such Shared Development Overrun that is not a Permitted Shared Development Overrun and such Shared Development Overrun shall not be included in the calculation of any Quarterly Shared Development True-Up.

(d) Shared Development Payment Report. Within [**] after the end of each Quarter, Decibel shall deliver electronically to Regeneron a Shared Development Payment Report in respect of such Quarter showing its calculations in accordance with Schedule 2 of the amount of any payments to be made by the Parties hereunder for such Quarter as contemplated by Section 13.4(a), which Shared Development Payment Report shall be in such form, format and of such level of detail as mutually agreed by the Parties; provided, that any dispute regarding such form, format or level of detail shall be resolved as a Financial Dispute; provided, that with respect to any Post-POC Opt-Out Product that Regeneron elects to convert to a Cost-Share Product pursuant to Section 9.3(a)(iii) or Section 9.3(b)(iv), the first Shared Development Payment Report with respect to such converted Cost-Share Product shall include all of the Shared Development Costs incurred by Decibel or any of its Affiliates with respect to such Cost-Share Product prior to or during such Quarter.

13.5 Net Sales-Based Payments.

(a) On a Net Sales Product-by-Net Sales Product basis, for each Quarter during the Term during which there are Net Sales of such Net Sales Product, Decibel shall make payments to Regeneron equal to the applicable Payment Rate(s) for such Net Sales Product for such Quarter on Net Sales of such Net Sales Product during such Quarter. If (i) the same form or presentation of a Collaboration Product is sold in the Field and for one or more Ex-Field Indications, the Parties shall discuss in good faith and reasonably determine, by mutual agreement, a methodology for allocating sales of such Collaboration Product between sales in the Field and sales for such Ex-Field Indication and (ii) the same form or presentation of a Decibel Ex-Field Product is sold in the Field and outside the Field, the Parties shall discuss in good faith and reasonably determine, by mutual agreement, a methodology for allocating sales of such Decibel Ex-Field Product between sales in the Field and sales outside the Field and in either case ((i) or (ii)), and if the Parties are unable to agree upon such methodology within [**], then such matter shall be resolved pursuant to Schedule 7.

(b) Within [**] following the end of [**] of each Quarter in which there are any Net Sales of a Net Sales Product, Decibel shall deliver electronically to Regeneron a Net Sales report, in each case with monthly and year-to-date sales in local currency in each country in the Territory in which such Net Sales Product is sold and the conversion into United States Dollars pursuant to Section 13.8, if applicable.

(c) Within [**] after the end of each Quarter in which there are any Net Sales of a Net Sales Product, Decibel shall deliver to Regeneron a report detailing in reasonable detail the information necessary to calculate the payments due under this Section 13.5 for such Quarter, including the following information, specified on a Net Sales Product-by-Net Sales Product and country-by-country basis: (i) total gross invoiced amount from sales of each Net Sales Product; (ii) all relevant deductions from gross invoiced amounts to calculate Net Sales of each Net Sales Product; (iii) Net Sales of each Net Sales Product in local currency and converted into United States Dollars pursuant to Section 13.8, if applicable; (iv) calculation of all reductions pursuant to Section 13.5(d), Section 13.5(e) or Section 13.5(f), if any, and (v) amounts payable. Decibel shall pay to Regeneron the amounts due for Net Sales during a given Quarter within forty five (45) days after the end of such Quarter.

(d) If, with respect to an Opt-Out Product, a Post-POC Opt-Out Product or a Decibel Ex-Field Product in a specific country during a Quarter, such Opt-Out Product, Post-POC Opt-Out Product or Decibel Ex-Field Product, as applicable, [**].

(e) If, with respect to an Opt-Out Product, a Post-POC Opt-Out Product or a Decibel Ex-Field Product in a specific country during a Quarter, such Opt-Out Product, Post-POC Opt-Out Product or Decibel Ex-Field Product, as applicable, [**].

(f) If either Party enters into a Third Party License pursuant to Section 15.7 for a Regeneron Contributed Collaboration Product in a country and Decibel is responsible for all Third Party License Payments for such Third Party License based on net sales of, or otherwise reasonably allocable to, the applicable Regeneron Contributed Collaboration Product sold by Decibel or its Affiliates, licensee or sublicensees pursuant to Section 15.7, then if such Third Party License is required in order for Decibel to Develop, Manufacture, use, offer for sale, sell or import the Regeneron Contributed Technology included in such Regeneron Contributed Collaboration Product in accordance with the licenses in Section 5.1(a)(ii) with respect to such Regeneron Contributed Collaboration Product, Decibel shall have the right, in each such case, on a Regeneron Contributed Collaboration Product-by-Regeneron Contributed Collaboration Product basis, to credit [**] percent ([**]%) of the royalties and, to the extent not included as Shared Development Costs, milestones and other license fees actually paid by Decibel or its Affiliates under such Third Party License, in each case, with respect to sales of such Regeneron Contributed Collaboration Product in such country during a particular Quarter against the payments otherwise due to Regeneron pursuant to this Section 13.5 with respect to the sale of such Regeneron Contributed Collaboration Product in such country during such Quarter; provided, however, that in no event shall the amounts paid by Decibel to Regeneron with respect to the sale of such Regeneron Contributed Collaboration Product in such country during such Quarter pursuant to this Section 13.5 be reduced to less than [**] percent ([**]%) of the amounts that would be owed pursuant to Section 13.5(a), Section 13.5(d) or Section 13.5(e), as applicable, in the absence of such credit; [**]. Notwithstanding the foregoing, to the extent that such Third Party License relates to (i) any active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence included in or combined with such Regeneron Contributed Collaboration Product that is not an Active Agent contributed by Regeneron for such Regeneron Contributed Collaboration Product or (ii) any specific formulation(s) that are not contributed by Regeneron for such Regeneron Contributed Collaboration Product (e.g., is specific to such Regeneron Contributed Technology included in such Regeneron Contributed Collaboration Product), Decibel shall not be entitled to such credit. The amount that is [**] percent ([**]%) of the amount that would be owed with respect to a Regeneron Contributed Collaboration Product during a particular period of time pursuant Section 13.5(a), Section 13.5(d) or Section 13.5(e), as applicable, in the absence of any credit shall be referred to herein as the “Royalty Threshold”. In the event that any such Third Party License includes both Intellectual Property with respect to which Decibel may credit payments made to such Third Party and Intellectual Property with respect to which Decibel is not entitled to credit such payments, then such payments shall be apportioned in a manner that fairly reflects the provisions of set forth in this Section 13.5(f). Decibel shall disclose both the total payments and its proposed apportionment to Regeneron. At the request of Regeneron, Decibel shall provide additional reasonable supporting documentation with respect to any apportionment and make its personnel reasonably available to answer questions regarding any apportionment. Any dispute regarding an apportionment will be resolved in accordance with Schedule 7.

(g) Decibel acknowledges that the Regeneron Contributed IP and the Regeneron Collaboration IP licensed to Decibel is proprietary and valuable and that access to the Regeneron Contributed IP and the Regeneron Collaboration IP provides Decibel with a competitive advantage in the marketplace and the payments set forth in this Section 13.5 are, in part, intended to compensate Regeneron for such competitive advantage. The Parties agree that the percentage rates set forth in Section 13.5 reflect an efficient and reasonable blended allocation of the value provided by Regeneron to Decibel.

(h) The Parties acknowledge and agree that the Parties intend to share the profits from any Cost-Share Product equally (50%/50%) and in order to ease the administrative and accounting burdens on the Parties under this Agreement, they have elected to forego the calculation of net profits from sale of Cost-Share Products and the sharing of net profits under this Agreement, and the associated reporting, reimbursement and reconciliation processes, and instead have agreed that Decibel shall make payments to Regeneron (or its Affiliate) under this Agreement based on a simplified profit sharing arrangement calculated as a percentage of Net Sales, as set forth in Section 13.5(a). Such payments are, in part, intended to reflect the sharing of the risk by Regeneron with respect to the Development of the Cost-Share Products.

13.6 Third Party Transaction Proceeds.

(a) With respect to each Third Party Transaction, Decibel shall pay Regeneron an amount equal to the applicable Third Party Transaction Proceeds Percentage of the Third Party Transaction Proceeds that Decibel or any of its Affiliates receive in connection with such Third Party Transaction, subject to Section 13.3(c). Notwithstanding Section 16.3, the Third Party Transaction Proceeds Percentage of the Third Party Transaction Proceeds (including the fair market value of any non-cash form of consideration paid to, or received by or otherwise recognized by Decibel or its Affiliates by or from a Third Party in connection with such Third Party Transaction) shall be paid to Regeneron on a cash basis as provided in Section 13.6(d), when received by Decibel or any of its Affiliates. If a Third Party Transaction includes more than one Net Sales Product, then any Third Party Transaction Proceeds, other than amounts that are determined based on sales of a Net Sales Product, shall be allocated among such Net Sales Products based on the current, fair market value of each such Net Sales Product at the time such Third Party Transaction is consummated, regardless of how such amounts are allocated in the operative documentation for such Third Party Transaction.

(b) If, as a result of a Third Party Transaction, Decibel and its Affiliates are not booking sales of one or more Net Sales Products in a country or jurisdiction, but are paying Regeneron the Third Party Transaction Proceeds Percentage of Third Party Transaction Proceeds from such Third Party Transaction, such Third Party Transaction Proceeds shall be in lieu of the payments that would otherwise have been due under Section 13.5 on Net Sales of such Net Sales Product in such country or jurisdiction.

(c) If, with respect to any Third Party Transaction with respect to an Opt-Out Product, a Post-POC Opt-Out Product, or a Decibel Ex-Field Product, the Third Party Transaction Proceeds with respect to such Third Party Transaction include royalties on sales of such Opt-Out Product, Post-POC Opt-Out Product, or Decibel Ex-Field Product, as applicable, and:

(i) such Opt-Out Product, Post-POC Opt-Out Product, or Decibel Ex-Field Product, as applicable, [**]; or

(ii) such Opt-Out Product, Post-POC Opt-Out Product, or Decibel Ex-Field Product, as applicable, [**].

(d) Within [**] following the end of each Quarter in which Decibel receives Third Party Transaction Proceeds, Decibel shall deliver electronically to Regeneron a report in respect of such Quarter, providing information regarding the amount of Third Party Transaction Proceeds, the identity of the Third Party, the characterization and calculation of the Third Party Proceeds and the Third Party Transaction Proceeds Percentage. With respect to any Third Party Transaction Proceeds received in a Quarter, Decibel shall pay to Regeneron the applicable Third Party Transaction Proceeds Percentage of such Third Party Transaction Proceeds within [**] after the end of such Quarter.

13.7 Reports, Invoices and Documentation.

(a) All reports referred to Section 13.4, Section 13.5 and Section 13.6 shall be in such form, format and level of detail as mutually agreed by the Parties; provided, that any dispute regarding such form, format or level of detail shall be resolved as a Financial Dispute. Unless otherwise agreed by the Parties, the financial data in the reports will include calculations in local currency and converted into United States Dollars pursuant to Section 13.8, if applicable.

(b) The Parties shall approve the form of any necessary documentation relating to any Shared Development Cost, payments pursuant to Section 13.5 or Third Party Transaction Proceeds payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder; provided, that any dispute regard such form shall be resolved as a Financial Dispute.

13.8 Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars at the average rate of exchange for the Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in Thomson Reuters Eikon or any other source as agreed to by the Parties.

13.9 Late Payments. All late payments made under this Agreement (including payments made pursuant to Section 2.4(c), Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.5 and Section 13.6), shall earn interest, to the extent permitted by Applicable Law, from the date due until paid at a rate equal to [**] U.S. Dollars, as quoted on Thomson Reuters Eikon (or any other source agreed to by the Parties) effective for the date on which the payment was due, plus [**] percent ([**]%) (such sum being referred to as the “Default Interest Rate”) unless such payments are disputed in good faith pursuant to Section 13.11.

13.10 Taxes. Any withholding or other taxes that a Party is required by Applicable Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to such other Party; provided, however, that the remitting Party shall furnish the other Party with proper evidence, including any self-reporting documentation, of the taxes so paid. Each Party shall cooperate with the other to minimize the effect of any such withholding taxes, and shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Law (or exemption from such withholding tax payments, as applicable).

13.11 Resolution of Payment Disputes. In the event there is a dispute relating to any payment obligations or reports under this Article 13, including the determination of the current, fair market value of a Net Sales Product for purposes of Section 13.6(a), the Party with the dispute shall provide the JPC with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the JPC will seek to resolve the dispute as promptly as possible.

ARTICLE 14

EQUITY AGREEMENTS

14.1 Equity Agreements. As a condition precedent to the effectiveness of this Agreement, the Parties concurrently shall duly authorize, execute and deliver the Equity Agreements and perform their respective obligations that are required to be performed on or before the Effective Date.

ARTICLE 15

INTELLECTUAL PROPERTY

15.1 Ownership of Newly Created Intellectual Property.

(a) Subject to the license grants to Decibel under this Agreement, as between the Parties, Regeneron shall solely and exclusively own all Regeneron Collaboration Know-How and all Intellectual Property therein and thereto, including Regeneron Collaboration Patent Rights.

(b) Subject to the license grants to Regeneron under this Agreement, as between the Parties, Decibel shall solely and exclusively own all Decibel Collaboration Know-How and all Intellectual Property therein and thereto, including Decibel Collaboration Patent Rights.

(c) Subject to the license grants by Decibel to Regeneron and by Regeneron to Decibel under this Agreement, the Parties shall jointly own all Novel Viral Vector Collaboration Know-How and all Intellectual Property therein and thereto, including Novel Viral Vector Collaboration Patent Rights.

(d) To the extent that any right, title or interest in or to any Know-How, Patent Rights or other Intellectual Property Invented under this Agreement vests in a Party or its Affiliate, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) hereby irrevocably assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to the other Party, and shall cause its Affiliates and any other Person with an obligation to assign to such Party any Intellectual Property Invented under this Agreement to so assign, any and all such right, title and interest in and to such Intellectual Property without the need for any further action by any Party. The assigning Party shall perform all acts or refrain from taking action, as required, and shall execute and deliver to the other Party any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be deemed necessary or desirable by such other Party to evidence, obtain, perfect, and transfer such intellectual property throughout the world and to render all lawful assistance in connection with the same to effectuate the ownership set forth in this Agreement.

(e) Each Party shall promptly disclose to the other Party all Know-How, Patent Rights, and other Intellectual Property that is Invented by such Party, its Affiliates, or its or their respective sublicensees or subcontractors under this Agreement.

(f) The Parties hereby agree that each Party’s use of the Novel Viral Vector Collaboration IP is governed by the terms and conditions of this Agreement, including the terms of Section 5.2 and this Article 15, and further shall be governed as follows: each Party’s interest in the Novel Viral Vector Collaboration IP may be licensed (or sublicensed, if applicable) to Third Parties (subject to the licenses granted pursuant to Section 5.2), and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party, and if such consent is required by operation of law, such consent is hereby granted; provided that each of the Parties acknowledges that it receives no rights to any Intellectual Property of the other Party underlying or necessary for the use of any Novel Viral Vector Collaboration IP, except as may be expressly set forth in this Agreement. Each Party agrees not to transfer any of its ownership interest in, or grant a license under, any of the Novel Viral Vector Collaboration IP without securing the transferee’s or licensee’s written agreement to be bound by the terms of this Section 15.1(f) and the other terms of this Agreement that relate to the Novel Viral Vector Collaboration IP; provided, further, that nothing in Section 5.2 or this Article 15 shall relieve a Party or its Affiliates of their obligations under Article 18 with respect to Confidential Information provided by or on behalf of the other Party or such other Party’s Affiliates. Subject to Section 15.4, each of the Parties (and its Affiliates), as joint owner of the Novel Viral Vector Collaboration IP, agrees to cooperate with any enforcement actions brought by the other joint owner(s) against any Third Parties, and further agrees not to grant any licenses to any such Third Parties against which such enforcement actions are brought during the time of such dispute, without the prior written consent of the other joint owner(s), such consent not to be unreasonably withheld, conditioned or delayed. Neither Party shall have the obligation to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Novel Viral Vector Collaboration IP outside the scope of this Agreement.

15.2 Prosecution and Maintenance of Patent Rights.

(a) Subject to Section 15.2(b) and Section 15.10, Regeneron, using counsel it selects in its sole discretion, shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Regeneron Patent Rights with any claim that is specifically directed to a composition of matter of, formulation of, or method of making a Collaboration Product (including any component or intermediate of any such product) or to the exploitation of any Collaboration Product in the Field (including any method of treatment, manufacture, or use of any Collaboration Product) (“Regeneron Product Patent Rights”) in at least the countries mutually agreed upon by the Parties, the costs and expenses of which shall be borne [**] percent ([**]%) by Decibel, unless such Patents and Patent Applications also Cover a Split-Field Product, in which case the costs and expenses shall be shared equally (50%/50%) by the Parties. Regeneron shall confer with and keep Decibel reasonably informed regarding the status of such activities with respect to all Regeneron Product Patent Rights. Regeneron shall have the following obligations with respect to the filing, prosecution and maintenance of Regeneron Product Patent Rights: (i) Regeneron shall provide to Decibel for review and comment a copy of a substantially completed draft of any priority Patent Application at least [**] prior to the filing of any such priority Patent Application by Regeneron, and Regeneron shall reasonably consider any comments from Decibel; (ii) Regeneron shall provide Decibel promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Regeneron shall consult with Decibel promptly following the filing of the priority Patent Applications to mutually determine in which countries in the Territory it shall file convention Patent Applications; (iv) Regeneron shall consult with Decibel regarding material communications received from or filed in patent offices with respect to such Patent Applications or Patents, including by providing Decibel any drafts of amendments, responses, declarations, affidavits, briefs, and instruction letters to foreign associates to respond to any office action or communication at least [**] prior to the final nonextendible deadline, and Regeneron shall reasonably consider all comments thereto from Decibel; and (v) Regeneron shall consult with Decibel a reasonable time prior to taking or failing to take any substantive action (and in any event at least [**] prior to any final nonextendible deadline) that would materially affect the scope or validity of rights under any Patent Applications or Patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a Patent without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), and Regeneron shall reasonably consider all comments thereto from Decibel, including not taking or not failing to take such action, except as permitted by Section 15.2(b).

(b) In the event that Regeneron desires to abandon, let lapse or cease prosecution or maintenance of any Regeneron Product Patent Rights in the Field pursuant to Section 15.2(a), wherein such decision would result in a substantive loss of Patent Rights, or determines not to file Patent Applications on any Regeneron Product Patent Rights in any country for which Decibel requests that Regeneron file such Patent Application, subject to Section 15.10, Regeneron shall provide reasonable prior written notice to Decibel of such intention to abandon, let lapse or cease prosecution and maintenance (which notice shall, in any event, be given no later than [**] prior to the next deadline for any action that may be taken with respect to a Patent or Patent Application within such Regeneron Patent Rights with the applicable patent office) or determination not to file, and Decibel shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance thereof, in Regeneron’s name, at Decibel’s sole cost and expense, unless, with respect to any such Patent Applications included in the Regeneron IP that are unpublished, Regeneron notifies Decibel that Regeneron intends to maintain the subject matter of such Patent Application as a trade secret and the publication of such Patent Application can actually be prevented.

(c) Subject to Section 15.2(d), Decibel, using counsel it selects in its sole discretion, shall have the first right to prepare, file, prosecute and maintain (x) the Decibel Collaboration Patent Rights and (y) any other Patent Rights Controlled by Decibel with any claim that is specifically directed to a composition of matter of, formulation of, or method of making a Collaboration Product (including any component or intermediate of any such product) or to the exploitation of any Collaboration Product (including any method of treatment, manufacture, or use of any Collaboration Product) (each of clause (x) and clause (y), the “Decibel Product Patent Rights”) in at least the countries mutually agreed upon by the Parties, at its sole cost and expense. Decibel shall confer with and keep Regeneron reasonably informed regarding the status of such activities with respect to all Decibel Product Patent Rights. Decibel shall have the following obligations with respect to the filing, prosecution and maintenance thereof: (i) Decibel shall provide to Regeneron for review and comment a copy of a substantially completed draft of any priority Patent Application at least [**] prior to the filing of any such priority Patent Application by Decibel, and Decibel shall reasonably consider any comments from Regeneron; (ii) Decibel shall provide Regeneron promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Decibel shall consult with Regeneron promptly following the filing of the priority Patent Applications to mutually determine in which countries in the Territory it shall file convention Patent Applications; (iv) Decibel shall consult with Regeneron regarding material communications received from or filed in patent offices with respect to such Patent Applications or Patents, including by providing Regeneron any drafts of amendments, responses, declarations, affidavits, briefs, and instruction letters to foreign associates to respond to any office action or communication at least [**] prior to the final nonextendible deadline, and Decibel shall reasonably consider all comments thereto from Regeneron; and (v) Decibel shall consult with Regeneron a reasonable time prior to taking or failing to take any substantive action (and in any event at least [**] prior to any final nonextendible deadline) that would materially affect the scope or validity of rights under any Patent Applications or Patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a patent without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), and Decibel shall reasonably consider all comments thereto from Regeneron, including not taking or not failing to take such action, except as permitted by Section 15.2(d).

(d) In the event that Decibel desires to abandon, let lapse or cease prosecution or maintenance of any Decibel Product Patent Rights pursuant to Section 15.2(c), wherein such decision would result in a substantive loss of Patent Rights, or determines not to file Patent Applications on any Decibel Product Patent Rights in any country for which Regeneron requests that Decibel file such Patent Application, Decibel shall provide reasonable prior written notice to Regeneron of such intention not to file or to abandon, let lapse or cease prosecution and maintenance (which notice shall, in any event, be given no later than [**] prior to the next deadline for any action that may be taken with respect to such Patent or Patent Application with the applicable patent office) or determination not to file, and Regeneron shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance thereof, in Decibel’s name, at Regeneron’s sole cost and expense, unless, with respect to any such Patent Applications that are unpublished, Decibel notifies Regeneron that Decibel intends to maintain the subject matter of such Patent Application as a trade secret and the publication of such Patent Application can actually be prevented.

(e) With respect to the Novel Viral Vector Collaboration Patent Rights:

(i) The Parties shall confer in good faith on whether to file applications for Patent Rights on Novel Viral Vector Collaboration Know-How or to maintain such Novel Viral Vector Collaboration Know-How as a trade secret. If the Parties are unable to come to agreement, the Parties shall refer such matter to the Executive Officers of each of the Parties for resolution by good-faith negotiations, with a consensus decision of such Executive Officers being final. If the Executive Officers fail to reach consensus, then the Parties will seek Patent protection for any Novel Viral Vector Collaboration Know-How that either Party reasonably believes is patentable and is best protected by Patent Rights. Subject to Section 15.2(e)(ii), Regeneron shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Novel Viral Vector Collaboration Patent Rights under the names of both Regeneron and Decibel in at least the countries mutually agreed upon by the Parties, the costs and expenses of which shall be [**].

(ii) Notwithstanding Section 15.2(e)(i), if Regeneron desires to abandon, let lapse or cease prosecution or maintenance of any Novel Viral Vector Collaboration Patent Rights in any country in the Territory, wherein such decision would result in a substantive loss of Patent Rights, or determines not to file Patent Applications on any Novel Viral Vector Collaboration Patent Rights in any country for which Decibel requests that Regeneron file such Patent Application, Regeneron shall provide reasonable prior written notice to Decibel of such intention to abandon, let lapse or cease prosecution and maintenance (which notice shall, in any event, be given no later than [**] prior to the next deadline for any action that may be taken with respect to a Patent or Patent Application within such Novel Viral Vector Collaboration Patent Rights with the applicable patent office) or determination not to file, and Decibel shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance thereof, at Decibel’s sole cost and expense. Upon written acceptance of such option by Decibel, (A) all right, title and interest to the such Novel Viral Vector Collaboration Patent Right in the applicable country shall be transferred to Decibel or its designee, (B) Regeneron shall promptly provide Decibel with the appropriate documents for transfer of ownership of such Novel Viral Vector Collaboration Patent in such country and execute all such documents at Decibel’s sole cost and expense, and (C) thereafter, such Novel Viral Vector Collaboration Patent Right shall cease to be jointly-owned and shall be deemed a Patent Right Controlled by Decibel and Regeneron shall not have a license to such Patent Right from Decibel under this Agreement; provided that in the event that a terminal disclaimer was filed or could reasonably be required during the prosecution of such Novel Viral Vector Collaboration Patent Right or a related Novel Viral Vector Collaboration Patent Right, the Parties shall discuss in good faith ownership remaining with both Parties (with exclusive rights, including the exclusive right to control prosecution, being granted to Decibel or its designee), as well as appropriate coordination between the Parties (e.g., notification of cited prior art).

(iii) If, when Regeneron is the Prosecuting Party, Decibel desires to no longer be responsible for [**] percent ([**]%) of Regeneron’s costs and expenses with respect to the filing, prosecution or maintenance of any Novel Viral Vector Collaboration Patent Right in a country in the Territory, Decibel may so notify Regeneron, in which event (A) all right, title and interest to the such Novel Viral Vector Collaboration Patent in the applicable country shall be transferred to Regeneron or its designee, (B) Decibel shall promptly provide Regeneron with the appropriate documents for transfer of ownership of such Novel Viral Vector Collaboration Patent Right in such country and execute all such documents at Regeneron’s sole cost and expense, and (C) thereafter, such Novel Viral Vector Collaboration Patent Right shall cease to be jointly-owned and shall be deemed a Patent Right Controlled by Regeneron and Decibel shall not have a license to such Patent Right from Regeneron under this Agreement; provided that in the event that a terminal disclaimer was filed or could reasonably be required during the prosecution of such Novel Viral Vector Collaboration Patent Right or a related Novel Viral Vector Collaboration Patent Right, the Parties shall discuss in good faith ownership remaining with both Parties (with exclusive rights, including the exclusive right to control prosecution, being granted to Regeneron or its designee), as well as appropriate coordination between the Parties (e.g., notification of cited prior art).

(iv) If Regeneron is the Prosecuting Party and Decibel is [**] in the costs and expenses of preparing, filing, prosecuting and maintaining Novel Viral Vector Collaboration Patent Rights, then Regeneron shall confer with and keep Decibel reasonably informed regarding the status of such activities with respect to all Novel Viral Vector Collaboration Patent Rights, and shall have the following obligations with respect to the filing, prosecution and maintenance thereof: (i) Regeneron shall provide to Decibel for review and comment a copy of a substantially completed draft of any priority Patent Application at least [**] prior to the filing of any such priority Patent Application by Regeneron, and Regeneron shall reasonably consider any comments from Decibel; (ii) Regeneron shall provide Decibel promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Regeneron shall consult with Decibel promptly following the filing of the priority Patent Applications to mutually determine in which countries in the Territory it shall file convention Patent Applications; (iv) Regeneron shall consult with Decibel regarding material communications received from or filed in patent offices with respect to such Patent Applications or Patents, including by providing Decibel any drafts of amendments, responses, declarations, affidavits, briefs, and instruction letters to foreign associates to respond to any office action or communication at least [**] prior to the final nonextendible deadline, and Regeneron shall reasonably consider all comments thereto from Decibel; and (v) Regeneron shall consult with Decibel a reasonable time prior to taking or failing to take any substantive action (and in any event at least [**] prior to any final nonextendible deadline) that would materially affect the scope or validity of rights under any Patent Applications or Patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a patent without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), and Regeneron shall reasonably consider all comments thereto from Decibel, including not taking or not failing to take such action, except as permitted by Section 15.2(e)(ii).

(f) As between the Parties, the Prosecuting Party shall have the sole right to make decisions regarding the EU Patent Election or EU Patent Withdrawal with respect to such Patents or Patent Applications. If the Prosecuting Party wishes to make an EU Patent Election or EU Patent Withdrawal with respect to a Patent or Patent Application that it is prosecuting, it shall inform the other Party and shall, in its sole discretion [**].

(g) Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patents and Patent Applications pursuant to this Section 15.2, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees and consultants to execute such documents and instruments and to perform such acts) as may be reasonably necessary for any such preparation, filing, prosecution or maintenance. The Parties shall consult and reasonably cooperate with one another to apply for patent term extensions in the U.S. and any other jurisdictions in which Patents may be extended for an approved product, including with respect to extensions pursuant to 35 U.S.C. § 156 et. seq., and in other jurisdictions in the Territory pursuant to supplementary protection certificates and any other extensions that are now or become available in the future for such jurisdictions with respect to the Collaboration Products, in each case, for any Regeneron Patent Rights, Novel Viral Vector Collaboration Patent Rights, Decibel Collaboration Patent Rights, or Decibel Product Patent Rights; provided, however, that with respect to any Regeneron Contributed Collaboration Product, Regeneron shall have final decision-making rights to determine, and with respect to any other Collaboration Product in the Field, Decibel shall have final decision-making rights to determine, which of the Patents within the Regeneron Patent Rights, Novel Viral Vector Collaboration Patent Rights, Decibel Collaboration Patent Rights, or Decibel Product Patent Rights for which to seek any such extensions or certificates and the applicable Party shall file for such extensions or certificates; provided that no Patent Right of a Party may be the subject of a patent term extension or supplementary protection certificate without such Party’s consent (not to be unreasonably withheld, conditioned or delayed).

(h) Neither Party shall have the right, without the prior written consent of the other Party, to invoke the Cooperative Research and Technology Enhancement Act of 2004, as codified in 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) with respect to any invention that is developed pursuant to this Agreement.

15.3 Administrative Patent Proceedings.

(a) Each Party will notify the other Party within [**] of receipt by such Party of information concerning the request for, or filing or declaration of, any reissue, post-grant review, inter partes review, derivation proceeding, supplemental examination, interference, opposition, reexamination or other administrative proceeding relating to Patents or Patent Applications within the Regeneron Product Patent Rights, Novel Viral Vector Collaboration Patent Rights, or Decibel Product Patent Rights in the Territory. The Parties will thereafter consult and reasonably cooperate to determine a course of action with respect to any such proceeding and will reasonably consult with one another in an effort to agree with respect to decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms; provided, however, that, except as otherwise agreed by the Parties and except as set forth below in Section 15.3(b) and Section 15.10, the Party then prosecuting such Regeneron Product Patent Rights, Novel Viral Vector Collaboration Patent Rights, or Decibel Product Patent Rights, as the case may be, shall control and have final decision-making authority with respect to any such proceeding relating to such Patent Rights except that, in the case of the Regeneron Product Patent Rights or Decibel Product Patent Rights, if the Party owning such Patent Rights reasonably believes the pursuit of such proceeding is reasonably likely to have an effect that is materially adverse on such Party’s Patent Rights, then such Party, upon notice to the other Party, shall have the right to control and have final decision-making authority with respect to any such proceeding, including deciding not to initiate or not to respond to such proceeding.

(b) If any proceeding under Section 15.3(a) involves Patents involved in a Product Infringement action under Section 15.4, or an invalidity action under Section 15.9, any decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding shall be made by the Party controlling such Product Infringement action or such invalidity action in consultation with the other Party.

(c) All costs and expenses incurred in connection with any proceeding under Section 15.3(a) relating to the Patents and Patent Applications within the Regeneron IP and Novel Viral Vector Collaboration Patent Rights shall be borne in the same manner as costs and expenses incurred with respect to prosecution and maintenance of such Patents and Patent Applications pursuant to Section 15.2.

15.4 Third Party Infringement Suits.

(a) In the event that either Party or any of its Affiliates becomes aware (i) of an actual or suspected infringement of any Regeneron Product Patent Rights or Decibel Product Patent Rights, in each case, by a Third Party’s Development, Manufacture or Commercialization of a Collaboration Product in the Field or by a Third Party’s development, manufacture or commercialization of any product Directed to a Collaboration Target in the Field, including by virtue of a biosimilar competitor’s activities with respect to a Collaboration Product that is a biologic product, including any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. § 262) or Article 10(4) of the Directive 2001/83/EC or any other similar regulation promulgated by the FDA, EMA or by other applicable similar governmental regulatory authorities or other actual or potential infringement by a biosimilar or potential biosimilar competitor anywhere in the Territory (a “Biosimilar Infringement”); or (ii) of any certification filed under the Hatch-Waxman Act claiming that any Regeneron Product Patent Rights or Decibel Product Patent Rights are invalid or unenforceable or claiming that any Regeneron Product Patent Rights or Decibel Product Patent Rights would not be infringed by the making, use, offer for sale, sale or import of a product in the Field for which an Abbreviated New Drug Application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory ((i) and (ii), collectively, “Product Infringement”), the Party that became aware of the Product Infringement shall provide prompt written notice (but in no event later than [**] written notice) to the other Party of this actual or suspected infringement and shall provide such other Party with all available evidence supporting such actual or suspected infringement.

(b) As between the Parties, Regeneron shall have the first right, but not the obligation, to prosecute any Product Infringement with respect to the Regeneron Product Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, using counsel of its own choice subject to Section 15.4(e), the costs and expenses of which shall be [**] by the Parties; provided, that, upon written notice to Regeneron, Decibel may elect not to co-fund the prosecution of such Product Infringement, in which case prosecution of such Product Infringement shall be at Regeneron’s sole cost and expense. In the event Regeneron prosecutes any such Product Infringement, Decibel shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Regeneron shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. Subject to Section 15.10, if Regeneron does not prosecute a Product Infringement within [**] following the first notice provided above with respect to such Product Infringement or, provided such date occurs after the first such notice of such Product Infringement is provided, [**] before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, or earlier notifies Decibel in writing of its intent not to so prosecute a Product Infringement, then, unless Decibel previously elected not to fund the prosecution of such Product Infringement, Decibel shall have the right, but not the obligation, upon written notice to Regeneron, to prosecute such alleged or threatened Product Infringement in accordance with Section 15.4(g), including the response to any defense or defense of any counterclaim raised in connection therewith, at Decibel’s sole cost and expense, in each case solely with respect to Regeneron Product Patent Rights; provided that in the case of any Product Infringement with respect to Regeneron Product Patent Rights that Cover or disclose one or more products in addition to a Collaboration Product, if Regeneron reasonably believes the prosecution of such Product Infringement (or the response to any defense or defense of any counterclaim raised in connection therewith) is reasonably likely to have an effect that is materially adverse on the Regeneron Product Patent Rights (or such other products) then (i) Regeneron, upon notice to Decibel, shall have the right not to prosecute such Product Infringement, and (ii) Decibel shall not have any rights to control or otherwise initiate an action to prosecute such Product Infringement.

(c) As between the Parties, Decibel shall have the first right, but not the obligation, to prosecute any Product Infringement with respect to the Decibel Product Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Decibel’s sole cost and expense, using counsel of its own choice subject to Section 15.4(e). In the event Decibel prosecutes any such Product Infringement, Regeneron shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Decibel shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. Subject to Section 15.10, if Decibel does not prosecute a Product Infringement within [**] following the first notice provided above with respect to such Product Infringement or, provided such date occurs after the first such notice of such Product Infringement is provided, [**] before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, or earlier notifies Regeneron in writing of its intent not to so prosecute a Product Infringement, then Regeneron shall have the right, but not the obligation, upon written notice to Decibel, to prosecute such alleged or threatened Product Infringement in accordance with Section 15.4(g), including the response to any defense or defense of any counterclaim raised in connection therewith, at Regeneron’s sole cost and expense, in each case solely with respect to Decibel Product Patent Rights; provided that if Decibel reasonably believes the prosecution of such Product Infringement (or the response to any defense or defense of any counterclaim raised in connection therewith) is reasonably likely to have an effect that is materially adverse on the Decibel Product Patent Rights then (i) Decibel, upon notice to Regeneron, shall have the right not to prosecute such Product Infringement, and (ii) Regeneron shall not have any rights to control or otherwise initiate an action to prosecute such Product Infringement.

(d) In the event that either Party or any of its Affiliates becomes aware (x) of an actual or suspected infringement of any Novel Viral Vector Collaboration Patent Rights by a Third Party, including by virtue of a biosimilar competitor’s activities with respect to a product that is a biologic product, including any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. § 262) or Article 10(4) of the Directive 2001/83/EC or any other similar regulation promulgated by the FDA, EMA or by other applicable similar governmental regulatory authorities or other actual or potential infringement by a biosimilar or potential biosimilar competitor anywhere in the Territory; or (y) of any certification filed under the Hatch-Waxman Act claiming that any Novel Viral Vector Collaboration Patent Rights are invalid or unenforceable or claiming that any Novel Viral Vector Collaboration Patent Rights would not be infringed by the making, use, offer for sale, sale or import of a product for which an Abbreviated New Drug Application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory ((x) and (y), collectively, “Novel Viral Vector Collaboration Patent Rights Infringement”), the Party that became aware of such Novel Viral Vector Collaboration Patent Rights Infringement shall provide prompt written notice (but in no event later than [**] written notice) to the other Party of this actual or suspected infringement and shall provide such other Party with all available evidence supporting such actual or suspected infringement.

(i) If the actions of the Third Party that constitute a Novel Viral Vector Collaboration Patent Rights Infringement also involve Regeneron Product Patent Rights or Decibel Product Patent Rights involved in a Product Infringement action under Section 15.4(a) (a “Combined Patent Rights Infringement”), then the allocation of responsibility for prosecuting such Novel Viral Vector Collaboration Patent Rights Infringement shall be made in the same manner as for such Product Infringement action. If the actions of the Third Party that constitute a Combined Patent Rights Infringement involve Novel Viral Vector Collaboration Patent Rights and both Regeneron Product Patent Rights and Decibel Product Patent Rights, then Regeneron shall have the first right to control the prosecution of any such Combined Patent Rights Infringement in the same manner as for a Product Infringement action under Section 15.4(b). If the actions of the Third Party that constitute a Novel Viral Vector Collaboration Patent Rights Infringement do not involve Regeneron Product Patent Rights or Decibel Product Patent Rights involved in a Product Infringement action under Section 15.4(a), then the following clauses (ii) through (v) of this Section 15.4(d) shall apply to such Novel Viral Vector Collaboration Patent Rights Infringement.

(ii) The Parties will consult with each other and determine in good faith whether to prosecute an alleged or threatened Novel Viral Vector Collaboration Patent Rights Infringement, including the response to any defense or defense of any counterclaim raised in connection therewith, and if the Parties agree to prosecute any such action, which Party will be responsible for controlling the prosecution of any such Novel Viral Vector Collaboration Patent Rights Infringement. Any disagreement between the Parties concerning the enforcement of Novel Viral Vector Collaboration Patent Rights shall be referred to the Executive Officers for resolution; provided that, with respect to initiation and control of a Novel Viral Vector Collaboration Patent Rights Infringement (A) if the Novel Viral Vector Collaboration Patent Rights Infringement competes or reasonably would be expected to compete with a product that a Party is commercializing, then that Party shall have the first right (and if such product is a Collaboration Product other than a Regeneron Contributed Collaboration Product, then Decibel shall have the first right) and (B) if the foregoing clause (A) does not apply or applies to both Parties or if such product is a Regeneron Contributed Collaboration Product, then (x) Regeneron shall have the first right with respect initiation and control of any Novel Viral Vector Collaboration Patent Rights Infringement outside the Field and (y) Decibel shall have the first right with respect to initiation and control of any Novel Viral Vector Collaboration Patent Rights Infringement in the Field. For clarity, this clause (ii) does not apply to a Combined Patent Rights Infringement.

(iii) The cost and expense of prosecuting a Novel Viral Vector Collaboration Patent Rights Infringement (that is not a Combined Patent Rights Infringement) shall be at the controlling Party’s sole cost and expense; provided that the non-controlling Party may [**] the prosecution of such Novel Viral Vector Collaboration Patent Rights Infringement.

(iv) If the controlling Party does not take commercially reasonable steps to prosecute a Novel Viral Vector Collaboration Patent Rights Infringement (that is not a Combined Patent Rights Infringement) by the earlier of (A) [**] following the first notice provided above with respect to such Novel Viral Vector Collaboration Patent Rights Infringement and (B) [**] before the time limit, if any, set forth in Applicable Law for filing of a lawsuit to stop such Novel Viral Vector Collaboration Patent Rights Infringement, then the controlling Party shall so notify the other Party and the other Party may commence a lawsuit to enforce such Novel Viral Vector Collaboration Patent Rights against such Novel Viral Vector Collaboration Patent Rights Infringement at such other Party’s sole cost and expense.

(v) Notwithstanding anything to the contrary in this Section 15.4, if the actions of the Third Party that constitute a Novel Viral Vector Patent Rights Infringement are also applicable to Patent Rights of one or both of the Parties (other than Regeneron Product Patent Rights or Decibel Product Patent Rights), the Parties will discuss in good faith the allocation of responsibility for prosecuting such Novel Viral Vector Patent Rights Infringement and the allocation of the costs, expenses and recoveries with respect thereto.

(e) The Party controlling a Product Infringement (or Combined Patent Rights Infringement) or Novel Viral Vector Collaboration Patent Rights Infringement litigation under this Section 15.4 cannot require the other Party to join in the suit; provided, however that, such other Party shall consent to being joined in a litigation or being named as the plaintiff in a litigation if being joined or named as a plaintiff is necessary to confer standing to bring the litigation or is otherwise necessary for the pendency of the litigation, and in such instance the joined Party shall provide reasonable cooperation and assistance to the controlling Party, all at the controlling Party’s cost and expense. Although the controlling Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party. Such other Party shall have the right to be represented by counsel of its own choice at its sole cost and expense.

(f) Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of litigation in this Section 15.4 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such recovery is made shall be:

(i) with respect to a Product Infringement under Section 15.4(b) relating to Regeneron Product Patent Rights, (A) if Regeneron controlled such enforcement action and Decibel [**] the cost and expense of such enforcement action, [**] by the Parties; (B) if Regeneron controlled such enforcement action and Decibel elected not to co-fund the cost and expense of such enforcement action, retained by Regeneron; and (C) if Decibel elected to control such enforcement action under Section 15.4(b), retained by Decibel and treated as Third Party Transaction Proceeds at the Third Party Transaction Proceeds percentage applicable to the Collaboration Product claimed by the Regeneron Product Patent Rights infringed by such Product Infringement;

(ii) with respect to a Product Infringement under Section 15.4(c) relating to Decibel Product Patent Rights, (A) if Decibel controlled such enforcement action, retained by Decibel and treated as Third Party Transaction Proceeds at the Third Party Transaction Proceeds percentage applicable to the Collaboration Product claimed by the Decibel Product Patent Rights infringed by such Product Infringement; and (B) if Regeneron elected to control such enforcement action under Section 15.4(c), (x) [**] percent ([**]%) to Regeneron and [**] percent ([**]%) to Decibel if the Collaboration Product claimed by the Decibel Product Patent Rights infringed by such Product Infringement is not a Cost-Share Product and (y) [**] percent ([**]%) to Regeneron and [**] percent ([**]%) to Decibel if the Collaboration Product claimed by the Decibel Product Patent Rights infringed by such Product Infringement is a Cost-Share Product;

(iii) with respect to a Combined Patent Rights Infringement, (A) if the Combined Patent Rights Infringement involves Regeneron Product Patent Rights only, the provisions of subsection (i) shall apply; (B) if the Combined Product Patent Rights Infringement involves Decibel Product Patent Rights only, the provisions of subsection (ii) shall apply; and (C) if the Combined Product Patent Rights Infringement involves both Regeneron Product Patent Rights and Decibel Product Patent Rights, the provisions of subsection (i) shall apply; and

(iv) with respect to a Novel Viral Vector Collaboration Patent Rights Infringement that is not a Combined Patent Rights Infringement, (A) if the Party controlling such enforcement action and the other Party [**] the cost and expense of such enforcement action, [**] by the Parties, and (B) if the controlling Party solely funds such enforcement action, then retained by the controlling Party.

(g) In the event that either Party initiates a proceeding pursuant to this Section 15.4, the other Party shall provide such assistance as reasonably requested by the initiating Party, including sharing material notices and filings in a timely manner, using commercially reasonable efforts to mutually agree upon an appropriate course of action, making inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patent Rights in the possession or Control of a Party available during reasonable business hours, assisting in the preparation of material court filings, cooperating in discovery and participating in any discussions concerning the settlement of such proceeding; provided that the initiating Party shall reimburse the other Party for its reasonable and verifiable costs and expenses incurred in connection therewith. Without limiting the foregoing, in connection with any activities with respect to a Product Infringement action prosecuted by a Party pursuant to this Section 15.4 involving Patent Rights Controlled by the other Party, including under the step-in rights under Section 15.4(b), Section 15.4(c) and Section 15.4(d)(iv), the Party controlling such action shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

(h) Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 15.4 shall have the right to settle such claim; provided that neither Party shall have the right to settle any Product Infringement litigation under this Section 15.4 in a manner that has an effect that is materially adverse on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further that the foregoing limitation shall not be deemed to preclude or require the consent of such other Party in connection with a settlement of Product Infringement that would or may result solely in reduced payment obligations hereunder, but would not otherwise fall within the scope of the foregoing limitation.

(i) If the Parties determine that certain provisions of Applicable Law in any country in the Territory apply to a Biosimilar Infringement in such country, the Parties shall comply with any such Applicable Law in such country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations under this Section 15.4; provided that the Parties will cooperate to achieve as nearly as possible (consistent with Applicable Law) the allocation of rights and obligations between the Parties as set forth in Section 15.4(b) and Section 15.4(c).

(j) Notwithstanding anything to the contrary in this Section 15.4 with respect to cost allocation for a Product Infringement, if the actions of the Third Party that constitute Product Infringement are also occurring outside the Field, the Parties will discuss in good faith the allocation of responsibility for prosecuting such Product Infringement and the allocation of the costs, expenses and recoveries with respect thereto.

15.5 Patent Marking. Decibel shall comply with the patent marking statutes in each country in which a Collaboration Product is made, offered for sale, sold or imported by Decibel, its Affiliates or licensees or sublicensees.

15.6 Third Party Claims.

(a) Prior to the initiation of GLP Toxicology Studies for any Collaboration Product and in the normal course of business, Decibel shall carry out patent searches in relation to such Collaboration Product in the Field, as well as the technologies used to discover, Develop, Manufacture and Commercialize any of the foregoing, and will disclose, along with any analysis, to Regeneron’s counsel any potential issue of which Decibel is aware with respect to the Patent Rights of any Third Party with respect to such Collaboration Product or such technologies promptly after it conducts such searches. Such disclosure may be made pursuant to a mutually acceptable and customary common interest agreement (the “Common Interest Agreement”). If either Party or its Affiliates learns of a Third Party claim, assertion or certification that the activities under the Research Program (or that the Development, Manufacture or Commercialization of the Collaboration Products in the Field) may possibly infringe or otherwise violate the Intellectual Property of any Third Party, then such Party shall promptly notify the other Party in writing of this claim, assertion or certification. As soon as reasonably practical after the receipt of such notice, the Parties shall cause their respective legal counsel to meet to confer on such allegation of infringement.

(b) Promptly following the date of each of (i) [**], (ii) [**], and (iii) [**], in each case ((i) through (iii)) for a Regeneron Contributed Collaboration Product in the Field, upon Decibel’s written request, Regeneron’s legal/intellectual property department shall disclose to Decibel’s legal/intellectual property department any potential material Intellectual Property-related issue of which Regeneron is aware as of such date with respect to the Patent Rights of any Third Party with respect to such Regeneron Contributed Collaboration Product, which may be pursuant to the Common Interest Agreement; provided that the foregoing shall not impose any duty on Regeneron to conduct or obtain freedom-to-operate or validity or similar opinions of counsel or Intellectual Property clearance searches to the extent not already conducted or obtained as of such date by Regeneron in the ordinary course of practice of its legal/intellectual property department.

(c) Without limitation of the foregoing clause (a) in this Section 15.6, with respect to each Collaboration Product for which Decibel provides a Data Package hereunder, on or prior to the applicable Data Package Date and the date of any subsequent Data Package Schedule Update, Decibel shall disclose to Regeneron any Patent Applications that Decibel has a good faith belief may be potentially material to the Development, Manufacture and Commercialization of such Collaboration Product.

(d) Without limitation of the foregoing clauses (a), (b), and (c) of this Section 15.6, during the Term, the Parties will follow industry practices with regard to conducting investigations to identify issues related to freedom to operate concerning Collaboration Targets and Collaboration Products in the Field pursued under this Agreement and the Parties shall conduct and maintain ongoing and regular communications between their legal/intellectual property departments and cooperate to mitigate any identified such issues.

(e) In connection with the disclosures and communications contemplated by this Section 15.6, where appropriate, the Parties shall in good faith coordinate and mutually cooperate to put in place procedures to safeguard privilege, including if applicable, entering into the Common Interest Agreement.

15.7 Third Party Vigilance. During the Term, if either Party or its Affiliate proposes to enter into any Third Party License in connection with the Development, Manufacture or Commercialization of Collaboration Products in the Field (or that otherwise could result in any financial burden with respect to the Development, Manufacture or Commercialization of any Collaboration Product in the Field), then the Parties shall discuss in good faith whether such potential Third Party License should be entered into and the proposed terms thereof and unless otherwise agreed by the Parties:

(a) Regeneron shall have the first right, but not the obligation, with respect to entry into and the terms of any Third Party License that relates to a Decibel Split-Field Collaboration Product or a Regeneron Vector Collaboration Product. If Regeneron enters into such Third Party License, then, unless Decibel provides written notice to Regeneron that it does not want the benefit of such Third Party License, all Third Party License Payments for such Third Party License based on net sales of, or otherwise reasonably allocable to, the applicable Collaboration Product sold by Decibel or its Affiliates, licensee or sublicensees shall be borne [**] percent ([**]%) by Decibel, subject to the permitted credit in Section 13.5(f) and the sharing of certain Third Party License Payments that meet the requirements of clause (c) of the definition of “Shared Development Costs”, each to the extent applicable, and all Third Party License Payments for such Third Party License based on net sales of, or otherwise reasonably allocable to, the applicable Regeneron Split-Field Product sold by Regeneron or its Affiliates, licensees or sublicensees shall be borne [**] percent ([**]%) by Regeneron. If the Parties have not reached agreement regarding such reasonable allocation of sales based Third Party License Payments within [**] after Regeneron’s entry into such Third Party License, then either Party may refer such matter to the Executive Officers for resolution. If the Executive Officers have not reached agreement in writing within [**] after such referral, either Party may refer such matter to an arbitration panel for resolution pursuant to Schedule 7. In the event that Regeneron does not exercise its first right pursuant to the first sentence of this Section 15.7(a) to enter into a Third Party License within [**] after the Parties first discussed such Third Party License or earlier notifies Decibel in writing of its intent not to enter into such Third Party License, then, unless Regeneron notifies Decibel that Decibel may not enter into such Third Party License (which notification shall only be made if Regeneron reasonably believes that Decibel’s entry into such Third Party License would have a material adverse effect on a Regeneron Split-Field Product, the viral vector included in a Regeneron Vector Collaboration Product, Regeneron Contributed Technology, or Regeneron’s Patent Rights), Decibel shall have the right, but not the obligation, upon written notice to Regeneron, with respect to entry into and the terms of such Third Party License, and all Third Party License Payments for such Third Party License with respect to Collaboration Products shall be borne [**] percent ([**]%) by Decibel subject to the permitted credit provided for in Section 13.5(f) and the sharing of certain Third Party License Payments that meet the requirements of clause (c) of the definition of “Shared Development Costs”, each to the extent applicable.

(b) Except as set forth in Section 15.7(a), Decibel shall have the sole right with respect to entry into and the terms of any Third Party License that relates to a Collaboration Product, and all Third Party License Payments for such Third Party License shall be borne [**] percent ([**]%) by Decibel subject to the permitted credit provided for in Section 13.5(f) and the sharing of certain Third Party License Payments that meet the requirements of clause (c) of the definition of “Shared Development Costs”, each to the extent applicable.

15.8 Infringement of Third Party Patent Rights in the Territory.

(a) If the Development, Manufacture or Commercialization of a Collaboration Product in the Field pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement of a Third Party’s Intellectual Property (a “Third Party Infringement Claim”), the Party first receiving such notice of the Third Party Infringement Claim shall provide prompt written notice (but in no event later than [**] written notice) to the other Party.

(b) Unless the Parties otherwise agree in writing, each Party shall have the first right to defend itself against a suit that names such Party as a defendant, using counsel of its choice. The other Party may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that the defending Party shall retain the right to control such claim, suit or proceeding. Such other Party shall, and shall cause its Affiliates to, assist and cooperate with the defending Party, as the defending Party may reasonably request from time to time, in connection with its activities set forth in this Section 15.8, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, sharing material notices and filings in a timely manner, making inventors, applicable records and documents (including laboratory notebooks) with respect to the applicable Patent Rights in the possession or Control of a Party available during reasonable business hours, assisting in the preparation of material court filings, cooperating in discovery and participating in any discussions concerning the settlement of such proceeding; provided that the defending Party shall reimburse the other Party for its reasonable and verifiable costs and expenses incurred in connection therewith consistent with the cost sharing provided for above in this Section 15.8. The defending Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. The defending Party shall provide the other Party with copies of all material pleadings filed in such action and to allow such other Party reasonable opportunity to participate in the defense of the claims. If the defending Party or its designee does not take commercially reasonable steps to defend against such claim, suit or proceeding within [**] following the first notice provided above with respect to such Third Party Infringement Claim or, provided such date occurs after the first such notice of such Third Party Infringement Claim is provided, [**] before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then the defending Party shall so notify the other Party, such other Party may defend at its discretion against such Third Party Infringement Claim at its sole cost and expense, whereupon such other Party shall be deemed to be the defending Party under this Section 15.8. If both Parties are named as defendants in any Third Party Infringement Claim both Parties may defend such Third Party Infringement Claim and the Parties will reasonably cooperate with respect to such defense.

(c) Subject to any indemnity obligations of Decibel under Section 19.1(a)(iii) or Regeneron under Section 19.1(b)(ii), in each case, with respect to breaches of such Party’s representations or warranties related to Intellectual Property, and of Regeneron under Section 19.1(b)(iii) or Decibel under Section 19.1(a)(ii)(x) or 19.1(a)(ii)(y), the costs and expenses of any Third Party Infringement Claim (including damages or awards incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 15.8) relating to Collaboration Products shall be [**].

15.9 Declaratory Judgment Actions for Invalidity or Unenforceability. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability (except as made in an administrative proceeding under Section 15.3) of any Regeneron Product Patent Rights, Novel Viral Vector Collaboration Patent Rights, or Decibel Product Patent Rights by a Third Party, including in a declaratory judgment action or similar action or claim filed by a Third Party or as a defense or as a counterclaim in any Product Infringement action initiated pursuant to Section 15.4 or as a defense or as a counterclaim in any Novel Viral Vector Collaboration Patent Rights Infringement action initiated pursuant to Section 15.4, of which such Party becomes aware. As between the Parties, and subject to Sections 15.4(b) and 15.4(c) with respect to defenses or counterclaims in a Product Infringement action, (i) Regeneron shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Regeneron Product Patent Rights, and (ii) Decibel shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Decibel Product Patent Rights, in each case ((i) and (ii)), at its sole cost and expense in the Territory and using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with a Product Infringement action initiated pursuant to Section 15.4. As between the Parties, and subject to Section 15.4(d) with respect to defenses or counterclaims in a Combined Patent Rights Infringement action and Novel Viral Vector Collaboration Patent Rights Infringement action, the applicable Prosecuting Party with respect to a Novel Viral Vector Collaboration Patent Right shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of such Novel Viral Vector Collaboration Patent Right, and shall invite and consider in good faith comments and other input from the other Party on the conduct of such defense. The defense of the validity and enforceability of the Novel Viral Vector Collaboration Patent Rights shall be at the Parties [**] cost and expense. The non-defending Party may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its sole cost and expense; provided that the defending Party shall retain control of the defense in such claim, suit or proceeding. If a Party elects not to defend or control the defense of the Regeneron Product Patent Rights (in the case of Regeneron) or the Decibel Product Patent Rights (in the case of Decibel) or the Novel Viral Vector Collaboration Patent Rights (in the case of the Prosecuting Party) in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then the other Party may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 15.9, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to the Regeneron Product Patent Rights or the Decibel Product Patent Rights or the Novel Viral Vector Collaboration Patent Rights pursuant to this Section 15.9, the controlling Party shall (x) consult with the other Party as to the strategy for such activities, (y) consider in good faith any comments from the other Party and (z) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

15.10 Other Patent Rights. Regeneron shall have the sole right, in its discretion to prepare, file, prosecute, maintain, defend and enforce any Regeneron Patent Rights that are not Regeneron Product Patent Rights and Decibel shall have no rights in connection therewith, and all costs and expenses incurred in connection therewith shall be Regeneron’s sole responsibility. Decibel shall have the sole right, in its discretion to prepare, file, prosecute, maintain, defend and enforce Patent Rights in the Decibel Background IP that are not Decibel Product Patent Rights and Regeneron shall have no rights in connection therewith, and all costs and expenses incurred in connection therewith shall be Decibel’s sole responsibility. Notwithstanding the step-in rights under Section 15.2(b), Section 15.4(b), and Section 15.9, Decibel shall not have step-in Patent prosecution and maintenance rights, step-in Patent enforcement rights or step-in Patent defense rights to the extent a Regeneron Product Patent Right relates to methods of Manufacturing that are not specific to the Collaboration Product and that have applicability to other products. For clarity, Regeneron is under no obligation to provide or disclose any Manufacturing Know-How to Decibel or any of its Affiliates in connection with either Party’s activities under Article 15.

15.11 Product Trademarks and Corporate Names.

(a) Decibel shall exclusively own and be responsible for, filing, prosecuting, protecting and maintaining Trademarks for use with the Collaboration Products (including Decibel Split-Field Collaboration Products) in the Field in the Territory, including all enforcement and defense thereof at its sole cost and expense. Regeneron shall exclusively own and be responsible for filing, prosecuting, protecting and maintaining Trademarks for use with the Regeneron Split-Field Products, including all enforcement and defense thereof at its sole cost and expense.

(b) Each Party shall retain all right, title and interest in and to its respective corporate names.

15.12 Invention Assignment. All Persons that are engaged by a Party in the performance of its obligations or exercise of its rights under this Agreement shall have executed agreements assigning to such Party all inventions and intellectual property made during the course of and in connection with such performance or exercise, obligating the Person, upon request, to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any Patent Applications disclosing or claiming such inventions.

ARTICLE 16

BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

16.1 Books and Records. Each Party shall keep proper books of record and account in which full, true and correct entries (in conformity with GAAP) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement (including the utilization of Shared Development FTE Costs, Cell Line Development FTE Costs and the allocation of personnel under this Agreement). Each Party shall keep its books of record and account to the extent related to this Agreement in a readily available and organized form to allow an independent auditor to verify the accuracy of all financial, accounting and numerical information provided in an efficient manner. To the extent a Party is not in compliance with the previous sentence, such Party shall be responsible for any additional fees charged by the independent auditor to the other Party as a result of additional time spent by the independent auditor assembling or organizing such information.

16.2 Audits and Adjustments.

(a) Each Party (the “Audited Party”) shall, and shall cause each of its Affiliates to, permit auditors selected by the other Party (the “Auditing Party”) and approved by the Audited Party, such approval not to be unreasonably withheld, conditioned or delayed, to visit, inspect and examine, during regular business hours, the books of record and account of the Audited Party or such Affiliate. The Auditing Party shall have the right, upon no less than [**] advance written notice and at such reasonable times and intervals and to such reasonable extent as the Auditing Party may request, not more than [**], to have the books and records of the Audited Party to the extent relating to this Agreement for the preceding [**] audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable, appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided, that no period may be subjected to audit more than [**] unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.

(b) The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within [**] of delivery. If a Party over billed an amount due under this Agreement resulting in a cumulative discrepancy during any Quarter of more than the lesser of (i) [**] percent ([**]%) and (ii) [**] Dollars (US$[**]), it shall also reimburse the other Party for the reasonable out-of-pocket costs of such audit (with the cost of the audit to be paid by the Auditing Party in all other cases), except as provided in the last sentence of Section 16.1. Such accountants shall disclose to the Auditing Party a summary of its review and findings. The summary and findings shall be subject to the confidentiality provisions contained in Article 18.

(c) If any examination or audit of the records described above discloses an over billing or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 16.2(d), (i) in the case of any overbilling by a Party, such Party shall pay the same (plus interest thereon at the Default Interest Rate from the date of such overbilling through the date of payment of the amount required to be paid pursuant to this Section 16.2(c)) to the other Party and (ii) in the case of any underpayment by a Party, such Party shall pay the same to the other Party, in either case ((i) or (ii)), within [**] after receipt of the written results of such audit pursuant to this Section 16.2.

(d) Any disputes with respect to the results of any audit conducted under this Section 16.2 shall be resolved as a Financial Dispute.

16.3 GAAP. Except as otherwise provided herein, including Section 13.6(a), all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with GAAP, as generally and consistently applied.

ARTICLE 17

REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1 Joint Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound or requirement of Applicable Laws; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to Applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from performing the Research Program or granting the rights or licenses hereunder; (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf; and (g) neither it nor any of its Affiliates has been debarred or is subject to debarment.

17.2 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator, or Governmental Authority that, individually or in the aggregate, is reasonably expected to (a) materially impair the ability of such Party to perform its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.

17.3 Additional Representations, Warranties and Covenants of Decibel.

(a) Additional Representations and Warranties of Decibel as of the Effective Date. Decibel additionally represents and warrants, as of the Effective Date that, except as set forth in the corresponding section of the disclosure schedule set forth in Schedule 17.3(a):

(i) Schedule 17.3(a)(i) sets forth the Decibel Product Patent Rights as of the Effective Date (the “Existing Decibel Product Patent Rights”) and all Existing Decibel Product Patent Rights (A) are subsisting and, to Decibel’s Knowledge are not invalid or unenforceable, in whole or in part and (B) are solely and exclusively owned or exclusively licensed by Decibel or one of its Affiliates, free of any encumbrance, lien or claim of ownership by any Third Party and with respect to any Existing Decibel Product Patent Rights that are licensed to Decibel or any of its Affiliates, Decibel or its Affiliates have a right to sublicense such Patent Rights.

(ii) Neither Decibel nor any of its Affiliates has entered into any agreement, arrangement or understanding that conflicts with, is inconsistent with, or limits in any way Decibel’s ability to perform its obligations under this Agreement or Regeneron’s rights under this Agreement (including the purported grant of any license to Intellectual Property).

(iii) Schedule 17.3(a)(iii) sets forth all licenses and other agreements pursuant to which Decibel or any of its Affiliates has obtained a license or other Intellectual Property rights to Decibel Background IP related to the activities contemplated under this Agreement, including the Existing Decibel Product Patent Rights (the “Effective Date In-License Agreements”). True, complete and correct copies of all Effective Date In-License Agreements have been provided to Regeneron prior to the Effective Date. None of Decibel or any of its Affiliates, or to the Knowledge of Decibel, any other party thereto, is in breach of an Effective Date In-License Agreement in any material respect and, to the Knowledge of Decibel, each of the Effective Date In-License Agreements is in full force and effect.

(iv) There is no pending litigation of which Decibel has received notice, or of which Decibel otherwise has Knowledge, in each case, that alleges that any of Decibel’s activities relating to (A) the Existing Decibel Product Patent Rights or (B) the Know-How of Decibel that Decibel reasonably expects as of the Effective Date is necessary or reasonably useful to perform Decibel’s obligations under this Agreement or that will be licensed to Regeneron pursuant to Section 5.1(b), in each case, have infringed or would infringe any Patents or misappropriated or would misappropriate any Know-How of any Third Party.

(v) To Decibel’s Knowledge, the Decibel Designated Activities under the Research Program as described in the initial Collaboration Product Research Plans would not infringe any claims of any Patents, or misappropriate any Know-How, of any Third Party.

(vi) All current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Decibel or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Know-How that Decibel reasonably expects as of the Effective Date is necessary or reasonably useful to perform Decibel’s obligations under this Agreement, or that will be licensed to Regeneron pursuant to Section 5.1(b), have executed and delivered to Decibel or any such Affiliate an assignment or other agreement regarding the protection of proprietary information (including Confidential Information of Regeneron) and the assignment to Decibel or such Affiliate of any Intellectual Property that arises from such officer’s, employee’s, agent’s, advisor’s, consultant’s, contractor’s or other representative’s activities for Decibel or any of its Affiliates. To Decibel’s Knowledge, no current or former officer, employee, agent, advisor, consultant, contractor or other representative of Decibel or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patent Rights or other Intellectual Property or proprietary information of Decibel or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Decibel or any such Affiliate.

(vii) The inventions claimed or covered by the Existing Decibel Product Patent Rights were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof.

(b) Additional Representations and Warranties of Decibel as of the Applicable Data Package Date. With respect to each Collaboration Product for which Decibel provides a Data Package hereunder, except as set forth in the corresponding section of the disclosure schedule set forth in Schedule 17.3(b), as amended or supplemented by any subsequent applicable Data Package Schedule Update, Decibel makes the following representations and warranties to Regeneron as of the applicable Data Package Date; provided that for purposes of determining the accuracy of the representations and warranties of Decibel as of each Data Package Date, the representations and warranties shall be deemed qualified only by such exceptions as are disclosed in Schedule 17.3(b), as amended or supplemented by any subsequent applicable Data Package Schedule Update and the references herein to Schedule 17.3(b) shall be deemed to be references only to such amended or supplemented Schedule 17.3(b). No exception made by Decibel in a Data Package Schedule Update shall (or shall be deemed to) cure a deficiency in Schedule 17.3(a) or any earlier Schedule 17.3(b) (including as amended or supplemented by any earlier Data Package Schedule Update); provided that, with respect to any representations or warranties made to Decibel’s Knowledge, a description in any Schedule 17.3(b) of facts or circumstances of which Decibel did not have Knowledge as of the Effective Date or any prior Data Package Date shall not be a disclosure made to cure a deficiency in a representation or warranty made as of such date. No disclosure made by the Decibel in a Data Package Schedule Update shall, or shall be deemed to, amend or supplement Schedule 17.3(a) or any earlier Schedule 17.3(b) (including as amended or supplemented by any earlier Data Package Schedule Update) for any purpose hereunder, including for purposes of the indemnification provisions under Section 19.1. No disclosure made in a Data Package Schedule Update can cure a breach of any covenant or obligation of Decibel hereunder, including Section 17.3(c), and no disclosure made in a Data Package Schedule Update that relates to or reflects any such breach by Decibel shall be deemed to qualify any representation or warranty hereunder.

(i) Schedule 17.3(b)(i) sets forth the Decibel Product Patent Rights that Cover such Collaboration Product as of the applicable Data Package Date (the “Existing Collaboration Product Patent Rights”) and all Existing Collaboration Product Patent Rights (A) are subsisting and, to Decibel’s Knowledge are not invalid or unenforceable, in whole or in part and (B) are solely and exclusively owned or exclusively licensed by Decibel or one of its Affiliates, free of any encumbrance, lien or claim of ownership by any Third Party and with respect to any Existing Collaboration Product Patent Rights that are licensed to Decibel or any of its Affiliates, Decibel or its Affiliates have a right to sublicense such Patent Rights.

(ii) Neither Decibel nor any of its Affiliates has entered into any agreement, arrangement or understanding that conflicts with, is inconsistent with, or limits in any way Decibel’s ability to perform its obligations under this Agreement or Regeneron’s rights under this Agreement (including the purported grant of any license to Intellectual Property), in either case, with respect to such Collaboration Product. Neither Decibel nor any of its Affiliates has granted any right or interest, including by option or any covenant, in or to any Intellectual Property that would be Existing Collaboration Product Patent Rights for such Collaboration Product but for such grant.

(iii) Schedule 17.3(b)(iii) sets forth all licenses and other agreements pursuant to which Decibel or any of its Affiliates has obtained a license or other Intellectual Property rights to Decibel Background IP related to the activities contemplated under this Agreement with respect to such Collaboration Product, including the Existing Collaboration Product Patent Rights (the “Data Package Date In-License Agreements”). True, complete and correct copies of all Data Package Date In-License Agreements have been provided to Regeneron prior to the applicable Data Package Date.

(iv) There is no pending litigation of which Decibel has received notice, or of which Decibel otherwise has Knowledge, in each case, that alleges that any of Decibel’s activities relating to (A) the Existing Collaboration Product Patent Rights or (B) the Know-How of Decibel that Decibel reasonably expects as of the applicable Data Package Date is necessary or reasonably useful to Develop, Manufacture or Commercialize such Collaboration Product or that will be licensed to Regeneron pursuant to Section 5.1(b), in each case, have infringed or would infringe any Patents or misappropriated or would misappropriate any Know-How of any Third Party.

(v) To Decibel’s Knowledge, the Development, Manufacture and Commercialization of such Collaboration Product would not infringe any claims of any Patents, or misappropriate any Know-How, of any Third Party.

(vi) Decibel has complied with its disclosure obligations under Section 15.6(c) with respect to such Collaboration Product.

(vii) All current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Decibel or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Know-How that Decibel reasonably expects as of the applicable Data Package Date is necessary or reasonably useful to Develop, Manufacture or Commercialize such Collaboration Product, or that will be licensed to Regeneron pursuant to Section 5.1(b), have executed and delivered to Decibel or any such Affiliate an assignment or other agreement regarding the protection of proprietary information (including Confidential Information of Regeneron) and the assignment to Decibel or such Affiliate of any Intellectual Property that arises from such officer’s, employee’s, agent’s, advisor’s, consultant’s, contractor’s or other representative’s activities for Decibel or any of its Affiliates. To Decibel’s Knowledge, no current or former officer, employee, agent, advisor, consultant, contractor or other representative of Decibel or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patent Rights or other Intellectual Property or proprietary information of Decibel or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Decibel or any such Affiliate to the extent related to the Collaboration Product.

(viii) The inventions claimed or covered by the Existing Collaboration Product Patent Rights were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof.

(ix) Neither Decibel nor any of its Affiliates has transferred ownership, assigned ownership, granted a security interest in or otherwise encumbered any of its rights in, to or under any Intellectual Property of Decibel or any of its Affiliates in a way that impairs Regeneron’s rights, or Decibel’s ability to perform its obligations, under this Agreement with respect to such Collaboration Product.

(x) To Decibel’s Knowledge, all the information contained in such Data Package or Data Package Update is true, complete and correct in all material respects.

(c) Additional Covenants of Decibel. Decibel additionally covenants to Regeneron that, during the Term:

(i) Decibel shall not, and shall cause its Affiliates not to, transfer ownership, assign ownership, grant a security interest in or otherwise encumber any of its rights in, to or under any Intellectual Property of Decibel or any of its Affiliates in a way that will impair Regeneron’s rights, or Decibel’s ability to perform its obligations, under this Agreement; and

(ii) Decibel shall not (1) commit any acts or permit the occurrence of any omissions that would cause breach or termination of any Effective Date In-License Agreement or Data Package Date In-License Agreement (except to the extent any such termination would not and would not reasonably be expected to materially impair any rights or benefits of Regeneron, impose additional obligations on Regeneron, or materially impair Decibel’s ability to comply with its obligations under this Agreement) or (2) amend, or otherwise modify or permit to be amended or modified, any Effective Date In-License Agreement or Data Package Date In-License Agreement without the prior written consent of Regeneron; provided that no such consent shall be required for any amendment or modification that does not and is not reasonably expected to materially impair any rights or benefits of Regeneron, impose additional obligations on Regeneron, or materially impair Decibel’s ability to comply with its obligations under this Agreement.

17.4 Additional Representations and Warranties of Regeneron. Regeneron additionally represents and warrants, as of the Effective Date that, except as set forth in the corresponding section of the disclosure schedule set forth in Schedule 17.4:

(a) Neither Regeneron nor any of its Affiliates has entered into any agreement, arrangement or understanding that conflicts with, is inconsistent with, or limits in any way Regeneron’s ability to perform its obligations under this Agreement or Decibel’s rights under this Agreement (including the purported grant of any license to Intellectual Property).

(b) All current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Regeneron or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Know-How that Regeneron reasonably expects as of the Effective Date is necessary or reasonably useful to perform Regeneron’s obligations under this Agreement, or that will be licensed to Decibel pursuant to Section 5.1(a), have executed and delivered to Regeneron or any such Affiliate an assignment or other agreement regarding the protection of proprietary information (including Confidential Information of Decibel) and the assignment to Regeneron or such Affiliate of any Intellectual Property that arises from such officer’s, employee’s, agent’s, advisor’s, consultant’s, contractor’s or other representative’s activities for Regeneron or any of its Affiliates. To Regeneron’s Knowledge, no current or former officer, employee, agent, advisor, consultant, contractor or other representative of Regeneron or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patent Rights or other Intellectual Property or proprietary information of Regeneron or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Regeneron or any such Affiliate.

17.5 Mutual Covenants. Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates will: (a) grant any right or license to any Third Party that would be inconsistent with or in conflict with or in derogation of the rights granted to the other Party under this Agreement, or take any action that would materially conflict with its obligations to the other Party under this Agreement; (b) practice the Patent Rights or use Know-How, materials, or Confidential Information of the other Party or its Affiliates outside the scope of the licenses and rights granted to it under this Agreement; (c) use in, or contribute to, the Research Program or such Party’s other activities under this Agreement any material, Confidential Information, Intellectual Property right, or Trademark that such contributing Party knows that it does not Control, unless expressly included, and identified as such, as part of a Research Plan; or (d) knowingly use in any capacity, in connection with the activities to be performed under this Agreement, any person or entity who (i) has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time or who is the subject of a conviction described in such section or (ii) is otherwise disqualified, excluded or suspended from performing a clinical research study or otherwise subject to any restrictions or sanctions by any Governmental Authority.

17.6 Compliance with Laws.

(a) Each Party shall, in its performance of its obligations and the exercise of its rights under this Agreement (including performance of each Party’s Designated Activities and Decibel’s Development, Manufacture and Commercialization of Collaboration Products), comply, and to cause its Affiliates to comply, with all Applicable Laws, including the FCPA, U.S. Export Control Laws and Anti-Corruption Laws. Each Party shall not knowingly take any action that would cause itself or the other Party to be in violation of the FCPA, U.S. Export Control Laws or any other applicable Anti-Corruption Laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA or any other Anti-Corruption Law in connection with the performance of this Agreement.

(b) (i) Each Party and its Affiliates, directors, employees and agents have not directly or indirectly through Third Parties, knowingly paid, promised or offered to pay, or authorized the payment of, any money or given any promise or offer to give, or authorizes the giving of anything of value, to, and (ii) each Party shall not, and shall cause its Affiliates, directors, employees and agents not to, directly or indirectly through Third Parties, knowingly pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to, in either case ((i) and (ii)), a Public Official or Entity or other person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, including either Party, by (A) influencing any official act, decision or omission of such Public Official or Entity; (B) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (C) securing any improper advantage; or (D) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.

(c) (i) Each Party and its Affiliates, directors, employees and agents have not knowingly promised, offered, authorized or provided and (ii) each Party shall not, and shall cause its Affiliates, directors, employees and agents not to, knowingly promise, offer or provide, in either case ((i) or (ii)), any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a Third Party customer or to a Public Official or Entity. In addition, each Party shall, and shall cause its Affiliates, directors, employees and agents to, ensure that no part of any payment, commission, reimbursement or fee paid by either Party pursuant to this Agreement or otherwise will be used knowingly as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or to Third Party customer or to a Public Official or Entity.

17.7 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT OR ANY SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MANUFACTURE, MARKETING OR SALE OF ANY PRODUCT OR ANY INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 18

CONFIDENTIALITY

18.1 Confidential Information. During the Term and for a period of [**] thereafter, each Party and its Affiliates (in such capacity, collectively, the “Receiving Party”) shall keep confidential, and other than as provided herein, shall not disclose, directly or indirectly, any proprietary information, including any proprietary data, inventions, documents, ideas, information, discoveries, or materials, disclosed by the other Party or its Affiliates (in such capacity, collectively, the “Disclosing Party”), whether in tangible or intangible form, including Regeneron Contributed Know-How, Regeneron Collaboration Know-How, Decibel Collaboration Know-How and any Know-How included in the Decibel Background IP, that is disclosed pursuant to this Agreement (the “Confidential Information”); provided that such obligations with respect to trade secrets shall survive until the earlier of the Disclosing Party no longer treating the applicable information as a trade secret or the applicable information no longer being a trade secret under the United States Defend Trade Secrets Act or other Applicable Law. Each Party and its Affiliates shall use the Confidential Information of the other Party and its Affiliates solely for the purpose of exercising its rights and performing its obligations hereunder. For purposes of this Agreement, all confidential information disclosed by a Party under the terms of the Mutual Confidentiality Agreement between the Parties dated [**] (“CDA”) is hereby deemed Confidential Information of such Party and treated as if disclosed hereunder and shall be subject to the terms of this Agreement. Each Party covenants that neither it nor any of its respective Affiliates shall disclose any Confidential Information of the other Party or its Affiliates to any Third Party except (a) to its employees, agents, consultants or any other Person under its authorization; provided such employees, agents, consultants or other Persons are subject in writing (or by explicit professional obligations such as the attorney-client relationship) to confidentiality obligations applicable to such Confidential Information no less strict than those set forth herein, (b) as approved by both Parties hereunder or (c) as set forth elsewhere in this Agreement, including to subcontractors and sublicensees in accordance with Section 22.11. Regeneron Collaboration IP and Regeneron Contributed IP shall be Confidential Information of Regeneron (and, irrespective of the Person who first disclosed it, Regeneron shall be deemed to be the Disclosing Party, and Decibel shall be deemed to be the Receiving Party, with respect thereto) and Decibel Collaboration IP shall be Confidential Information of Decibel (and, irrespective of the Person who first disclosed it, Decibel shall be deemed to be the Disclosing Party, and Regeneron shall be deemed to be the Receiving Party, with respect thereto). Novel Viral Vector Collaboration Know-How shall be Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto); provided that either Party may use or disclose any Novel Viral Vector Collaboration Know-How as necessary or reasonable in connection with the performance of its obligations or exercise of its rights with respect to the Novel Viral Vector Collaboration Know-How, including the rights set forth in Section 5.2 and Section 15.1(f).

18.2 Exceptions. Notwithstanding Section 18.1 or anything to the contrary in this Agreement Confidential Information shall not include information and materials (and such information and materials shall not be Confidential Information under this Agreement) to the extent that it can be established by written documentation by the Receiving Party that such information or material: (a) already is in the public domain prior to disclosure by the Disclosing Party or becomes publicly known through no act, omission or fault of the Receiving Party or any Person to whom the Receiving Party provided such information (other than the Disclosing Party); (b) is or was already lawfully, and not under an obligation of confidentiality owed to the Disclosing Party, in the possession of the Receiving Party at the time of disclosure by the Disclosing Party; provided that the Receiving Party did not initially generate such information and assign its rights to such information to the Disclosing Party in accordance with the terms of this Agreement; (c) is disclosed to the Receiving Party on an unrestricted basis from a Third Party not under an obligation of confidentiality to the Disclosing Party with respect to such information; or (d) has been independently created by the Receiving Party, as evidenced by written or electronic documentation, without any aid, application or use of the Disclosing Party’s Confidential Information; provided that the Receiving Party did not initially generate such information and assign its rights to such information to the Disclosing Party in accordance with the terms of this Agreement. Specific aspects or details of Confidential Information will not be deemed to be within the public knowledge or in the prior possession of a Person merely because such aspects or details of the Confidential Information are embraced by general disclosures in the public domain.

18.3 Publications.

(a) Subject to the requirements of Section 18.3(d), Decibel shall have the right to issue publications in scientific journals and make scientific presentations related to any of its results from the Research Program with the order and inclusion of Decibel and Regeneron authors to be agreed upon in accordance with ICJME Standards or other mutually agreed upon applicable standards and in compliance with any applicable rules or policies of the publisher of such publication.

(b) Subject to the requirements of Section 18.3(d), Decibel shall have the sole right to issue and control all publications in scientific journals and make scientific presentations related to Collaboration Products, including Decibel Split-Field Collaboration Products.

(c) Subject to the requirements of Section 18.3(d), Regeneron shall have the sole right to issue and control all publications in scientific journals and make scientific presentations related to Regeneron Split-Field Products.

(d) In case of any publication or disclosure pursuant to Section 18.3(a), Section 18.3(b) or Section 18.3(c) with respect to results from the Research Program (including Collaboration Know-How) or Collaboration Products (including Split-Field Products in the case of Section 18.3(b) or Section 18.3(c)), the publishing Party shall provide the non-publishing Party with an advance copy of the proposed publication, and each Party shall then have [**] prior to submission for any publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to the non-publishing Party or that is the Confidential Information of the non-publishing Party or the non-publishing Party’s Affiliates. If the non-publishing Party informs the publishing Party that (i) such publication, in the non-publishing Party’s reasonable judgment, could be expected to have an effect that is materially adverse on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party, or on any Know-How that is Confidential Information of the non-publishing Party or the non-publishing Party’s Affiliates, the publishing Party shall delay or prevent such publication as follows: (A) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [**]) to permit the timely preparation and filing of a Patent Application; and (B) with respect to Know-How that is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the publication or (ii) with respect to any publication regarding a Split-Field Product, such publication, in the non-publishing Party’s reasonable judgment, could be expected to have an effect that is materially adverse on (A) with respect to Decibel as the non-publishing Party, the Development, Manufacture or Commercialization of the corresponding Decibel Split-Field Collaboration Product and (B) with respect to Regeneron as the non-publishing Party, the development, manufacture or commercialization of the corresponding Regeneron Split-Field Product, then in either case the publishing Party shall consider such comments in good faith.

18.4 Disclosures Concerning this Agreement.

(a) Prior to the Effective Date, the Parties have mutually agreed upon the contents of a joint press release or separate (if any) press releases, in each case with respect to the execution of this Agreement that the Parties shall have the right to issue and disclose. Decibel and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement or any activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except to the extent required by a Governmental Authority or Applicable Law (or the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall (i) use reasonable efforts to (A) provide the other Party advance notice of such required disclosure and (B) an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and (ii) assist the other Party to protect such information and limit the disclosure to information that is required, in the reasonable judgment of the disclosing Party, to be disclosed. Notwithstanding the foregoing, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement or disclosure (x) (i) has previously been made public other than through a breach of this Agreement by either Party or its Affiliates, or (ii) is contained in the Redacted Version of this Agreement, and (y) is material to the event or purpose for which the new press release or public announcement is made.

(b) The Parties, through the JRC or JPC, as applicable, shall establish mechanisms and procedures to ensure that there are coordinated timely corporate communications relating to the Collaboration Products in the Field.

(c) Decibel acknowledges that Regeneron, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to its business. Regeneron acknowledges that in the future, Decibel may become a publicly traded company, and upon such occurrence, shall be legally obligated to make timely disclosures of all material events relating to its business. Therefore, the Parties acknowledge that either or both Parties (or its or their parent entity) may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party (or its parent entity) will be entitled to make such filing but shall cooperate with the other Party and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with Applicable Law (this Agreement, as filed with such redactions, the “Redacted Version”). The filing Party will, no later than [**] prior to the anticipated filing, provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment, allowing a reasonable time for the non-filing Party to review and comment as permitted by Applicable Law, and will reasonably consider the non-filing Party’s timely comments thereon. In addition, the filing Party will provide the non-filing Party with an advance copy of the securities filings with which the Agreement is furnished or filed or otherwise discussed or disclosed (including with respect to any activities hereunder) in each case only to the extent describing this Agreement or the activities hereunder, allowing a reasonable time for the non-filing Party to review and comment as permitted by Applicable Law, and will reasonably consider the non-filing Party’s timely comments thereon; provided, that the filing Party need not provide for review and comment on such securities filings that repeat such previous disclosures already reviewed and commented upon by the other non-filing Party under the terms of this Section 18.4 or that contain only non-material factual information regarding this Agreement or the activities hereunder.

18.5 Permitted Disclosures. Notwithstanding Section 18.1 or anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose the Confidential Information of the other Party or its Affiliates and the terms of this Agreement:

(a) to the extent required by Applicable Law (or the rules and regulations of any stock exchange or trading market on which such Party’s (or its parent entity’s) securities are traded), provided that the Receiving Party uses reasonable efforts to give the Disclosing Party advance notice of such required disclosure in sufficient time to enable the Disclosing Party to seek confidential treatment for such information, and provided further that the Receiving Party provides reasonable cooperation to assist the Disclosing Party to protect such information and limits the disclosure to that information which is required to be disclosed.

(b) (i) to potential or actual investors, advisors, lenders, investment bankers, financing partners, acquirers, subcontractors, licensees or sublicensees that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least [**] (but of shorter duration if customary in connection with any disclosure to a potential or actual investor, advisor, lender, investment banker or financing partner), (ii) to Persons that are identified in Section 18.1(a) who are subject to the confidentiality obligations specified therein, or (iii) to a Party’s existing or potential Third Party collaborators that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least [**] solely for purposes of such Party demonstrating to such Third Party such Party’s compliance with its contractual obligations to such Third Party; provided that, in the event of any disclosure of the terms of this Agreement to a Third Party who is a potential or actual investor, advisor, lender, financing partner, collaborator, acquirer, licensee or sublicensee (A) this Agreement shall only be initially disclosed in a redacted form, such redacted form to be mutually agreed by the Parties in good faith in the first instance but thereafter may be disclosed by a Party under the terms of this Agreement without seeking approval from the other Party, to such Third Party and its advisors, and (B) after negotiations with any such Third Party have progressed so that the Disclosing Party reasonably and in good faith believes it will execute a definitive agreement with such Third Party within [**], this Agreement may be disclosed in an unredacted form to such Third Party and its advisors as and to the extent relevant to such Third Party (which shall be redacted for information that is not relevant).

ARTICLE 19

INDEMNITY

19.1 Indemnity.

(a) Decibel will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, sublicensees and agents (“Regeneron Indemnitees”) from and against all losses, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, proceeding, judgment or settlement against a Regeneron Indemnitee (including any action, investigation or claim by a Governmental Authority or a Regulatory Authority in the ordinary course) (“Third Party Claim”) to the extent resulting from, arising in connection with, or otherwise relating to:

(i) the gross negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions of Decibel, its Affiliates or it or their respective directors, officers, employees, contractors (including Third Parties who are party to any ROFN Transaction Agreement) or agents in connection with any activities under this Agreement;

(ii) the Development (or development with respect to Decibel Ex-Field Products), Manufacture (or manufacture with respect to Decibel Ex-Field Products), use, offer for sale, sale or importation of any Net Sales Product, including product liability, personal injury, property damage, infringement or misappropriation of any Patent or other Intellectual Property or Trademark rights of any Third Party or other Damage of any kind in connection therewith, including (x) if Decibel notifies Regeneron pursuant to Section 15.7(a) that Decibel does not want the benefit of a Third Party License with respect to a Decibel Split-Field Collaboration Product or a Regeneron Vector Collaboration Product, any infringement of such Third Party’s Intellectual Property that is the subject of such Third Party License as a result of the Development, Manufacture, use, offer for sale, sale or importation of such Decibel Split-Field Collaboration Product or Regeneron Vector Collaboration Product, as applicable, under or in connection with this Agreement or (y) if Decibel does not enter into a Third Party License with a Third Party that Regeneron has indicated to Decibel pursuant to Section 15.7(b) that Regeneron reasonably believes is necessary in connection with Development, Manufacture or Commercialization, any infringement of such Third Party’s Intellectual Property as a result of the Development, Manufacture, use, offer for sale, sale or importation of such Collaboration Product; or

(iii) breach by Decibel of this Agreement, or the inaccuracy of any representation or warranty made by Decibel in this Agreement;

except in each case ((i), (ii), and (iii)), for those Damages for which Regeneron has an obligation to indemnify Decibel pursuant to Section 19.1(b), as to which Damages each Party shall indemnify the other the other Party and the Regeneron Indemnitees or Decibel Indemnitees, as applicable, to the extent of their respective liability for such Damages.

(b) Regeneron will defend, indemnify and hold harmless Decibel, its Affiliates and its and their respective officers, directors, employees, sublicensees and agents (“Decibel Indemnitees”) from and against all Damages arising from or occurring as a result of a Third Party Claim to the extent resulting from, arising in connection with, or otherwise relating to:

(i) the gross negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions of Regeneron, its Affiliates or their respective directors, officers, employees or agents, in connection with any activities under this Agreement;

(ii) breach by Regeneron of this Agreement, or the inaccuracy of any representation or warranty made by Regeneron in this Agreement. For clarity, this shall exclude any breach or inaccuracy related to Regeneron’s Manufacture of any Regeneron Supplied Product, which shall be governed by the applicable Supply Agreement;

(iii) if, pursuant to Section 15.7(a), Regeneron does not enter into, and notifies Decibel that Decibel may not enter into, a Third Party License with a Third Party that Decibel reasonably believes is necessary in connection with the Development, Manufacture or Commercialization of a Collaboration Product, any infringement of such Third Party’s Intellectual Property as a result of the Development, Manufacture or Commercialization of such Decibel Split-Field Collaboration Product or Regeneron Vector Collaboration Product under or in connection with this Agreement to the extent that such Decibel Split-Field Collaboration Product or Regeneron Vector Collaboration Product has not been engineered or modified in any material manner from the form in which it existed at the time of such notice; or

(iv) the research, development, manufacture, use, offer for sale, sale or importation of any Regeneron Split-Field Product by or on behalf of Regeneron or its Affiliates, including product liability, personal injury, property damage, or infringement or misappropriation of any Patent or other Intellectual Property or Trademark rights of any Third Party or other Damage of any kind in connection therewith, except in each case ((i), (ii), (iii), and (iv)), for those Damages for which Decibel has an obligation to indemnify Regeneron pursuant to Section 19.1(a), as to which Damages each Party shall indemnify the other the other Party and the Regeneron Indemnitees or Decibel Indemnitees, as applicable, to the extent of their respective liability for such Damages.

19.2 Indemnity Procedure.

(a) The Party entitled to indemnification under this Article 19 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within [**] of becoming aware of any Third Party Claim(s) asserted or threatened in writing against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

(b) Except as set forth in Article 15, if the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld, conditioned or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. Except as set forth in Article 15, if the Indemnifying Party does not acknowledge in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim or otherwise does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least [**] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. Except as set forth in Article 15, the Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Except as set forth in Article 15, the Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to Section 19.2(b) and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 19.2(b) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the Regeneron Indemnitees or Decibel Indemnitees, on the one hand and the Indemnifying Party, on the other hand, with respect to such claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case the Indemnifying Party shall control its defense and the Indemnified Party shall control the defense of the Regeneron Indemnitees or Decibel Indemnitees, as applicable).

19.3 Insurance. During the Term and for a minimum period of [**] thereafter and for an otherwise longer period as may be required by Applicable Law, each of Regeneron and Decibel will (a) use Commercially Reasonable Efforts to procure and maintain appropriate commercial general liability and product liability insurance in an industry-appropriate amounts per occurrence and in the annual aggregate and consistent with normal business practices of companies in the life sciences industry developing drugs or (b) initially with respect to Regeneron only, procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. At such time as Decibel reasonably believes that it has adequate resources to rely on self-insurance, it shall request approval from Regeneron to do so, which approval shall not be unreasonably withheld, conditioned or delayed. Such insurance shall insure against liability arising from this Agreement on the part of the insured Party or any of its Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. Any insurance proceeds received by a Party in connection with any losses shall be retained by such Party and shall not reduce any obligation of the other Party.

19.4 Crediting.

(a) In the event of a Third Party Claim for infringement of any Patent of any Third Party as a result of the Development, Manufacture, use, offer for sale, sale or importation of a Regeneron Contributed Collaboration Product in the Field, to the extent such Patent is infringed by the use of the Regeneron Contributed Technology included in such Regeneron Contributed Collaboration Product in accordance with the licenses in Section 5.1(a)(ii) with respect to such Regeneron Contributed Collaboration Product (a “Creditable Infringement Claim”), Decibel shall be entitled to deduct a portion of any [**]. At the request of Regeneron, Decibel shall provide additional reasonable supporting documentation with respect to any apportionment and make its personnel reasonably available to answer questions regarding any apportionment. Any dispute regarding an apportionment will be resolved in accordance with Schedule 7.

(b) As used in this Section 19.4(b), the aggregate cumulative amount paid by Decibel to Regeneron pursuant to Section 13.5 with respect to a Regeneron Contributed Collaboration Product during the period prior to the date of settlement or adjudication of such Creditable Infringement Claim that is in excess of the aggregate cumulative Royalty Threshold in respect of such Regeneron Contributed Collaboration Product for such period is referred to as the “Royalty Threshold Excess”. If the Royalty Threshold Excess is more than the amount that is equal to [**] percent ([**]%) of the Section 19.4 Damages, then Decibel may credit the amount of such difference (i.e., the difference resulting from subtracting the amount that is [**] percent ([**]%) of the Section 19.4 Damages from the amount of the Royalty Threshold Excess) against either (i) the Damages for which Decibel is otherwise obligated to indemnify any Regeneron Indemnitee(s) pursuant to Section 19.1(a)(ii) or (ii) any other current or future amounts payable by Decibel to Regeneron under Section 13.5 for such Regeneron Contributed Collaboration Product; provided that (x) [**] under clause (ii) by less than [**] percent ([**]%) (taking into account any other credit(s) available to Decibel under this Agreement (i.e., a credit against payments made pursuant to Section 13.5 shall not reduce the overall amount payable below the applicable Royalty Threshold)); provided that Decibel may carry forward unused reductions subject to such [**] percent ([**]%) limitation, and (y) the foregoing credit shall not apply with respect to Creditable Infringement Claims resulting from, arising in connection with, or otherwise relating to the circumstances described in Section 19.1(a)(ii)(x).

ARTICLE 20

FORCE MAJEURE

20.1 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.

ARTICLE 21

TERM AND TERMINATION

21.1 Term. The “Term” of this Agreement shall begin on the Effective Date and shall expire on the first date on which neither Decibel nor any of its Affiliates or its or their (sub)licensees is Developing any Net Sales Product for, or Commercializing such Net Sales Product in, the Territory under this Agreement (as such cessation of Development and Commercialization activities is acknowledged by Decibel in writing to be permanent), with a Good Reason not constituting cessation of Development), unless this Agreement is earlier terminated in its entirety in accordance with this Article 21, in which event the Term shall end on the effective date of such termination.

21.2 Termination for Material Breach.

(a) Subject to Section 21.2(b) and Section 21.2(c), this Agreement shall be terminable in its entirety by either Party if the other Party commits a material breach of this Agreement.

(b) Subject to Section 21.2(c), if a material breach by either Party relates to one or more Net Sales Products and not to other Net Sales Products, then this Agreement shall be terminable by the non-breaching Party with respect to the Net Sales Products to which such material breach pertains, but not the Net Sales Products that are not affected by such material breach. In case of termination of this Agreement pursuant to this Section 21.2(b), termination of this Agreement shall be solely with respect to the Net Sales Products with respect to which such material breach pertains.

(c) The terminating Party shall provide the breaching Party with notice of such intended termination, which notice shall set forth in reasonable detail the facts underlying or constituting the alleged material breach (and specifically referencing the provisions of this Agreement alleged to have been breached) and specifically stating the scope of the intended termination, and the termination that is the subject of such notice shall be effective [**] after the date such notice is given unless the breaching Party shall have cured such breach within such [**] period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such [**] period, such longer period (not to exceed [**]) so long as the breaching Party is using Commercially Reasonable Efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of the [**] period or such time as the breaching party ceases to use Commercially Reasonable Efforts to cure such breach). Notwithstanding the foregoing, in the case of material breach of a payment obligation hereunder, the [**] period referred to in the immediately preceding sentence shall instead be [**] (and the immediately preceding parenthetical clause in the immediately preceding sentence shall not apply).

21.3 Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if, at any time, (a) such other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, (c) such other Party proposes or is a party to any dissolution or liquidation proceedings, or (d) such other Party makes an assignment for the benefit of creditors, unless, in each case of (a) through (d), such other Party (i) promptly seeks approval from any applicable court or agency to affirm, assume, or otherwise perform its obligations under this Agreement, to the extent any approval to do so is required by applicable law or is reasonably requested by the Party otherwise having such right of termination, and any such approval is granted or deemed unnecessary by the applicable court or agency, and (ii) such other Party is in compliance with, and has not defaulted or failed to perform its obligations under, this Agreement. If this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar laws in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. Each Party agrees that all intellectual property rights licensed hereunder, including any Patent Rights in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35(A)) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

21.4 Termination for Suspension. If, during the Term, there is a consecutive [**] period where Decibel (a) does not have an active and ongoing Development or Commercialization program for a Collaboration Product in the Field for which a Pre-IND Milestone Payment has become payable, as demonstrated by Research Plans, Development Plans or Commercial Plans, as applicable, as well as bona fide FTE allocations, or (b) has not granted exclusive rights (or an exclusive option to obtain exclusive rights) to a Third Party to develop and commercialize such Collaboration Product in the Field pursuant to a written and executed agreement between Decibel or one of its Affiliates and such Third Party (a “Suspension Period”) and such Suspension Period is not the result of a Force Majeure, Good Reason or normal pauses or gaps between or following Clinical Trials or other studies for the analysis of data, preparation of reports and design of future Clinical Trials or preparation of Regulatory Filings and other customary regulatory or Development functions, then (i) if such Collaboration Product is a Regeneron Contributed Collaboration Product, Regeneron may terminate this Agreement with respect to such Regeneron Contributed Collaboration Product with [**] written notice to Decibel, unless within such [**] period Decibel (x) provides to Regeneron documentation acceptable to Regeneron evidencing conduct by or on behalf of Decibel of Development or Commercialization activities with respect to such Collaboration Product during the applicable [**] period, or (y) initiates Development or Commercialization activities with respect to such Collaboration Product, and (ii) if such Collaboration Product is not a Regeneron Contributed Collaboration Product, Regeneron may, (A) notwithstanding Section 22.5, in its sole discretion, elect, upon written notice to Decibel, to terminate Regeneron’s obligations under Section 4.1 with respect to all Competing Products Directed to the same Collaboration Target as such Collaboration Product or (B) request that the Parties discuss in good faith ways to preserve, maintain and maximize the value for, and realize the Parties’ investment in, such Collaboration Product, including by licensing, selling, or otherwise granting or transferring, rights in or to, or any economic interest in, such Collaboration Product and if Decibel declines to take any of the actions discussed by the Parties, Decibel shall provide promptly to Regeneron the scientific or business rationale and supporting evidence for its decision. For purposes of this Section 21.4 and Section 21.1, “Good Reason” means (a) a clinical hold being placed on a Collaboration Product, a delay in response from a Regulatory Authority, or a material drug manufacturing problem that would be reasonably expected to impede or significantly delay a product advancing through Development or Commercialization; provided, that if a Good Reason is invoked by Decibel as a reason to cease Development or Commercialization, then Decibel shall use Commercially Reasonable Efforts to resolve the problem(s) that is the basis of such Good Reason as soon as is practicable, (b) any Third Party litigation with respect to the applicable Collaboration Product or (c) the failure of Regeneron or its Affiliate to (i) perform any Regeneron Designated Activities necessary for the Development or Commercialization of the applicable Collaboration Product or (ii) fulfill its supply obligations under any applicable Supply Agreement to supply Decibel the Collaboration Product necessary for the Development or Commercialization of the applicable Collaboration Product.

21.5 Termination for Patent Challenge.

(a) If Regeneron or any of its Affiliates Challenges a Decibel Collaboration Patent Right (any such Challenged Patent Right, a “Challenged Decibel Patent Right”) in any country in the Territory, then Decibel may, following written notice to Regeneron and provided that Regeneron or its Affiliate does not withdraw such Challenge within [**] of receipt of such notice, except to the extent the following is unenforceable under the law of a particular jurisdiction where a Challenged Decibel Patent Right is pending (with respect to any Patent Application) or issued (with respect to any Patent), terminate this Agreement solely with respect to the Collaboration Products Covered by the Challenged Decibel Patent Rights by providing written notice of such termination to Regeneron. If Decibel does not exercise such termination right and (i) a court of competent jurisdiction upholds the validity or enforceability or infringement of such Challenged Decibel Patent Right, in whole or in part or (ii) such Challenge is dismissed with prejudice, then in each case ((i) and (ii)), (x) for the purpose of determining the amounts payable pursuant to Section 13.5 with respect to Net Sales after such Challenged Decibel Patent Right is held to be valid or enforceable or such Challenge is dismissed or withdrawn, the Payment Rate that would otherwise be applicable shall be [**], (y) for the purpose of determining the percentage of Third Party Transaction Proceeds payable pursuant to Section 13.6 with respect to Third Party Transaction Proceeds received by Decibel or any of its Affiliates after such Challenged Decibel Patent Right is held to be valid or enforceable or such Challenge is dismissed or withdrawn, the Third Party Transaction Proceeds Percentage that would otherwise be applicable shall be [**], and (z) Regeneron shall promptly reimburse Decibel for all costs and expenses, including fees and disbursements of counsel and experts, incurred by Decibel or any of its Affiliates in connection with defending against such Challenge.

(b) If Decibel or any of its Affiliates or any Third Party that is a party to a Third Party Transaction Challenges a Regeneron Contributed Patent Right or a Regeneron Collaboration Patent Right (any such Challenged Patent Right, a “Challenged Regeneron Patent Right”) in any country in the Territory, then Regeneron may, following written notice to Decibel and provided that Decibel or its Affiliate does not withdraw such Challenge within [**] of receipt of such notice, except to the extent the following is unenforceable under the law of a particular jurisdiction where a Challenged Regeneron Patent Right is pending (with respect to any Patent Application) or issued (with respect to any Patent), terminate this Agreement solely with respect to the Collaboration Products Covered by the Challenged Regeneron Patent Rights by providing written notice of such termination to Decibel. If Regeneron does not exercise such termination right and (i) a court of competent jurisdiction upholds the validity or enforceability or infringement of such Challenged Regeneron Patent Right, in whole or in part or (ii) such Challenge is dismissed with prejudice, then in each case ((i) and (ii)), (x) for the purpose of determining the amounts payable pursuant to Section 13.5 with respect to Net Sales after such Challenged Decibel Patent Right is held to be valid or enforceable or such Challenge is dismissed or withdrawn, the Payment Rate that would otherwise be applicable shall be [**] and (y) for the purpose of determining the percentage of Third Party Transaction Proceeds payable pursuant to Section 13.6 with respect to Third Party Transaction Proceeds received by Decibel or any of its Affiliates after such Challenged Decibel Patent Right is held to be valid or enforceable or such Challenge is dismissed or withdrawn, the Third Party Transaction Proceeds Percentage that would otherwise be applicable shall be [**], and (z) Decibel shall promptly reimburse Regeneron for all costs and expenses, including fees and disbursements of counsel and experts, incurred by Regeneron or any of its Affiliates in connection with defending against such Challenge.

(c) For purposes of this Section 21.5, (i) “Challenge” means, with respect to any Patent Right, to contest the validity or enforceability of any such Patent Rights, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission, and (ii) the term “contest” includes (A) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Rights; (B) citation to the United States Patent and Trademark Office pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or written statements of the patent owner concerning the scope of any such Patent Rights; (C) filing a request under 35 U.S.C. § 302 for re-examination of any claim of any such Patent Rights on the basis of any prior art patents or publications; (D) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Rights or any portion thereof; (E) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Rights or any portion thereof; (F) becoming a party to an interference with an application for any such Patent Rights pursuant to 35 U.S.C. § 135; (G) any foreign equivalent of clauses (A), (B), (C), (D), (E) or (F) in any country outside the United States; or (H) filing or commencing any opposition, nullity or similar proceedings challenging the validity of any such Patent Rights in any country; but “Challenge” excludes (W) becoming a party to a Third Party interference for the purpose of defending the validity of any such Patent Rights; (X) filing a request under 35 U.S.C. § 251 for a reissue of any such Patent Rights, (Y) any foreign equivalents of clauses (W) or (X) applicable in any country outside the of United States, or (Z) any claim as a defense in any lawsuit or administrative proceeding.

21.6 Effects of Termination.

(a) Upon termination of this Agreement for any reason with respect to a Terminated Product that is a Regeneron Contributed Collaboration Product the provisions of Schedule 5 shall apply with respect to each such Terminated Product.

(b) With respect to termination of this Agreement with respect to any Terminated Product that is not a Regeneron Contributed Collaboration Product (each, a “Decibel Post-Termination Product”), the provisions of Schedule 6 shall apply to each such Decibel Post-Termination Product.

(c) If this Agreement is terminated by Regeneron with respect to a Decibel Post-Termination Product pursuant to Section 21.2 for Decibel’s breach of its diligence obligations under Section 9.1, Section 10.1 or Section 11.1(b), then, Regeneron may elect, within [**] after the effective date of such termination, as its sole and exclusive remedy, to receive a credit against any milestone payments becoming payable under Section 13.3 and Shared Development Cost payments becoming due under Section 13.4 after the date of such termination with respect to any non-Terminated Products in an amount equal to the aggregate amount of all (i) Pre-IND Milestone Payments and Early Clinical Development Milestone Payments (plus any additional amounts paid or payable by Regeneron with respect to any new formulation of such Decibel Post-Termination Product) paid or payable by Regeneron under Section 13.3 and (ii) Shared Development Cost payments paid or payable by Regeneron under Section 13.4, in each case ((i) and (ii)) with respect to such Decibel Post-Termination Product as of the date of such termination.

21.7 Survival of Obligations. Except as otherwise provided below, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect:

(a) neither Decibel nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination;

(b) subject to the provisions of this Article 21, including Schedule 5 and Schedule 6, to the extent applicable, the rights and obligations of the Parties set forth in Sections 2.4(b) and 2.4(c)(with respect to costs incurred during the Research Program Term), Section 2.4(d) (for the period set forth therein), Section 5.1(b)(ii) through (iv), Section 5.2 (on a non-exclusive basis subject to the exclusive license grants set forth in Schedule 5 and Schedule 6), Section 5.4(a), Section 5.4(b) (with respect to the license grants set forth in Schedule 6), Section 5.5 (for surviving licenses), Section 11.4(c) with respect to Collaboration Products sold during the Term), Section 13.3 (solely with respect to milestone events achieved or costs incurred during the Term), 13.4 (with respect to costs incurred during the Term), Section 13.5 (with respect to Net Sales of Net Sales Products accrued during the Term and with respect to Decibel’s payment obligations with respect to any Decibel Ex-Field Products or Collaboration Products for use in an Ex-Field Indication (in accordance with Section 21.7(d)), Section 13.6 (with respect to Third Party Transaction Proceeds received during the Term and with respect to Decibel’s payment obligations with respect to any Decibel Ex-Field Products or Collaboration Products for use in an Ex-Field Indication), Sections 13.7 through 13.10 (with respect to final post-Term accounting and surviving payment obligations), Sections 15.1 through 15.4 (only with respect to jointly-owned Novel Viral Vector Collaboration Patent Rights), Section 15.8 (with respect to Development, Manufacturing and Commercialization conducted during the Term), Section 15.9 (only with respect to jointly-owned Novel Viral Vector Collaboration Patent Rights), Section 15.11(b), Article 16 (with respect to costs incurred during the Term and for the period set forth therein and surviving payment obligations), Section 17.7, Article 18 (except for Section 18.4(b) and (c)), Article 19, Article 20, Section 21.3 (only the final sentence thereof), Sections 21.6 through 21.8, Article 22, Schedules 1 and 2 (only for final post-Term accounting), Schedule 4, Schedule 5, Schedule 6 and Schedule 7, as well as defined terms and other provisions which by their nature are intended to survive any such expiration or termination, shall survive and continue to be enforceable; provided that if this Agreement is terminated with respect to one or more Terminated Products but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to such Terminated Product (to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing upon termination of this Agreement shall terminate with respect to such Terminated Product, including Section 4.1 (provided there are no other Collaboration Products Directed to the same Collaboration Target as such Terminated Product), and be of no further force and effect (and for clarity in a termination with respect to a Terminated Product, all provisions of this Agreement shall remain in full force and effect with respect to all Collaboration Products other than such Terminated Product);

(c) such expiration or termination and this Article 21 shall be without prejudice to any rights or remedies a Party may have for breach of this Agreement; and

(d) with respect to Decibel’s payment obligations under Section 13.5 and Section 13.6 with respect to a Decibel Ex-Field Product, (i) if this Agreement is terminated by either Party with respect to one or more Collaboration Products (but not in its entirety), (A) if the Active Agent in such Decibel Ex-Field Product is the same as the Active Agent contained in the Terminated Product(s), then the principles set forth in Section 3 of Schedule 6 shall govern Decibel’s payment obligations with respect to such Decibel Ex-Field Product, and (B) all of Decibel’s payment obligations with respect to any other Decibel Ex-Field Products shall be unaffected, and (ii) in the event this Agreement in its entirety by either Party, then the principles set forth in Section 3 of Schedule 6 shall govern Decibel’s payment obligations with respect to all Decibel Ex-Field Products.

21.8 Return of Confidential Information. Confidential Information disclosed by the Disclosing Party, including permitted copies, shall remain the property of the Disclosing Party. Subject to the principles set forth in Section 21.6, upon the earliest to occur of the termination of this Agreement, the expiration of the Term, or the written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party’s request, destroy, all documents or other tangible materials representing the Disclosing Party’s Confidential Information (or any designated portion thereof); provided, that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement; further provided that the Receiving Party may retain the Disclosing Party’s Confidential Information that is reasonably necessary for the practice of any license from the Disclosing Party to the Receiving Party that survives expiration or termination, as applicable. The Receiving Party also shall certify in writing that it has satisfied its obligations under this Section 21.8 within [**] of a written request by the Disclosing Party.

21.9 Termination of Exclusivity. If either Party has the right to terminate this Agreement in its entirety or with respect to one of more Collaboration Products, in either case, pursuant to Section 21.2, such Party may, notwithstanding Section 22.5, and without regard to whether such Party elects to terminate this Agreement in whole or in part pursuant to Section 21.2, in its sole discretion, elect, upon written notice to the other Party, to terminate such Party’s obligations under Section 4.1 (but, for clarity, not under any other provisions in this Agreement) with respect to [**]. For clarity, (i) the notice and cure provisions of Section 21.2 shall apply with respect to any action taken under this Section 21.9, and (ii) any such termination by a Party of its obligations under Section 4.1 pursuant to the foregoing sentence shall not affect the other Party’s obligations under Section 4.1.

ARTICLE 22

MISCELLANEOUS

22.1 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the substantive or procedural law of any other jurisdiction. Except for Financial Disputes, which are governed by Section 22.1(b) or Technical Disputes, which are governed by Section 22.1(c), or as set forth on Schedule 7, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement (other than appeals therefrom), waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. The Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, with respect to any Legal Dispute, subject, however, to this Section 22.1 and Section 22.16.

(b) In the event that the Executive Officers are unable to resolve a Financial Dispute within the applicable period set forth in Section 3.1(d)(iv) or Section 8.3(e)(iv), as applicable, such Financial Disputes shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Financial Expert”). The decision of the Financial Expert shall be final and the costs of the Financial Expert shall be borne by the Parties in accordance with such allocation as the Financial Expert shall determine.

(c) In the event that the Executive Officers are unable to resolve a Technical Dispute within the applicable period set forth in Section 3.1(d)(iv) or Section 8.3(e)(iv), as applicable, then the Party initially raising such matter shall refer the Technical Dispute for resolution pursuant to this Section 22.1(c) by a panel of three (3) disinterested experts, each of whom shall have relevant expertise and experience in the biopharmaceutical industry, not be affiliated with either Party, and not have a conflict of interest (each, a “Technical Expert”). Each Party shall appoint one Technical Expert, and the two Technical Experts so selected by the Parties shall then select the third Technical Expert. Notwithstanding the foregoing, at the mutual election of the Parties, such Technical Dispute may instead be referred for resolution to one (1) Technical Expert who is mutually agreeable to both Parties. The fees and costs of the Technical Expert(s) shall be [**]. Within [**] after the designation of the Technical Expert(s), the Parties shall (i) in the case of a Validation Criteria Dispute, submit to the Technical Expert(s) the Validation Criteria and all relevant data and information regarding the properties of the applicable Target, and (ii) in the case of another Technical Dispute, each simultaneously submit to the Technical Expert(s) and one another a written statement of their respective proposed resolutions of the disagreement. Each Party shall have [**] from receipt of the other Party’s submission to submit a written response thereto, which may include scientific and technical information in support thereof. The Technical Expert(s) shall have the right to meet with the Parties, either alone or together, as necessary to make a determination. No later than [**] after the receipt by the Technical Expert(s) of the applicable materials to be submitted to the Technical Expert(s) pursuant to the immediately preceding sentence, the Technical Expert(s) shall make a determination by (x) in the case of a Validation Criteria Dispute, make a determination of whether or not the Target meets the Validation Criteria or (y) in the case of another Technical Dispute, make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination. The decision of the Technical Expert(s) shall be final.

(d) Notwithstanding Section 22.1(a), in the event that a dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Know-How or Patent Rights or other intellectual property rights hereunder, unless such dispute is subject to resolution pursuant to Article 15, then either Party may initiate litigation with respect to such dispute in the courts of the relevant jurisdiction to be resolved under Applicable Law in such jurisdiction.

(e) Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight courier service to its address set forth in Section 22.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

22.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

22.3 Notices. All notices, instructions, reports, Data Packages and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 4 attached hereto and shall be (a) delivered personally, (b) sent via a reputable nationwide overnight courier service, or (c) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid, except in the event this Agreement specifies the notice may be delivered by email. Any such notice, instruction or communication shall be deemed to have been received upon receipt if delivered by hand, one (1) Business Days after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (or email, if email is permitted) (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 22.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

22.4 Entire Agreement. This Agreement, the Equity Agreements and any Supply Agreements, contains the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, promises or warranties, whether written or oral, relating to the subject matter hereof and thereof. For clarity, this Agreement supersedes the CDA.

22.5 Amendments. Except as expressly contemplated by Section 21.4 and by Section 21.9, no provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Decibel and Regeneron.

22.6 Interpretation. The captions to the Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the words “shall” and “will” have the same meaning; (f) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time; (g) words in the singular or plural form include the plural and singular form, respectively; (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (i) unless otherwise specified, “$” is in reference to United States dollars; and (j) the word “or” has the inclusive meaning represented by the phrase “and/or”. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement.

22.7 Construction. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

22.8 Severability.

(a) If, under Applicable Laws, any provision hereof is held or otherwise determined to be invalid or unenforceable in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under Applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

(b) The Parties acknowledge and agree that Section 13.5 is an essential and fundamental part of this Agreement. If under Applicable Law, Section 13.5 or any material term in Section 13.5 is, or Regeneron has reason to believe (and provides reasonable support for such belief) that Section 13.5 or any material term in Section 13.5 may be, in violation of public policy or invalid, illegal, or unenforceable at law or in equity in any jurisdiction (a “Payment Matter”), then the Parties shall meet and use all reasonable efforts to reform the applicable Section(s) or term(s) to match the intent of this Agreement with respect to the economic benefits and rights of the Parties contemplated herein (without regard to any Applicable Law in such jurisdiction to the contrary) as closely as possible. If the Parties cannot mutually agree on a valid and enforceable modification to such Section(s) or term(s), as applicable, in any jurisdiction, then either Party may, by written notice to the other Party, require the specific issue in dispute to be resolved by an arbitration panel pursuant to Schedule 7.

22.9 Assignment; Change of Control.

(a) Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Decibel or Regeneron without (i) the prior written consent of Regeneron in the case of an assignment by Decibel, such consent not to be unreasonably withheld, conditioned or delayed; or (ii) the prior written consent of Decibel in the case of an assignment by Regeneron, such consent not to be unreasonably withheld, conditioned or delayed; except in each case ((i) and (ii)) (1) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement, (2) to any Third Party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement with, in the case of Decibel as the assigning Party, prompt written notice (but in no event later than [**] written notice) to Regeneron, or (3) with respect to Regeneron, to any Third Party who acquires the right to receive payments from Decibel under Article 13 of this Agreement to an entity that is in the business of purchasing such rights to future payments in exchange for lump sum payments. Any attempted assignment in violation of this Section 22.9(a) shall be void.

(b) In the event that Decibel’s management approves a binding term sheet or approves the initiation of the negotiation of a definitive agreement, in each case, with a Third Party with respect to a Change of Control of Decibel (or a transaction that would be a Change of Control, but for the fact that it is between Decibel and a Non-Affiliate Investor), then Decibel shall immediately deliver written notice to Regeneron stating that the foregoing has occurred.

22.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Decibel Indemnitees to the extent provided in the last sentence of Section 22.13.

22.11 Performance Standards.

(a) Affiliates. Each Party may carry out its obligations under this Agreement through its Affiliates and absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. Each Party represents and warrants to the other Party that it has licensed or will license from its Affiliates the Patents and Know-How Controlled by its Affiliates that are to be licensed (or sublicensed) to the other Party under this Agreement.

(b) Subcontracts. Each Party may perform any of its obligations under this Agreement through one or more subcontractors; provided that (i) the subcontracting Party shall oversee and direct the performance by its subcontractor of the subcontracted work in a manner that would be reasonably expected to result in its timely and successful completion; (ii) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors as it selects to the same extent it would if it had done such work itself; (iii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 18; and (iv) the subcontractor agrees in writing to assign all inventions and intellectual property developed in the course of performing any such work under the Research Program or otherwise under this Agreement to the Party retaining such subcontractor, or as otherwise required under this Agreement and upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any such inventions; provided that, in the case of a subcontractor that is an academic or research institution, an exclusive license to such inventions and intellectual property, upon standard terms for such academic or research institution, shall satisfy the requirements of this clause (iv) of this Section 22.11(b). A Party may also subcontract work on terms other than those set forth in this Section 22.11(b), with the prior written approval of the other Party. To the extent any licenses are granted under any subcontract agreements, such agreements will be subject to Section 22.11(c).

(c) Sublicensees. Each Party shall enter sublicenses under the licenses granted in this Agreement only in compliance with Section 5.5 and the other applicable terms and conditions set forth in this Agreement. Each Party shall remain responsible and liable for the compliance by its sublicensees under the licenses granted herein with applicable terms and conditions set forth in this Agreement. Any such sublicense agreement will require the sublicensee of a Party to comply with the obligations of such Party as contained herein, including the confidentiality and non-use obligations set forth in Article 18, and will include, with respect to a sublicensee of either Party, an obligation of the sublicensee to account for and report its sales of Net Sales Products to the sublicensing Party in a manner sufficient for such Party to comply with its reporting obligations under this Agreement. Each Party will notify the other Party of a sublicense to its Affiliate or any Third Party with respect to Collaboration Products, Decibel Ex-Field Products, or Split-Field Products, as applicable, no later than [**] after the execution of such agreement.

(d) Further Assurances. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

22.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party as if they were original signatures.

22.13 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party. Notwithstanding the foregoing, Article 19 is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Decibel Indemnitees as if they were parties hereto, but this Agreement is only enforceable by the Parties.

22.14 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Decibel nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Decibel, and Decibel’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

22.15 Limitation of Damages. IN NO EVENT SHALL REGENERON OR DECIBEL BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 22.15 IS INTENDED TO LIMIT OR RESTRICT (A) LIABILITY FOR BREACH OF SECTION 4.1 OR SECTION 18.1 OR (B) THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS.

22.16 Injunctive or Other Equity Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 4.1 and Section 18.1 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Sections in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 22.16 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

22.17 Non-Exclusive Remedies. Except as provided in Section 21.6(c), the rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as and to the extent expressly set forth herein.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Regeneron and Decibel have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

REGENERON PHARMACEUTICALS, INC.

By

/s/ Robert E. Landry
Name: Robert E. Landry
Title: Senior Vice President – Finance & CFO

DECIBEL THERAPEUTICS, INC.

By

/s/ Steven Holtzman
Name: Steven Holtzman
Title: Chief Executive Officer

Signature Page to License and Collaboration Agreement

SCHEDULE 1

Manufacturing Cost

Manufacturing Cost shall be determined as provided in this Schedule 1 and is intended to capture Decibel’s fully burdened Manufacturing cost for the applicable Collaboration Product (or any intermediates, components or process steps involving such Collaboration Product, placebo or comparator agent, including any Antibody or recombinant protein included in such Collaboration Product), including any devices and other delivery technologies that are packaged or otherwise distributed with such Collaboration Product, under this Agreement plus, if applicable, the cost of converting the bulk form of such Collaboration Product into the finished form of such Collaboration Product and packaging, labeling and testing of such Collaboration Product, including all freight, shipping, distribution, insurance and quality control.

The following terms shall have the respective meanings set forth below:

“Manufacturing Cost” means, with respect to a Collaboration Product, the fully burdened cost incurred by or on behalf of Decibel for manufacturing, processing, releasing, storing and shipping such Collaboration Product, which equals the sum of (A) Direct Costs and Indirect Costs (each as defined below) incurred by Decibel and (B) the amounts paid by Decibel to a Third Party for such Collaboration Product as invoiced to Decibel without any mark-up (and will include any fees paid to such Third Party to reserve capacity for such Collaboration Product to the extent not already included in the Manufacturing Cost) plus any Direct Costs and Indirect Costs incurred by Decibel to supervise and coordinate the foregoing activities performed by the Third Party.

“Direct Costs” equals the sum of the following as incurred for such Collaboration Product:

(i) Direct labor costs, based on the actual hours consumed by personnel for such Collaboration Product charged at an average hourly wage rate that is designed to approximate actual cost for each employee’s position.

(ii) Direct labor fringe benefit costs, including compensation expense (other than wages included in direct labor cost in paragraph (i)), payroll taxes and benefits allocated based on a proportionate percentage of direct labor costs charged to such Collaboration Product to total actual plant-wide labor costs, plus Collaboration Product-specific travel for such Collaboration Product.

(iii) Materials and supplies costs for making such Collaboration Product, based on actual costs including any applicable freight, taxes, duties, customs or import fees, less any discounts or free goods.

“Indirect Costs” equals the sum of the following incurred for such Collaboration Product:

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(i) Costs for Plant Support Services, which includes Quality Control, Process Sciences, Quality Assurance, Regulatory and Validation. All general costs for each Plant Support Service Department, which includes labor, payroll taxes, fringe benefits, materials and supplies, outside testing, consulting fees, depreciation, maintenance and occupancy costs, shall be allocated to the cost of such Collaboration Product based on the proportion of actual labor hours consumed by each Plant Support Service Department on such Collaboration Product to total actual labor hours consumed by each Plant Support Service Department on all of Decibel’s products.

(ii) Overhead Costs required supporting the Manufacture of such Collaboration Product. These Overhead Costs are allocated either based on actual labor hours or manufacturing process area square footage, solely to the extent such hours or square footage is attributable to such Collaboration Product and no other products, as reviewed by the JPC, or, if the JPC has not yet been established, the Parties. Overhead Costs allocated based on actual labor hours consumed including general materials and supplies, consulting costs, and other labor costs such as general plant maintenance, management, plant safety, plant human resources, plant finance, engineering, janitorial services and administration, information services, travel and training, and vacation, holiday, personal and sick time. Overhead Costs allocated based on manufacturing process area square footage consist primarily of general facility costs which include facility services and supplies, utilities, rent, real estate taxes, depreciation, general and preventative maintenance, insurance and waste removal.

The following principles will apply to the calculation of Manufacturing Cost: If a Collaboration Product is Manufactured in a facility that is also used to manufacture products other than such Collaboration Product (a “Facility”), only the value of the specific resources used for or reasonably allocated to the Manufacture of Collaboration Products shall be included in the calculation of Manufacturing Cost. The cost of idle or underutilized capacity in a Facility, including any penalties paid to a Third Party for such underutilized capacity, shall not be included in the calculation of Manufacturing Cost.

Manufacturing Costs shall include costs reasonably incurred with respect to, or as a result of, spoilage, obsolescence, failed or destroyed batches of Collaboration Product except to the extent attributable to Decibel’s or any of its Affiliates’ gross negligence or willful misconduct or Decibel’s failure to use Commercially Reasonable Efforts to Manufacture such Collaboration Product.

Any capital expenditures incurred by Decibel in providing capacity for the Manufacture of a Collaboration Product shall be the responsibility of Decibel. Depreciation related to capital expenditures incurred by Decibel in providing capacity for the Manufacture of a Collaboration Product shall be calculated using methodology that is in accordance with GAAP and consistently applied by Decibel throughout its operations, and shall be included in Manufacturing Cost.

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SCHEDULE 2

Quarterly Shared Development Cost Payment

General Provisions:

In no event shall the same costs be included more than once in any Quarterly Shared Development Cost Payment (as defined below), even if such costs are of benefit to multiple Cost-Share Products.

At the end of each applicable Quarter, with respect to any Cost-Share Product, Decibel shall calculate the Quarterly Shared Development Cost Payment for such Cost-Share Product pursuant to Section 13.4.

The Quarterly Shared Development Cost Payment shall be payable by Regeneron to Decibel in accordance with the terms set forth in Section 13.8.

Definitions:

As used in this Agreement, the following terms shall have the following meanings:

“Quarterly Shared Development Cost Payment” means, with respect to a Quarter, the product of (i) the Shared Development Costs incurred by Decibel for a Cost-Share Product for such Quarter and (ii) 0.5.

The following is an example of the Quarterly Shared Development Cost True-Up for Cost-Share Product A:

Decibel

Development Costs	$100

Quarterly Shared Development

Cost True-Up	= Development Costs incurred by Decibel x 0.5

= $100 x .5
= $50

In this example, Regeneron would pay Decibel $50

SCHEDULE 5

Certain Termination Arrangements

“Decibel Termination Know-How” means, with respect to a Regeneron Contributed Collaboration Product, any Know-How Controlled by Decibel, including Decibel Collaboration Know-How and Decibel’s interest in Novel Viral Vector Collaboration Know-How, that is necessary or reasonably useful to Develop, Manufacture or Commercialize such Regeneron Contributed Collaboration Product in the Field in the Territory.

“Decibel Termination Patent Rights” means, with respect to a Regeneron Contributed Collaboration Product, any and Patent Rights Controlled by Decibel, including Decibel’s interest in Novel Viral Vector Collaboration Patent Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize such Regeneron Contributed Collaboration Product.

For purposes of this Schedule 5, the definitions of “Develop”, “Manufacture” and “Commercialize” shall apply with respect to a Regeneron Contributed Collaboration Product in the same manner such definitions apply with respect to a Collaboration Product.

With respect to each Regeneron Contributed Collaboration Product, the following provisions apply:

1.

Except as set forth in this Schedule 5 or to the extent necessary for Decibel to fulfill its obligations under this Schedule 5, all rights granted by Regeneron to Decibel with respect to such Regeneron Contributed Collaboration Product shall automatically terminate and revert to Regeneron.

2.

Decibel shall grant and hereby grants, effective as of the effective date of termination of this Agreement with respect to such Regeneron Contributed Collaboration Product, to Regeneron a perpetual, irrevocable, exclusive (including as to Decibel and its Affiliates), transferable, sublicensable (through multiple tiers) license under the Decibel Termination Know-How and Decibel Termination Patent Rights to Develop, Manufacture, Commercialize and otherwise exploit such Regeneron Contributed Collaboration Product in the Field in the Territory; provided, that the foregoing grant shall not include the grant of a license for which payments are owed by Decibel or its Affiliates to Third Parties on account of the use of such license, unless Regeneron expressly agrees to be responsible for all payments due to such Third Party on account of the use of such license in connection with the research, Development, Commercialization or Manufacturing of such Regeneron Contributed Collaboration Product to the extent that Decibel would have been responsible for such payments had it retained the rights to such Regeneron Contributed Collaboration Product; provided, further, that Regeneron may, in its sole discretion, upon written notice to Decibel, elect to convert the exclusive license granted in this paragraph to a non-exclusive license, in which case (a) Decibel shall not, and shall cause its Affiliates not to, grant to any Third Party a license under such Decibel Termination Know-How or Decibel Termination Patent Rights to Develop, Manufacture, Commercialize or otherwise exploit such Regeneron Contributed Collaboration Product in the Field in the Territory, and (b) Regeneron may, in its sole discretion, upon written notice to Decibel, further elect to convert such non-exclusive license to an exclusive license. All Confidential Information of Decibel and its Affiliates relating to such Regeneron Contributed Collaboration Product (or the exploitation thereof) shall automatically be deemed to become Confidential Information of Regeneron.

3.

Upon notice of termination of this Agreement with respect to such Regeneron Contributed Collaboration Product, Decibel shall use Commercially Reasonable Efforts to provide all cooperation and assistance to Regeneron as reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development, Manufacture (if Decibel is responsible for Manufacturing such Regeneron Contributed Collaboration Product as of the effective date of termination) and Commercialization of such Regeneron Contributed Collaboration Product in the Field for the Territory. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, if and to the extent requested by Regeneron, the following:

(a)

Decibel shall transfer and assign to Regeneron (or its nominee) all Marketing Approvals, Pricing Approvals, and other Approvals and Regulatory Filings made or obtained by or on behalf of Decibel or its Affiliates or any Third Party in performance of this Agreement to the extent specifically relating to such Regeneron Contributed Collaboration Product; provided that if under Applicable Law any such Approvals or Regulatory Filings is not immediately transferable in a country (or such transfer would materially delay the Development or Commercialization of such Regeneron Contributed Collaboration Product in such country), Decibel shall provide Regeneron with all benefit of such Approval or Regulatory Filing, as applicable, and such assistance and cooperation as necessary or reasonably requested by Regeneron to timely transfer such Approvals or Regulatory Filings, as applicable, to Regeneron (or its nominee) or, at Regeneron’s option, to enable Regeneron (or its nominee) to obtain a substitute for such Approvals or Regulatory Filings, as applicable, (except as required by Applicable Law) without disruption to Regeneron’s Development or Commercialization of such Regeneron Contributed Collaboration Product; provided, further, until such Approval or Regulatory Filings are transferred to Regeneron (or its nominee), Decibel shall submit to the appropriate Regulatory Authority(ies) the documentation necessary to appoint Regeneron (or its nominee) as its authorized agent with respect to all such Approvals or Regulatory Filings, as applicable, in Decibel’s name and Decibel shall not submit any filing or have any communication with any Regulatory Authority regarding such Regeneron Contributed Collaboration Product without the prior written consent of Regeneron and shall make such filings and have such communications with any Regulatory Authority regarding such Regeneron Contributed Collaboration Product as requested by Regeneron and for Regeneron’s benefit (to the extent not prohibited by Applicable Law). In the event any Approval, Regulatory Filing or Pricing Approval necessary for the Development, Manufacture or Commercialization of such Regeneron Contributed Collaboration Product is not assigned from Decibel to Regeneron pursuant to this Section 3(a) of Schedule 5, Decibel hereby consents and grants to Regeneron the right to access and reference (without any further action required on the part of Decibel, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

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(b)

To the extent permitted by Applicable Law or the applicable Regulatory Authority, transition and transfer control to Regeneron of all Clinical Trials being conducted under this Agreement by or on behalf of Decibel or its Affiliates with respect to such Regeneron Contributed Collaboration Product as of the effective date of termination to enable such transfer to be completed in accordance with Applicable Law as promptly as possible without interruption of any such Clinical Trial; provided that (i) Regeneron shall not have any obligation to continue any Clinical Trial thereafter unless required by Applicable Law, and (ii) with respect to each Clinical Trial for which such transfer is not permitted by Applicable Law or the applicable Regulatory Authority, if any, Decibel shall continue to conduct such Clinical Trial to completion, at Regeneron’s direction and sole cost and expense.

(c)

Transfer of all promotional activities with respect to such Regeneron Contributed Collaboration Product in the Field in the Territory, including handling of collection and receivables and recording and booking of sales, to Regeneron (or its nominee), at Regeneron’s direction; provided, that in the interim period Decibel shall continue to perform such promotional activities at levels consistent with Decibel’s effort prior to termination as directed by Regeneron, and shall provide Regeneron assistance reasonably necessary to ensure an effective transition, including for example, assisting in negotiating Third Party agreements for such Regeneron Contributed Collaboration Product similar to those then in place for Decibel’s promotional activities with respect to such Regeneron Contributed Collaboration Product, and permitting Decibel if permissible under Applicable Law to use Decibel-branded promotional materials during the interim period as the Parties transition the promotional activities to Regeneron (or its nominee).

(d)

Decibel shall assign and transfer to Regeneron (or its nominee) Decibel’s entire right, title and interest in and to any Trademark(s) used or to be used by Decibel or its Affiliates or (sub)licensees for the Commercialization of such Regeneron Contributed Collaboration Product in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory; provided that nothing herein is intended to convey any rights in or to Decibel’s corporate name and logos or any trade names except for the limited rights set forth herein.

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(e)

Decibel shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by Applicable Law or any Regulatory Authority in connection with the Development, Manufacture or Commercialization of such Regeneron Contributed Collaboration Product in the Field for the Territory or by Regeneron as necessary or reasonably useful to prosecute, maintain, enforce or defend any Patent Rights) of all information (including any Decibel Collaboration Know-How) in Decibel’s possession and Control, or in Decibel’s Control and accessible by Decibel consistent with Decibel’s regular business practices, to the extent relating to such Regeneron Contributed Collaboration Product in the Field, including, all such information contained in the regulatory or safety databases maintained by either Party hereunder, all in the format then currently maintained by Decibel, or such other format as may be reasonably requested by Regeneron.

(f)

Decibel shall use commercially reasonable efforts to assign to Regeneron any applicable licenses and sublicenses specific and solely attributable to such Regeneron Contributed Collaboration Product and other material service provider contracts for significant services to be performed by Third Parties specific and solely attributable to the Development, Manufacture or Commercialization of such Regeneron Contributed Collaboration Product in the Field for the Territory, as reasonably requested by Regeneron or, if such assignment is not possible, Decibel shall use commercially reasonable efforts to obtain for Regeneron substantially all of the practical benefit and burden under such agreement, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to Regeneron and (ii) subject to the consent and control of Regeneron, enforcing, at Regeneron’s cost and expense and for the account of Regeneron, any and all rights of Decibel, or its Affiliate or Third Party, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(g)

With respect to any licenses, sublicenses or other material service provider contracts that relate to such Regeneron Contributed Collaboration Product, but are not specific and solely attributable to such Regeneron Contributed Collaboration Product, Decibel shall use commercially reasonable efforts to partially assign to Regeneron such agreement with respect to such Regeneron Contributed Collaboration Product or, if such partial assignment is not possible, Decibel shall use commercially reasonable efforts to obtain for Regeneron substantially all of the practical benefit and burden under such agreement to the extent applicable to such Regeneron Contributed Collaboration Product, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to Regeneron and (ii) subject to the consent and control of Regeneron, enforcing, at Regeneron’s cost and expense and for the account of Regeneron, any and all rights of Decibel, or its Affiliate or Third Party, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

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(h)

If Decibel is responsible for Manufacturing such Regeneron Contributed Collaboration Product as of the effective date of termination, Decibel shall perform a Manufacturing technology transfer to Regeneron or its nominee or designee, including facilitating any transfer from Decibel’s Third Party contract manufacturers, if applicable, in accordance with a mutually agreed and commercially reasonable technology transfer plan and schedule designed to ensure a complete, prompt and efficient transfer of the Manufacture of such Regeneron Contributed Collaboration Product to Regeneron or its nominee or designee.

(i)

If Decibel is responsible for Manufacturing such Terminated Product as of the effective date of termination (whether itself or through an Affiliate or Third Party), for a period of time not to exceed [**] (or such longer period as reasonably necessary to continue supply of such Regeneron Contributed Collaboration Product for reasons outside the reasonable control of Regeneron), Decibel shall use Commercially Reasonable Efforts to continue to Manufacture such Regeneron Contributed Collaboration Product for, or otherwise supply such Regeneron Contributed Collaboration Product to, Regeneron and its Affiliates and licensees, in each case at a purchase price equal to Decibel’s Manufacturing Costs for such Regeneron Contributed Collaboration Product.

4.

Without limitation of the foregoing, the Parties shall use commercially reasonable efforts to complete the transition of the Development, Manufacture and Commercialization of such Regeneron Contributed Collaboration Product in the Field hereunder to Regeneron (or its nominee) as soon as is reasonably possible.

5.

The Parties will negotiate in good faith a post-termination payment payable by Regeneron to Decibel (the “Regeneron Post-Termination Payments”), taking into account: (a) the stage of Development or Commercialization of such Terminated Product at the time of termination, (b) Regeneron’s and Decibel’s financial contribution to the Development of such Terminated Product, (c) the nature of the Decibel Termination Know-How and Decibel Termination Patents Rights (e.g., composition of matter, method of use, formulation, etc.), and (d) the reason for termination. The Parties will negotiate such Regeneron Post-Termination Payment in good faith promptly following the effective date of termination of this Agreement with respect to such Terminated Product. If the Parties have not reached agreement on such Regeneron Post-Termination Payment within [**] after such effective date of termination, then either Party may refer such matter to an arbitration panel for resolution pursuant to Schedule 7.

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6.

Without limitation of any of the foregoing in this Schedule 5, Decibel shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Regeneron may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Regeneron its rights under this Schedule 5.

7.

Responsibility for the reasonable costs and expenses incurred by Decibel with respect to the activities under this Schedule 5 shall be as follows: (a) if Regeneron terminates this Agreement with respect to such Regeneron Contributed Collaboration Product pursuant to Section 21.2 or Section 21.5, at Decibel’s sole cost and expense, and (b) if this Agreement is terminated by Regeneron or Decibel with respect to such Regeneron Contributed Collaboration Product for any other reason, shared equally (50%/50%) by the Parties.

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SCHEDULE 6

Certain Termination Arrangements

“Regeneron Termination Know-How” means, with respect to a Decibel Post-Termination Product, any Regeneron Contributed Know-How or Regeneron Collaboration Know-How or Regeneron’s interest in Novel Viral Vector Collaboration Know-How, that is necessary or reasonably useful to Develop, Manufacture or Commercialize such Decibel Post-Termination Product in the Field in the Territory.

“Regeneron Termination Patent Rights” means, with respect to a Decibel Post-Termination Product, any and Regeneron Contributed Patent Rights or Regeneron Collaboration Patent Rights or Regeneron’s interest in Novel Viral Vector Collaboration Patent Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize such Decibel Post-Termination Product in the Field in the Territory.

For purposes of this Schedule 6, the definitions of “Develop”, “Manufacture” and “Commercialize” shall apply with respect to a Decibel Post-Termination Product in the same manner such definitions apply with respect to a Collaboration Product.

With respect to each Decibel Post-Termination Product, the following provisions apply:

1.

Regeneron shall grant and hereby grants, effective as of the effective date of termination of this Agreement with respect to such Decibel Post-Termination Product, to Decibel a perpetual, irrevocable, exclusive (including as to Regeneron and its Affiliates), transferable, sublicensable (through multiple tiers) license under the Regeneron Termination Know-How and Regeneron Termination Patent Rights to Develop, Manufacture, Commercialize and otherwise exploit such Decibel Post-Termination Product in the Field in the Territory; provided, that the foregoing grant shall not include the grant of a license for which payments are owed by Regeneron or its Affiliates to Third Parties on account of the use of such license, unless Decibel expressly agrees to be responsible for all payments due to such Third Party on account of the use of such license in connection with the Development, Commercialization or Manufacturing of such Decibel Post-Termination Products.

2.

In the event and to the extent that (a) the making, having made, using, offering to sell, selling or importing of a Decibel Post-Termination Product for which an IND was filed during the Research Program Term (to the extent that such Decibel Post-Termination Product has not been engineered or modified in any material manner from the form in which it existed at the time of the filing of (and as described in) such IND for such Decibel Post-Termination Product (including with respect to the formulation and method of Manufacture)) in the Field in the Territory by Decibel, its Affiliates, or its licensees or sublicensees of such Decibel Post-Termination Product, would necessarily infringe a Patent Right that is (i) Controlled by Regeneron or one of its Affiliates and (ii) not a Regeneron Termination Patent Right, and (b) Regeneron or such Affiliate has the right to enforce such Patent Right, then Regeneron shall not, and shall cause such Affiliate not to, control enforcement of such Patent Right, or assert any claims of infringement under such Patent Right, against Decibel, its Affiliates, or its licensees or sublicensees of such Decibel Post-Termination Product, with respect to such making, having made, using, offering to sell, selling or importing of such Decibel Post-Termination Product in such form in the Field in the Territory (the “Post-Termination FTO”). For clarity, Decibel and its Affiliates, licensees and sublicensees shall have no rights under the Post-Termination FTO with respect to any Decibel Post-Termination Product to the extent such Decibel Post-Termination Product has been engineered or modified in any material manner after filing of the IND for such Decibel Post-Termination Product or to any Patent Rights other than Patent Rights that would be necessarily infringed by such Decibel Post-Termination Product in the form in which it existed at the time of the filing of (and as described in) such IND.

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3.

The Parties will negotiate in good faith a post-termination payment payable by Decibel to Regeneron (the “Decibel Post-Termination Payments”), taking into account: [**]. If the Parties have not reached agreement on such Post-Termination Payment within [**] after such effective date of termination, then notwithstanding the final sentence of Section 22.1(a), either Party may refer such matter to an arbitration panel for resolution pursuant to Schedule 7.

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SCHEDULE 7

Expedited Dispute Resolution

“Post-Termination Payment” means the Regeneron Post-Termination Payment or the Decibel Post-Termination Payment, as applicable.

1.

If, despite using good faith efforts (a) pursuant to Section 15.7(a) of the Agreement, the Parties have not reached agreement on the appropriate allocation of responsibility for the applicable sales based Third Party License Payments, (b) pursuant to Section 22.8(b) of the Agreement, the Parties have not reached agreement on a valid and enforceable modification to the applicable Section(s) or term(s), as applicable, in any jurisdiction, (c) pursuant to the definition of “Net Sales” the Parties have not reached agreement on the relative value contributed by the Active Agent and the other active pharmaceutical ingredient, Antibody, recombinant protein, gene therapy or nucleic acid sequence, as applicable, in a Combination Product, (d) pursuant to the definition of “Third Party Transaction Proceeds” the Parties have not reached agreement on the allocation of Third Party Transaction Proceeds between Net Sales Products and other products, (e) pursuant to Section 13.5(a), the Parties have not reached agreement on the methodology for allocation sales of (i) the same form or presentation of a Collaboration Product between sales in the Field and sales for such Ex-Field Indication and (ii) the same form or presentation of a Decibel Ex-Field Product between sales in the Field and sales outside the Field, (f) pursuant to Section 5 of Schedule 5, or Section 3 of Schedule 6, the Parties have not reached agreement on the applicable Post-Termination Payment within [**] following the applicable effective date of termination, (g) pursuant to clause (c) of the definition of “Shared Development Costs, the Parties have not reached agreement on the extent to which an in-license relates clauses (i) and (ii) of clause therein, (h) pursuant to the final sentence of Section 13.5(f), or (i) pursuant to Section 19.4(a), the Parties have not reached agreement on Decibel’s allocation of the credit therein (each of (a)—(i), a “Schedule 7 Matter”), then, notwithstanding the final sentence of Section 22.1(a), either Party may refer the Schedule 7 Matter to an arbitration panel for resolution pursuant to this Schedule 7. The arbitration shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (“Rules”) and the procedures set forth in this Schedule 7. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.

2.

The arbitration shall be conducted in New York, New York by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator. All arbitrators must have at least [**] experience in biopharmaceutical licensing and business development and in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between the Parties. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next [**], and the other Party fails to appoint its designated arbitrator within [**] after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

3.

Within [**] after appointment of the arbitrators, each Party shall deliver to the arbitrators and the other Party in writing such Party’s proposal for the applicable Schedule 7 Matter (each, a “Proposal”) and a summary explaining why its Proposal is appropriate. The arbitrators will be instructed to review the Proposal proposed by one of the Parties within [**] following the receipt of the latter of such Proposal and to select without modification the Proposal that they determine to contain the most fair, balanced and customary terms. The selection by the arbitrators of one Party’s Proposal will be conclusive and binding upon both Parties and their Affiliates, and such Proposal will be the resolution of such Schedule 7 Matter.

4.	The fees of the arbitrators and costs and expenses of the arbitration will be borne by the Party whose Proposal is not selected by the arbitrators.

5.

Except as set forth below, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, a Party may make such disclosures as are required by applicable securities laws or rules or, if such Party is publicly traded, regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

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AMENDMENT NO.1 TO LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT NUMBER 1 (“Amendment No.1”), dated as of October 5, 2020 (the “Amendment No.1 Effective Date”), is by and between REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”), and DECIBEL THERAPEUTICS, INC., a corporation organized under the laws of Delaware and having a place of business at 1325 Boylston Street, Suite 500, Boston, MA 02215 (“Decibel”) (with each of Regeneron and Decibel referred to herein individually as a “Party” and collectively as the “Parties”), and amends the License and Collaboration Agreement by and between Decibel and Regeneron, dated as of November 15, 2017 (the “Agreement”), as modified by the Designation of Decibel Additional Targets dated as of January 12, 2018. Reference is also made to the Series C Preferred Stock Purchase Agreement dated as of May 25, 2018 (the “Series C Purchase Agreement”) and the Second Amended and Restated Investors’ Rights Agreement dated as of May 25, 2018 (the “Series C IRA”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement. Notwithstanding the addition of additional sections to the Agreement in accordance with this Amendment No.1, any section reference set forth in the Agreement prior to the adoption of Amendment No.1 shall be deemed to refer to the applicable section as it appeared in the Agreement prior to the adoption of Amendment No.1, unless otherwise expressly provided herein.

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, Decibel desires to amend the Agreement in order to remove ATOH1 as a Collaboration Target;

WHEREAS, the Parties desire to amend the Agreement in order to facilitate continued development of Collaboration Products and modify the terms of the Agreement with respect to Collaboration Targets referred to as Otoferlin and [**];

WHEREAS, Regeneron seeks a license to certain Decibel Collaboration Patent Rights; and

WHEREAS, the Parties wish to amend other terms of the Agreement as further set forth in this Amendment No.1.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree that as of the Amendment No.1 Effective Date, the Agreement incorporates and includes these terms as amended or added as follows:

1.	Amendment of Article I. Definitions.

a.	The following definitions are hereby added to the Agreement:

i.	“Amendment No.1 Equity” means ten million (10,000,000) shares of Series C Preferred Stock of Decibel, par value $0.001 per share.

ii.	“Amendment No.1 Equity Documentation” means the Investment Representation Letter attached to this Amendment No.1 as Exhibit A.

iii.	“ATOH1” means the Collaboration Target referred to as ATOH1.

iv.	“DB-ATO” means the human gene therapeutic product containing the human ATOH1 gene.

v.

“Diligent Efforts” means, with respect to the efforts expended by Decibel or its Affiliates with respect to any objective, activity or decision to be undertaken pursuant to a Plan, a specified level of FTE resources required to carry out such obligations within the timelines specified, as may be amended by mutual agreement during the Term. Beginning on the Amendment No.1 Effective Date, and continuing until changed by the mutual agreement of the Parties, the specified level of FTE resources shall be [**], provided that such specified level of FTE resources can be adjusted by mutual agreement of the Parties.

vi.	“Excluded Targets” means the following targets: Atoh1, [**].

vii.	“Letter of Intent” has the meaning set forth in Section 21.1.

viii.	“Otoferlin” or “OTOF” means the Collaboration Target referred to as Otoferlin.

ix.

“OTOF IND-Enabling External Costs” means with respect to Otoferlin, expenses paid by Decibel to any Third Party for any Manufacturing activities to make quantities necessary to conduct GLP Toxicology Studies and expenses paid by Decibel to any Third Party for any other activities to conduct GLP Toxicology Studies.

b.	The following definitions are hereby amended and superseded:

i.

“Collaboration Product” means any product that is Developed, Commercialized or otherwise exploited by or on behalf of Decibel or any of its Affiliates or its or their respective licensees or sublicensees under this Agreement that is Directed to a Collaboration Target, including ROFN Products, Regeneron Contributed Collaboration Products, Decibel Split-Field Collaboration Products, and Regeneron Vector Collaboration Products, but excluding any Terminated Product and excluding any product that is or has been Developed, Commercialized or otherwise exploited by or on behalf of Decibel or any of its Affiliates or its or their respective licensees or sublicensees that is Directed to ATOH1. Each Collaboration Product shall constitute either a Cost-Share Product, Opt-Out Product, or Post-POC Opt-Out Product.

ii.

“Decibel Termination Patent Rights” means, with respect to a Regeneron Contributed Collaboration Product, any and all Patent Rights Controlled by Decibel, including Decibel’s interest in Novel Viral Vector Collaboration Patent Rights and Decibel Product Patent Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize such Regeneron Contributed Collaboration Product.

iii.

“Terminated Product” means any Collaboration Product with respect to which the Agreement is terminated, or all Collaboration Products if the Agreement is terminated in its entirety and it includes all terminated Collaboration Products involving Otoferlin and [**].

c.	The following definitions are hereby added to the definitions table:

i.	“AAV1 Patent” – Section 5.1(b)(v)

ii.	“Amendment No.1 Shares” – Section 14.2

iii.	“CDMO Initiation Fee” – Section 13.1(a) (ii)

iv.	“[**] Research Plan” – Section 2.3(i)

v.	“[**] Patents” – Section 5.1(b)(vii)

vi.	“New [**] Research Plan” – Section 2.3(i)

vii.	“Otoferlin Research Payment” – Section 13.1(b)

viii.	“Otoferlin Development Candidate Plan” – Section 2.3(h)

ix.	“OTOF IND-Enabling Payment” – Section 13.3(a)

x.	“Regeneron Step-In Right” – Section 21.4(z)

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2.	Amendment of Section 2.3. Research Plans; Research Plan Activities. The following subsections (h) and (i) are hereby added to Section 2.3 of the Agreement:

a.

“2.3 (h) The 2020 Collaboration Product Research Plan for Otoferlin is set forth in Schedule 9 to this Agreement (the “Otoferlin Development Candidate Plan”) and was approved by the JRC as of [**] and subsequently revised and approved by the JRC on [**].”

b.

“2.3 (i) The 2020 Collaboration Product Research Plan for [**] is set forth in Schedule 10 to this Agreement (the “[**] Research Plan”) as subsequently revised and approved by the JRC. The Parties will jointly prepare a new [**] Research Plan (the “New [**] Research Plan”) to be presented to the JRC on or before [**] for review and approval.”

3.	Amendment of Section 2.4. Research Plan Performance. Section 2.4 subsection (a) of the Agreement is hereby amended and superseded as follows:

a.

“2.4(a) Decibel shall use Commercially Reasonable Efforts to accomplish the objectives of the Research Program within the timelines set forth in the applicable Research Plan, and Decibel and Regeneron each shall use Commercially Reasonable Efforts during the Research Program Term to perform its respective Designated Activities as set forth in the applicable Research Plan. Notwithstanding the foregoing, Decibel shall use Diligent Efforts to accomplish the objectives of the Otoferlin Development Candidate Plan and any other Collaboration Product Research Plan for Otoferlin within the timelines set forth in such plans, and shall use Diligent Efforts to perform its respective Designated Activities as set forth in the Otoferlin Development Candidate Plan and any other Collaboration Product Research Plan for Otoferlin.”

4.	Amendment of Section 2.5. Targets. Section 2.5(d) is hereby added as follows:

a.	“2.5(d) Notwithstanding anything to the contrary herein, as of the Amendment No.1 Effective Date and thereafter, ATOH1 shall not constitute a Collaboration Target.”

5.	Amendment of Section 3.1(d)(iv). Section 3.1(d)(iv)(2) is hereby amended and superseded as follows:

a.

“3.1(d)(iv)(2) if the dispute is related to (A) the manner in which Regeneron undertakes the Regeneron Designated Activities, (B) whether Decibel may require that Regeneron undertake any activities as Regeneron Designated Activities in Additional Product Research Plans or the Target Discovery Plan or in the course of the modification of any Research Plan, (C) the obligation of Regeneron to include any Regeneron Contributed Technology (or technology that would be included in Regeneron Contributed Technology) or to include a license to any Regeneron Contributed Patent Rights (or Patent Rights that would be included in Regeneron Contributed Patent Rights), (D) the manner of use of any Regeneron Contributed Technology that differs from the use of such Regeneron Contributed Technology as set forth in the last mutually agreed Research Plan (or mutually agreed modification to a Research Plan), (E) a Decibel Split- Field Collaboration Product and Regeneron reasonably believes that the resolution of such dispute in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, or commercialization of the corresponding Regeneron Split-Field Product, or (F) a Regeneron Vector Collaboration Product and Regeneron reasonably believes that the resolution of such dispute in the manner proposed by Decibel will have, or is reasonably likely to have, an effect that is materially adverse on the development, manufacture, commercialization, or use of a vector included therein by Regeneron outside the Field or outside the scope of this Agreement, (each of (A)—(F), a “Regeneron Controlled JRC Dispute”), then, such Regeneron Controlled JRC Dispute shall be resolved by Regeneron and Regeneron’s determination shall be binding on the Parties; provided that any final determination permitted to be made by Regeneron under this Section 3.1(d)(iv)(2) shall: (w) be consistent with the terms of this Agreement; (x) not require Decibel to conduct any activities unless Decibel agrees in writing; and (y) not materially reduce or diminish the activities allocated to, or involvement of, Regeneron under a Research Plan agreed to by Regeneron.”

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6.	Amendment to Section 5.1.

a.	Section 5.1(b)(v) is hereby added, as follows:

i.

“5.1(b)(v) The Decibel Collaboration Patent Rights or Novel Viral Vector Collaboration Patent Rights existing as of the Amendment No. 1 Effective Date are set out in Schedule 5.1. Decibel shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), sublicensable solely on a product-by-product-basis (in accordance with Section 5.5), fully paid up, perpetual, worldwide license under (i) [**] (the “AAV1 Patent”) and (ii) all Patents Controlled by Decibel that claim priority, directly or indirectly, thereto, to make, have made, use, offer to sell, sell or import products in the Field, however, for a period that terminates three years after the conclusion of the Research Program Term, such license shall exclude the right to make, have made, use, offer to sell, sell or import products directed to Excluded Targets in the Field; provided that Decibel warrants that if Decibel cedes control of any AAV1 Patent to a Third Party, Decibel shall ensure that such Third Party and such Third Party’s successors and assignees take control of such AAV1 Patent subject to the license granted herein.”

b.	Section 5.1(b)(vi) is hereby added, as follows:

i.

“5.1(b)(vi) Decibel shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 22.9(a)), sublicensable solely on a product-by-product-basis (in accordance with Section 5.5), fully paid up, perpetual, worldwide license under any Decibel Collaboration Patent Rights invented after the Amendment No. 1 Effective Date in connection with an applicable Research Program, invented (i) solely by Regeneron or its Affiliates, licensees, sublicensees or contractors or (ii) jointly by both Decibel and Regeneron or their respective Affiliates, licensees, sublicensees or contractors, to make, have made, use, offer to sell, sell or import Products in the Field, however such license shall exclude the right to make, have made, use, offer to sell, sell or import products directed to Excluded Targets in the Field.

c.	Section 5.1(b)(vii) is hereby added, as follows:

“5.1(b)(vii) Regeneron shall grant and hereby grants to Decibel a non-exclusive, non-transferable (except as permitted by Section 22.9(a)) fully paid up, perpetual, worldwide license under U.S. provisional patent no. [**], and any Patent claiming priority, directly or indirectly, thereto (collectively, the “[**] Patents”), for any and all research and Development activities, such license to be sublicensable solely to perform research and Development activities on behalf of Decibel or to perform research and Development activities in furtherance of a bona fide research and/or Development collaboration between Decibel and a Third Party. Decibel covenants that it shall not undertake to (i) assert an ownership interest any [**] Patent (ii) challenge Regeneron’s ownership of any [**] Patent, or assist or aid any Third Party in challenging Regeneron’s ownership of any [**] Patent or (iii) prosecute or otherwise participate in (or in any way aid any Third Party) in any proceeding alleging that any claim in an [**] Patent is invalid, unenforceable, or otherwise not patentable. In the event Decibel undertakes any of the actions set forth clauses (i)-(iii) of this section, Regeneron shall have the right to immediately terminate Decibel’s license under the [**] Patents.

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Form of Schedule 5.1 is attached.

7.	Amendment to Article 13. Article 13 is hereby amended by adding the following Section 13.1(a) to the Agreement and making the additional changes set forth below:

a.	13. 1(a) Additional Payments.

i.

“13.1(a)(i) Otoferlin Research Payment. Within [**] after the Amendment No.1 Effective Date, Regeneron shall pay to Decibel Three Hundred Thousand Dollars (US$300,000) to be used solely for purposes of undertaking the activities required to be completed by Decibel as set forth in the Otoferlin Development Candidate Plan (the “Otoferlin Research Payment”). The Otoferlin Research Payment shall be non-refundable.

ii.

“13.1(a)(ii) CDMO Initiation Fee. Within [**] after the Amendment No.1 Effective Date, Regeneron shall pay to Decibel Five Hundred Thousand Dollars (US$500,000) for the purpose of securing the services of a contract development and manufacturing organization (“CDMO Initiation Fee”). The CDMO Initiation Fee shall be fully creditable against the first pre-IND Milestone Event owed by Regeneron to Decibel with respect to a development candidate Directed to Otoferlin and, if (i) the Parties are unable to achieve a development candidate in accordance with the timeline and activities as set forth in the Otoferlin Development Candidate Plan, and (ii) the Parties elect not to continue development of a Collaboration Product Directed to Otoferlin, then [**] of the CDMO Initiation Fee (US$[**]) shall be refundable to Regeneron.”

iii.

“13.1(a)(iii) DB-ATO Royalty. On a country-by-country basis, for a period commencing on the date of the First Commercial Sale of DB-ATO in such country and continuing until the latest of (a) the expiration of the last Valid Claim of a Patent Controlled by Decibel in such country, (b) ten (10) years from the First Commercial Sale of DB-ATO in such country, and (c) expiration of any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to DB-ATO other than Patent Rights in such country, Decibel shall pay to Regeneron an earned royalty calculated as [**]% of Net Sales of DB-ATO. Decibel shall pay to Regeneron [**]% of Net Sales of DB-ATO for all commercial sales in such country for which the [**]% royalty rate no longer applies.

iv.	“13.1(a)(v) Applicable provisions for purposes of Section 13.1(a)(iii):

1.	The definition of First Commercial Sale and Net Sales shall be deemed to apply to DB-ATO as if DB-ATO were a Collaboration Product and a Net Sales Product; and,

2.	The provisions of Sections 13.5(b), 13.5(c) and 13.7(a) shall apply, mutatis mutandis, to reports and payments under Section 13.1(a)(iii).

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b.	In Section 13.3 (a) of the Agreement, the Pre-IND Milestone Event table is hereby deleted and replaced with the following table:

13.3(a) Pre-IND Milestone Payments and OTOF payments. With respect to each Cost-Share Product, Decibel shall inform Regeneron in writing within [**] after the first achievement of each Pre-IND Milestone Event by such Cost-Share Product. With respect to each Cost-Share Product, subject to Section 21.6(c), Regeneron shall make non-refundable milestone payments to Decibel as specified in Table 13.3(a) within [**] after receipt of an invoice from Decibel following milestone events for such Cost-Share Product (each, a “Pre- IND Milestone Event” and the corresponding payment, a “Pre-IND Milestone Payment”), each for the purpose of pre-IND development activities under the applicable Research Program for such Cost-Share Product:

Table 13.3(a) Pre-IND Milestone Event
	If such Cost-Share Product is a Biologic Product Directed to any Collaboration Target	If such Cost-Share Product is a Small Molecule Product
Initiation of Manufacturing of such Cost-Share Product at a scale to produce sufficient quantities to conduct the necessary GLP Toxicology Studies for such Cost-Share Product	$4,400,000	[	**]
[**]	[**]	[	**]

Each Pre-IND Milestone Payment shall be payable on a Cost-Share Product-by-Cost-Share Product basis during the Research Program Term. Each Pre-IND Milestone Payment shall be first payable with respect to each Cost-Share Product upon the first achievement of such Pre- IND Milestone Event by that Cost-Share Product, and no amounts shall be due for subsequent or repeated achievements of such Pre-IND Milestone Event by such Cost-Share Product. A new formulation of a Cost-Share Product that has already achieved a Pre-IND Milestone Event is not eligible to achieve that same Pre-IND Milestone Event a second (or subsequent) time (and for clarity, Decibel shall not be entitled to any Pre-IND Milestone Payments with respect to such new formulation); provided, however, that the actual costs associated with any additional IND-enabling work resulting in achievement of an event that would be, but for the foregoing clause, a Pre-IND Milestone Event, shall be shared equally (50%/50%) by the Parties up to the amount of the corresponding Pre-IND Milestone Payment (and any excess amounts shall be borne solely by Decibel).

OTOF Payments

For a Cost-Share Product that is a Biologic Directed to Otoferlin, following achievement of the first Pre-IND Milestone for initiation of Manufacturing, Regeneron shall pay an additional amount of up to $10,500,000 in total, based on Decibel’s paid OTOF IND-Enabling External Costs, which amount will be payable in installments based on paid invoices reflecting such OTOF IND-Enabling External Costs submitted by Decibel to Regeneron on a Quarterly basis (the “OTOF IND-Enabling Payment”). Regeneron shall pay to Decibel each OTOF IND-Enabling Payment within [**] after each such Quarterly submission of invoices reporting OTOF IND-Enabling External Costs paid by Decibel during the preceding Quarter. For the avoidance of doubt, the applicable Quarterly OTOF IND-Enabling Payment shall equal the amount of OTOF IND-Enabling External Costs paid by Decibel during such Quarter, as reflected in the applicable invoices, provided that the total amount of aggregated OTOF IND-Enabling Payments shall not exceed $10,500,000.

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c.	In Section 13.3 subsection (b) of the Agreement, the Early Clinical Development Milestone Event table is hereby deleted and replaced with the following table:

Table 13.3(b) Early Clinical Development Milestone Event	Early Clinical Development Milestone Payment
	If such Cost-Share Product is a Product Directed to any Collaboration Target other than Otoferlin	If such Cost-Share Product is a Product Directed to Otoferlin
[**]	[**]	[**]
Initiation by or on behalf of Decibel of the first Phase II Trial for such Cost-Share Product for use in the Field	[**]	[**]

8.	Amendment of Article 14. Equity Agreements. The following language is hereby added to make a new Section 14.2 and Section 14.3 of the Agreement:

“Section 14.2 Amendment No.1 Equity Documentation. Within [**] after the Amendment No.1 Effective Date, subject to the execution by Regeneron of Amendment No.1 Equity Documentation, Decibel shall issue to Regeneron ten million (10,000,000) shares of Series C Preferred Stock of Decibel, par value $0.001 per share, at no additional cost to Regeneron, in consideration for the terms set forth in Amendment No.1 (the “Amendment No.1 Shares”). Regeneron shall have all the rights with respect to the Amendment No.1 Shares that it has with respect to the Series C Preferred Stock it owns as of the Amendment No.1 Effective Date, as set forth in the Series C IRA.”

9.	Amendment of Article 15. Intellectual Property. The following language is added to Section 15.4 to make a new Section 15.4(k):

(i)

“15.4(k)(i) In the event either Party or any of its Affiliates becomes aware of an actual or suspected infringement of any Decibel Product Patent Right involving at least one named inventor from Regeneron that is not a Product Infringement, the Party that became aware of such infringement shall provide prompt written notice (but in no event later than [**] written notice) of such actual or suspected infringement to the other Party and shall provide such other Party with all available evidence supporting such actual or suspected infringement.

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(ii)

“15.4(k)(ii) If the infringement under section 15.4(k)(i) competes or reasonably would be expected to compete with a product that Regeneron is commercializing, other than a product Directed to OTOF or [**], then Regeneron will have the right to initiate and control an infringement action of the actual or suspected infringement at Regeneron’s sole cost and expense if the Decibel Product Patent Right at issue includes at least one named inventor from Regeneron. In connection with the previous sentence, Decibel shall consent to (a) being joined in a litigation or (b) being named as the plaintiff in a litigation if either (a) or (b) is necessary to confer standing in order to allow Regeneron to bring the applicable litigation or is otherwise necessary for the applicable litigation to remain in the applicable court. In any event, Decibel shall provide reasonable cooperation and assistance to Regeneron in accordance with this Section 15.4(k)(ii) only at Regeneron’s sole cost and expense. Regeneron shall have the right to settle any litigation under this Section 15.4(k)(ii), provided that Regeneron shall obtain Decibel’s written consent prior to entering into any settlement that would have a materially adverse effect on the rights or interest of Decibel or that would impose any cost or liability on Decibel or that would involve any admission by Decibel. Any recovery under this Section 15.4(k)(ii) shall be treated as follows: (x) Regeneron shall retain a portion of any recovery to cover Regeneron’s costs with respect to any infringement action under this Section 15.4(k)(ii); and (y) after all such costs have been reimbursed, any remaining recoveries shall be retained by Regeneron, unless any such remaining recoveries relate to any product with respect to which Decibel receives any royalty payment from Regeneron, in which case the Parties agree to have a good faith discussion regarding a fair and reasonable division of such remaining recoveries.

10.

Amendment of Section 17.3(c). Section (viii) is added as follows: Decibel additionally represents and warrants that, as of the Amendment No. 1 Effective Date, the list of Decibel Collaboration Patent Rights set forth on Schedule 5.1 is complete and accurate.

11.

Amendment of Section 18 Confidentiality. Section 18.6 is added as follows: “18.6 The Receiving Party may use or disclose information retained in the unaided memory of its employees, agents or consultants provided that such information has been retained without memorization and without reference to written or electronic information of the Disclosing Party, and the mere incidental use or incidental disclosure of such information by the Receiving Party will not violate the provisions of this Section 18.”

12.

Amendment to Section 21.1. The following sentence is hereby added to the end of 21.1: “21.1 If this Agreement is terminated by Regeneron for any reason under this Section 21, the Letter of Intent between Decibel and Catalent Maryland, Inc.(“Catalent”) dated [**] (the “Letter of Intent”) and the GMP MSA (as defined in the Letter of Intent), if any, shall be assigned at Regeneron’s option to Regeneron.”

13.	Amendment to Section 21.4. Section 21.4 of the Agreement is hereby amended and superseded as follows:

a.	“21.4.1 Termination for Suspension. If, during the Term,

i.

21.4(a) there is a consecutive [**] period where Decibel (i) does not have an active and ongoing Development or Commercialization program for a Collaboration Product in the Field for which a Pre-IND Milestone Payment has become payable, as demonstrated by Research Plans, Development Plans or Commercial Plans, as applicable, as well as bona fide FTE allocations or (ii) has not granted exclusive rights (or an exclusive option to obtain exclusive rights) to a Third Party to develop and commercialize such Collaboration Product in the Field pursuant to a written and executed agreement between Decibel or one of its Affiliates and such Third Party, or

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ii.

21.4(b) solely for Collaboration Products Directed to Otoferlin, Decibel (i) fails to use Diligent Efforts to complete the activities assigned to Decibel in the Otoferlin Development Candidate Plan and any other Collaboration Product Research Plan for Otoferlin in order to determine a development candidate for a Collaboration Product Directed to Otoferlin and fails to complete such activities, or (ii) fails to use Diligent Efforts to complete the necessary manufacturing and GLP toxicology studies and other required activities to support an IND or CTA in accordance with the then applicable Research Plan and fails to complete such activities, or

iii.

21.4(c) solely for Collaboration Products Directed to [**], Decibel (i) elects not to pursue any Decibel Designated Activity required to be undertaken by Decibel pursuant to the New [**] Research Plan or (ii) is otherwise unable to support continuation of the [**] Research Plan, provided in each case (i) and (ii) that Regeneron has used Commercially Reasonable Efforts to perform each of its respective Regeneron Designated Activities, as set forth in the [**] Research Plan, each of 21.4(a-c), (a “Suspension Period”), and such Suspension Period is not the result of a Force Majeure, Good Reason or normal pauses or gaps between or following Clinical Trials or other studies for the analysis of data, preparation of reports and design of future Clinical Trials or preparation of Regulatory Filings and other customary regulatory or Development functions, then:

iv.

21.4(x) if the applicable Collaboration Product is a Regeneron Contributed Collaboration Product, Regeneron may terminate this Agreement with respect to such Regeneron Contributed Collaboration Product with [**] prior written notice to Decibel, unless within such [**] period Decibel (i) provides to Regeneron documentation acceptable to Regeneron evidencing conduct by or on behalf of Decibel of Development or Commercialization activities with respect to such Collaboration Product during the applicable [**] period, or (ii) initiates Development or Commercialization activities with respect to such Collaboration Product, or

v.

21.4(y) if the applicable Collaboration Product is not a Regeneron Contributed Collaboration Product, Regeneron may, (i) notwithstanding Section 22.5, in its sole discretion, elect, upon written notice to Decibel, to terminate Regeneron’s obligations under Section 4.1 with respect to all Competing Products Directed to the same Collaboration Target as such Collaboration Product or (ii) request that the Parties discuss in good faith ways to preserve, maintain and maximize the value for, and realize the Parties’ investment in, such Collaboration Product, including by licensing, selling, or otherwise granting or transferring, rights in or to, or any economic interest in, such Collaboration Product and if Decibel declines to take any of the actions discussed by the Parties, Decibel shall provide promptly to Regeneron the scientific or business rationale and supporting evidence for its decision, or

vi.

21.4 (z) notwithstanding Sections 21.4(x) and (y), if the applicable Collaboration Product is (i) a Collaboration Product Directed to Otoferlin or (ii) a Collaboration Product Directed to [**], then Regeneron may, notwithstanding Section 22.5, in Regeneron’s sole discretion, elect, upon written notice to Decibel, to assume control of such Collaboration Product (the “Regeneron Step-In Right”). If Regeneron exercises its Regeneron Step-In Right, Decibel will be entitled to receive compensation and the Parties will negotiate in good faith the terms of such compensation in accordance with the terms set forth in Section 5 of Schedule 5. Regeneron shall be solely responsible for Developing and Commercializing the applicable Collaboration Product in the Field and Decibel shall grant and hereby grants to Regeneron an exclusive, royalty-bearing, sublicensable, worldwide license to practice under Intellectual Property Controlled by Decibel that is reasonably necessary to Develop and Commercialize such Collaboration Product.”

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b.

“21.4.2 Good Reason. For purposes of this Section 21.4 and Section 21.1, “Good Reason” means (a) a clinical hold being placed on a Collaboration Product, a delay in response from a Regulatory Authority, or a material drug manufacturing problem that would be reasonably expected to impede or significantly delay a product advancing through Development or Commercialization; provided, that if a Good Reason is invoked by Decibel as a reason to cease Development or Commercialization, then Decibel shall use Commercially Reasonable Efforts to resolve the problem(s) that is the basis of such Good Reason as soon as is practicable, (b) any Third Party litigation with respect to the applicable Collaboration Product, (c) the failure of Regeneron or its Affiliate to (i) perform any Regeneron Designated Activities necessary for the Development or Commercialization of the applicable Collaboration Product or (ii) fulfill its supply obligations under any applicable Supply Agreement to supply Decibel the Collaboration Product necessary for the Development or Commercialization of the applicable Collaboration Product, or (d) a global pandemic, provided that if Good Reason due to a global pandemic is invoked by Decibel with respect to Decibel’s failure to use Diligent Efforts to complete any Decibel Designated Activity set forth the Otoferlin Development Candidate Plan or to complete the necessary manufacturing and GLP toxicology studies to support an IND or CTA with respect to any Collaboration Product Directed to Otoferlin, then the burden shall be on Decibel to demonstrate that resource allocation in Decibel’s other programs were reduced proportionally to help mitigate the effect of such global pandemic.”

c.	Section 21.6(a) is hereby amended and superseded as follows:

“21.6 Effects of Termination”

(a)Upon termination of this Agreement for any reason with respect to a Terminated Product that is a Regeneron Contributed Collaboration Product or a Product Directed to Otoferlin or [**], the provisions of Schedule 5 shall apply with respect to each such Terminated Product.

14.	Amendment to SCHEDULE 5. Certain Termination Arrangements.

a.	The fourth paragraph of the introduction to Schedule 5 is hereby amended and superseded as follows:

i.

“With respect to (a) each Regeneron Contributed Collaboration Product (b) any Product Directed to Otoferlin, and (c) any Product Directed to [**], each of the following subsections 1-7 apply, notwithstanding the fact that a Product Directed to Otoferlin or a Product Directed to [**] may not be explicitly referenced in any of the following subsections 1-7:”

b.	In subsections 3(f) and 3(g) of Schedule 5 add the following language to the very end of each of those subsections:

i.	“, including any and all Patent Rights Controlled by Decibel.”

c.	Subsection 5 of Schedule 5 to be amended and restated as follows:

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i.

“The parties will negotiate in good faith a post-termination payment payable by Regeneron to Decibel (the “Regeneron Post-Termination Payments”), taking into account (a) the stage of Development or Commercialization of such Terminated Product at the time of termination, (b) Regeneron’s and Decibel’s financial contribution to the Development of such Terminated Product, (c) the nature of the Decibel Termination Know-How and Decibel Termination Patent Rights (e.g. composition of matter, method of use, formulation, etc.), (d) the reason for termination, and (e) the Otoferlin Research Payment, and the CDMO Initiation Fee as well as any Pre-IND or Early Clinical Development Milestone Payments made by Regeneron to Decibel, if applicable, and the amounts paid thereunder. The Parties will negotiate such Regeneron Post-Termination Payment in good faith promptly following the effective date of termination of this Agreement with respect to such Terminated Product. If the Parties have not reached agreement on such Regeneron Post-Termination Payment within [**] after such effective date of termination, then either Party may refer such matter to an arbitration panel for resolution pursuant to Schedule 7.

15. Effectiveness. This Amendment No.1 shall be effective as of the Amendment No.1 Effective Date.

16. Counterparts. This Amendment No.1 may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

17. Other Terms Unchanged. The Agreement, except where explicitly amended by this Amendment No.1, shall remain unchanged and in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Agreement after the Amendment No.1 Effective Date shall be deemed to be a reference to the Agreement, as amended by this Amendment No.1.

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IN WITNESS WHEREOF, Regeneron and Decibel have caused this Amendment No.1 to be executed by their duly authorized representatives as of the Amendment No.1 Effective Date.

REGENERON PHARMACEUTICALS, INC.

By

/s/ Kerry Reinersten
Name: Kerry Reinersten
Title: SVP, Strategic Alliances

DECIBEL THERAPEUTICS, INC.

By

/s/ Laurence Reid
Name: Laurence Reid
Title: CEO

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